Exhibit 10.1

EXECUTION VERSION

AMENDED AND RESTATED TERM LOAN AGREEMENT

Dated as of October 15, 2015

Among

THE INITIAL BORROWERS NAMED HEREIN AND THE ADDITIONAL BORROWERS PARTY HERETO,

as Borrowers,

AMERICAN REALTY CAPITAL HOSPITALITY TRUST, INC.,

and

AMERICAN REALTY CAPITAL HOSPITALITY OPERATING PARTNERSHIP, L.P.,

as Guarantors,

THE INITIAL LENDERS NAMED HEREIN,

as Initial Lenders,

and

DEUTSCHE BANK AG NEW YORK BRANCH,

as Administrative Agent,

with

DEUTSCHE BANK SECURITIES INC. and BMO CAPITAL MARKETS,

as Joint Lead Arrangers and Joint Book-Running Managers

and with

BANK OF MONTREAL,

as Syndication Agent

i

SECTION 9.18. No Fiduciary Duties	118
SECTION 9.19. Liability of Borrowers	119

Article X
RECOURSE

SECTION 10.01. Exculpation	119
SECTION 10.02. Personal Liability of Borrowers	120

SCHEDULES

Schedule I	-	Commitments and Applicable Lending Offices
Schedule II	-	Assets
Schedule III	-	Borrower SPE Requirements
Schedule IV	-	Reserved
Schedule V	-	Approved Franchisors
Schedule VI	-	Approved Managers
Schedule VII	-	Allocated Loan Amounts
Schedule VIII	-	Non-Eligible Assignees
Schedule IX		Property Improvement Plans
Schedule X	-	PIP Budget Schedule
Schedule XI	-	PIP Budgets
Schedule XII	-	Appraised Values
Schedule 2.04	-	Amortization Schedule
Schedule 4.01(b)	-	Subsidiaries
Schedule 4.01(f)	-	Material Litigation
Schedule 4.01(o)	-	Existing Liens
Schedule 4.01(p)	-	Real Property
Part I	-	Owned Assets
Part II	-	Leased Assets and Operating Leases
Part III	-	Exceptions to Representations Regarding Rights of Way and Utilities
Part IV	-	Exceptions to Representations Regarding Tax Lot
Part V	-	Exceptions to Representations Regarding Assessments
Part VI	-	Exceptions to Representations Regarding Use
Part VII	-	Exceptions to Representations Regarding Survey
Schedule 4.01(q)	-	Environmental Concerns
Schedule 4.01(w)	-	Plans and Welfare Plans
Schedule 4.01(ii)	-	Collective Bargaining Agreements and Union Contracts

EXHIBITS

Exhibit A	-	Form of Note
Exhibit B	-	Form of Notice of Borrowing
Exhibit C	-	Form of Borrower Accession Agreement
Exhibit D	-	Form of Assignment and Acceptance
Exhibit E	-	Form of Opinion of NY, DE and MD counsel
Exhibit F	-	Form of Security Agreement
Exhibit G	-	Form of Mortgage
Exhibit H	-	Form of Assignment of Leases
Exhibit I	-	Form of Assignment of Interest Rate Cap Agreement
Exhibit J	-	Form of Cash Management Agreement
Exhibit K	-	Form of Operating Lease Subordination Agreement
Exhibit L-1	-	Form of Section 2.12(g) U.S. Tax Compliance Certificate
(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Exhibit L-2	-	Form of Section 2.12(g) U.S. Tax Compliance Certificate
(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Exhibit L-3	-	Form of Section 2.12(g) U.S. Tax Compliance Certificate
(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Exhibit L-4	-	Form of Section 2.12(g) U.S. Tax Compliance Certificate
(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)
Exhibit M-1	-	Form of Consent and Subordination of Management Agreement
Exhibit M-2	-	Form of Consent and Subordination of Sub-Management Agreement
Exhibit N	-	Form of Guarantor Consent
Exhibit O	-	Form of Principal Guaranty

v

AMENDED AND RESTATED TERM LOAN AGREEMENT

AMENDED AND RESTATED TERM LOAN AGREEMENT dated as of October 15, 2015 (this “Agreement”) among AMERICAN REALTY CAPITAL HOSPITALITY PORTFOLIO SMT, LLC, a Delaware limited liability company, AMERICAN REALTY CAPITAL HOSPITALITY PORTFOLIO WSC, LLC, a Delaware limited liability company, and AMERICAN REALTY CAPITAL HOSPITALITY PORTFOLIO NBL, LLC, a Delaware limited liability company, collectively, as the initial borrowers (together with any Additional Borrowers (as hereinafter defined) acceding hereto pursuant to Section 3.02, collectively, the “Borrowers”), AMERICAN REALTY CAPITAL HOSPITALITY TRUST, INC., a Maryland corporation (the “Parent Guarantor”), AMERICAN REALTY CAPITAL HOSPITALITY OPERATING PARTNERSHIP, L.P., a Delaware limited partnership (the “Operating Partnership”, and, together with the Parent Guarantor, the “Guarantors”), the banks, financial institutions and other institutional lenders listed on the signature pages hereof as the initial lenders (the “Initial Lenders”), and DEUTSCHE BANK AG NEW YORK BRANCH (“DBNY”), as administrative agent (together with any successor administrative agent appointed pursuant to Article VIII, the “Administrative Agent”) for the Lenders (as hereinafter defined) and the Secured Parties (as hereinafter defined), with DEUTSCHE BANK SECURITIES INC. (“DBSI”) and BMO CAPITAL MARKETS, as joint lead arrangers and joint book-running managers (collectively, the “Arrangers”), and with BANK OF MONTREAL, as syndication agent.

WITNESSETH THAT:

(1)         Pursuant to the Term Loan Agreement, dated as of August 21, 2015 with an effective date as of September 1, 2015 (the “Existing Loan Agreement”), among the parties hereto, the lenders party thereto agreed to extend certain commitments to make term loans available to the Borrowers, and

(2)         The Borrowers, the Guarantors, the Administrative Agent and the Initial Lenders desire to amend and restate the Existing Loan Agreement to make certain amendments thereto.

NOW, THEREFORE, in consideration of the recitals set forth above, which by this reference are incorporated into this Agreement set forth below, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and subject to the terms and conditions hereof and on the basis of the representations and warranties herein set forth, the parties hereto hereby agree to amend and restate the Existing Loan Agreement to read in its entirety as follows:

Article I
DEFINITIONS AND ACCOUNTING TERMS

SECTION 1.01. Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Acknowledgment” shall mean the Acknowledgment, dated on or about the date of the Interest Rate Cap Agreement made by the Counterparty, or as applicable, the Approved Counterparty.

“Acquisition Advance” means an Advance designated by a Borrower in a Notice of Borrowing as an Advance for the purpose of acquiring one or more Assets.

“Additional Borrower” means any Person that becomes a Borrower pursuant to Section 3.02.

“Additional Security Deliverables” means (a) a Borrower Accession Agreement in substantially the form of Exhibit C hereto, (b) a supplement to the Security Agreement in the form attached to the Security Agreement and otherwise in form and substance reasonably satisfactory to the Administrative Agent, (c) a cash management agreement supplement in the form attached to the Cash Management Agreement and otherwise in form and substance reasonably satisfactory to the Administrative Agent, and (d) a Control Agreement amendment (or supplement thereto) in form and substance reasonably satisfactory to the Administrative Agent.

“Adjusted Net Operating Income” means, with respect to any Collateral Asset, (a) the Net Operating Income attributable to such Asset less (b) the Deemed FF&E Reserve for such Collateral Asset, less (c) the Deemed Management Fee for such Collateral Asset, in each case for the consecutive four fiscal quarters most recently ended for which financial statements are required to be delivered to the Lenders pursuant to Section 5.03(b) or (c), as the case may be.

“Administrative Agent” has the meaning specified in the recital of parties to this Agreement.

“Administrative Agent’s Account” means the account of the Administrative Agent maintained by the Administrative Agent at its office at 60 Wall Street, New York, New York 10005, ABA No. 021-001-033, for further credit to Commercial Loan Division, Account No. 60200119, Reference: American Realty Capital Hospitality Operating Partnership, L.P., or such other account as the Administrative Agent shall specify in writing to the Lenders.

“Advance” means any advance of the Loan, including any Protective Advance.

“Advance Limit” means an amount equal to the least of (a) 65% of the Appraised Value of all Collateral Assets then being acquired by the proceeds of the applicable Acquisition Advance, (b) 65% of the aggregate Collateral Asset Cost of all Collateral Assets then being acquired by the proceeds of the applicable Acquisition Advance, and (c) the Adjusted Net Operating Income for all Collateral Assets then being acquired by the proceeds of the applicable Acquisition Advance divided by 11.5%.

“Affiliate” shall mean, as to any Person, any other Person that (i) owns directly or indirectly ten percent (10%) or more of all equity interests in such Person, and/or (ii) is in Control of, is Controlled by or is under common ownership or Control with such Person.

“Agreement” has the meaning specified in the recital of parties to this Agreement.

“Allocated Loan Amount” shall mean, with respect to each Collateral Asset, the applicable amount set forth on Schedule VII, as such schedule may be adjusted from time to time by the Administrative Agent following the acquisition of each Collateral Asset and the funding of each Acquisition Advance to add such Collateral Asset thereto. The Allocated Loan Amount for each Collateral Asset shall equal (a) the Appraised Value of such Collateral Asset as of the date of the acquisition thereof divided by the aggregate Appraised Values of all Collateral Assets as of their respective date of acquisition, multiplied by (b) the Facility Exposure as of the date of the preparation of such schedule or adjustment thereto, as applicable.

“Alteration Threshold” shall mean five percent (5%) of the then most recent Appraised Value of each Collateral Asset.

“Anti-Corruption Laws” shall mean all laws, rules, and regulations of any jurisdiction applicable to the Operating Partnership, the Parent Guarantor or their Subsidiaries from time to time concerning or relating to bribery, corruption or money laundering including, without limitation, the United Kingdom Bribery Act of 2010 and the United States Foreign Corrupt Practices Act of 1977, as amended.

“Applicable Lending Office” means, with respect to each Lender, such Lender’s Domestic Lending Office in the case of a Base Rate Advance and such Lender’s Eurodollar Lending Office in the case of a Eurodollar Rate Advance.

“Applicable Margin” means, at any date of determination, a percentage per annum determined by reference to the Loan to Value Ratio and the Debt Yield as set forth below:

Pricing Level	Loan to Value Ratio and Debt Yield	Applicable Margin for Base Rate Advances	Applicable Margin for Eurodollar Rate Advances
I	Loan to Value Ratio of < 55% and Debt Yield of > 13%	2.25%	3.25%
II	Loan to Value Ratio of ≥ 55% but < 60% and Debt Yield of ≤ 13% but ≥ 12%	2.50%	3.50%
III	Loan to Value of > 60% and Debt Yield < 12%	2.75%	3.75%

The Applicable Margin for each Base Rate Advance shall be determined by reference to the Loan to Value Ratio and Debt Yield in effect from time to time and the Applicable Margin for any Interest Period for all Eurodollar Rate Advances comprising part of the same Borrowing shall be determined by reference to the Loan to Value Ratio and Debt Yield in effect on the first day of such Interest Period; provided, however, that (a) the Applicable Margin will be determined on the date of each Advance, (b) the Applicable Margin shall initially be at Pricing Level III (as set forth in the above pricing table) on the date hereof, (c) no change in the Applicable Margin resulting from the Loan to Value Ratio or Debt Yield shall be effective until three Business Days after the date on which the Administrative Agent receives (i) the financial statements required to be delivered pursuant to Section 5.03(b) or (c), as the case may be, and (ii) a certificate of the Chief Financial Officer (or other Responsible Officer performing similar functions) of the Borrower demonstrating the Loan to Value Ratio and the Debt Yield, (d) the Applicable Margin shall be at Pricing Level III for so long as the Borrower has not submitted to the Administrative Agent as and when required under Section 5.03(b) or (c), as applicable, and shall continue to apply until the first Business Day after the date on which the information described in clause (c) of this proviso is delivered, (e) if the Loan to Value Ratio and the Debt Yield then in effect are within different Pricing Levels (as set forth in the above pricing table), the Applicable Margin shall be determined by reference to the higher Pricing Level, and (f) notwithstanding anything to the contrary herein, if the Borrowers make an Excess Proceeds Election, then from the date of the making of such Excess Proceeds Election until the date that the Borrowers have provided to the Administrative Agent evidence reasonably satisfactory to the Administrative Agent that the Loan is “in-balance” with the Advance Limits on an aggregate basis with respect to all Assets then owned by the Borrowers, each Applicable Margin in the above pricing table shall be increased by 0.5%. Notwithstanding the foregoing, prior to November 1, 2015, all percentages in the foregoing pricing grid shall be reduced by 0.5% per annum.

“Appraisal” means, for any Collateral Asset, an appraisal complying with the requirements of the Federal Financial Institutions Reform, Recovery and Enforcement Act of 1989, as amended from time to time, commissioned by and prepared for the account of the Administrative Agent (for the benefit of the Lenders) by a MAI appraiser acceptable to the Administrative Agent and in scope, form and substance satisfactory to the Administrative Agent.

“Appraised Value” means (a) in the case of any Collateral Asset, the “as-is” market value of such Asset in accordance with the Appraisal of such Collateral Asset, or (b) in the case of a group of Collateral Assets that are the subject of a particular Acquisition Advance or for purposes of calculating the Loan To Value Ratio, the “as-is” portfolio market value of such Collateral Assets so long as such group of Collateral Assets (inclusive of any Collateral Assets in such group that were the subject of an earlier Acquisition Advance) includes all Assets reflected in the applicable Appraisal stating such “as-is” portfolio market value.

“Approved Counterparty” shall mean (a) the Administrative Agent and (b) any other bank or other financial institution which has a long-term unsecured debt rating of “A-” or higher by S&P or “A-3” or higher by Moody’s.

“Approved Electronic Communications” means each Communication that any Loan Party is obligated to, or otherwise chooses to, provide to the Administrative Agent pursuant to any Loan Document or the transactions contemplated therein, including any financial statement, financial and other report, notice, request, certificate and other information materials required to be delivered pursuant to Sections 5.03(b), (c), (e), (g), and (k); provided, however, that solely with respect to delivery of any such Communication by any Loan Party to the Administrative Agent and without limiting or otherwise affecting either the Administrative Agent’s right to effect delivery of such Communication by posting such Communication to the Approved Electronic Platform or the protections afforded hereby to the Administrative Agent in connection with any such posting, “Approved Electronic Communication” shall exclude (i) any notice of borrowing, notice of conversion or continuation, and any other notice, demand, communication, information, document and other material relating to a request for a new, or a conversion of an existing, Borrowing, (ii) any notice pursuant to Section 2.06(a) and any other notice relating to the payment of any principal or other amount due under any Loan Document prior to the scheduled date therefor, (iii) all notices of any Default or Event of Default and (iv) any notice, demand, communication, information, document and other material required to be delivered to satisfy any of the conditions set forth in Article III or any other condition to any Borrowing or other extension of credit hereunder or any condition precedent to the effectiveness of this Agreement.

“Approved Electronic Platform” has the meaning specified in Section 9.02(c).

“Approved Franchise Agreement” means (a) any franchise or similar agreement entered into on or after the Closing Date with respect to any Asset either (A) substantially in the form customarily used by the applicable Approved Franchisor at such time, (B) substantially in the form agreed to between the Applicable Franchisor and any Subsidiary of one of the Guarantors on February 27, 2015, or (C) otherwise in form and substance reasonably acceptable to the Administrative Agent, in each case as the same may be amended, modified, supplemented and renewed from time to time in accordance with the provisions hereof; provided, however, that the Administrative Agent shall be deemed to have approved any franchise agreement that is in a form and on terms substantially similar to a franchise agreement previously approved by the Administrative Agent hereunder, and (b) with respect to which the Approved Franchisor thereunder shall have entered into a Franchisor Comfort Letter.

“Approved Franchisor” means (a) any of the Persons set forth on Schedule V or (b) any other hotel brand franchisor reasonably acceptable to the Administrative Agent, that, in the case of clauses (a) and (b), has entered into an Approved Franchise Agreement.

“Approved Management Agreement” means any property management, property sub-management, operating agreement or similar agreement entered into on or after the Closing Date with respect to any Collateral Asset in form and substance (a) substantially similar to the agreements entered into between any Subsidiary of the Guarantors and any Approved Manager on February 27, 2015 or (b) reasonably acceptable to the Administrative Agent (as the same may be amended, modified, supplemented and renewed from time to time in accordance with the provisions hereof) and with respect to which the Approved Manager thereunder shall have entered into a Subordination of Management Agreement.

“Approved Manager” means (a) any of the Persons set forth on Schedule VI or (b) any other hotel manager with (or controlled by a Person or Persons with) at least ten (10) years of experience in the hotel management industry that is acceptable to the Administrative Agent, in each case that has entered into an Approved Management Agreement. For purposes of this definition, the term “control” (including the term “controlled by”) of a Person means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of Voting Interests, by contract or otherwise.

“Arranger” has the meaning specified in the recital of parties to this Agreement.

“Assets” means the Real Property described in Schedule II.

“Assignment and Acceptance” means an assignment and acceptance entered into by a Lender and an Eligible Assignee, and accepted by the Administrative Agent, in accordance with Section 9.07 and in substantially the form of Exhibit D hereto.

“Assignment of Interest Rate Cap Agreement” means each collateral assignment of an Interest Rate Cap Agreement executed by the applicable Borrowers, within five (5) Business Days of the date of each Advance, and an Acceptable Counterparty in the form set forth in Exhibit I, as the same may be amended, supplemented, or otherwise modified from time to time.

“Assignment of Leases” means, with respect to any Collateral Asset, an assignment of leases and rents in substantially the form of Exhibit H hereto (in each case with such changes as may be required to account for local law matters and otherwise in form and substance reasonably satisfactory to the Administrative Agent), as the same may be amended, supplemented or otherwise modified from time to time.

“Bankruptcy Law” means any applicable law governing a proceeding of the type referred to in Section 6.01(f) or Title 11, U.S. Code, or any similar foreign, federal or state law for the relief of debtors.

“Base Rate” means a fluctuating interest rate per annum in effect from time to time, which rate per annum shall at all times be equal to the highest of (a) the rate of interest announced publicly by DBNY in New York, New York, from time to time, as DBNY’s “prime rate”, (b) ½ of 1% per annum above the Federal Funds Rate and (c) the one-month Eurodollar Rate plus 1% per annum. DBNY’s base rate is a rate set by DBNY based upon various factors, including DBNY’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such base rate announced by DBNY shall take effect at the opening of business on the day specified in the public announcement of such change.

“Base Rate Advance” means an Advance that bears interest as provided in Section 2.07(a)(i).

“Borrowers” has the meaning specified in the recital of parties to this Agreement.

“Borrowers’ Account” means such account as the Borrowers shall specify in writing to the Administrative Agent.

“Borrower Accession Agreement” means the Borrower Accession Agreement, between the Administrative Agent and an Additional Borrower relating to such Additional Borrower which is to become a Borrower hereunder at any time after the Closing Date, the form of which is attached hereto as Exhibit C.

“Borrower SPE Requirements” means the obligation of each Borrower to (a) at all times that it is a Borrower include in its constitutive documents the provisions set forth in Schedule III hereto (as such provisions are modified solely for the purposes of conforming to the defined terms in the applicable constitutive documents) and (b) deliver all applicable executed engagement or staffing agreements with independent managers or independent directors, as applicable, in form and substance approved by the Administrative Agent.

“Borrowing” means a borrowing consisting of simultaneous Advances of the same Type made by the Lenders.

“Borrower Cure Rights” has the meaning assigned to it in Section 6.01.

“Business Day” means a day of the year on which banks are not required or authorized by law to close in New York City and, if the applicable Business Day relates to any Eurodollar Rate Advances, on which dealings are carried on in the London interbank market.

“Capitalized Leases” means all leases that have been or should be, in accordance with GAAP, recorded as capitalized leases.

“Cash Equivalents” means any of the following, to the extent owned by the applicable Loan Party or any of its Subsidiaries free and clear of all Liens (other than Liens created under the Loan Documents) and having a maturity of not greater than ninety (90) days from the date of issuance thereof: (a) readily marketable direct obligations of the Government of the United States or any agency or instrumentality thereof or obligations unconditionally guaranteed by the full faith and credit of the Government of the United States, (b) certificates of deposit of or time deposits with any commercial bank that is a Lender or a member of the Federal Reserve System, issues (or the parent of which issues) commercial paper rated as described in clause (c) below, is organized under the laws of the United States or any State thereof and has combined capital and surplus of at least $1,000,000,000 or (c) commercial paper in an aggregate amount of not more than $50,000,000 per issuer outstanding at any time, issued by any corporation organized under the laws of any State of the United States and rated at least “Prime-1” (or the then equivalent grade) by Moody’s or “A-1” (or the then equivalent grade) by S&P.

“Cash Management Agreement” means, with respect to the Collateral Assets, a Cash Management Agreement among the Borrowers and the Administrative Agent, for the ratable benefit of the Secured Parties, in substantially the form of Exhibit J hereto, or such alternative similar agreement in form and substance reasonably satisfactory to the Administrative Agent, as the same may be amended, supplemented or otherwise modified from time to time.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended from time to time.

“CERCLIS” means the Comprehensive Environmental Response, Compensation and Liability Information System maintained by the U.S. Environmental Protection Agency.

“Change in Law” means the occurrence, after the Closing Date, of any of the following: (a) the adoption or taking effect of any Legal Requirement, (b) any change in any Legal Requirement or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority, provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act, as amended, and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Closing Asset Deliverables” means, with respect to any Asset, the following items, each in form and substance satisfactory to the Administrative Agent (unless otherwise specified):

(a)          A certificate of a Responsible Officer of the Borrowers, dated the Closing Date, attaching copies of all Purchase Agreements and all modifications and assignments thereof;

(b)          Copies of all property improvement plans, if any, and quality assurance reports with respect to each Asset;

(c)          Copies of all Material Contracts and management, franchise, lease and material operating agreements relating to each Asset and all modifications and assignments thereof;

(d)          Historical operating statements (including most recent audited financial statements) for each Asset;

(e)          Financial projections for each Asset;

(f)          A zoning report for each Asset issued by Massey Consulting Group or another professional firm reasonably acceptable to the Administrative Agent;

(g)          Engineering, environmental and, if reasonably required by the Administrative Agent, soils and seismic and other similar reports as to the Assets, in each case in form and substance and from professional firms reasonably acceptable to the Administrative Agent (all commissioned by the Administrative Agent in the name of the Administrative Agent and its successors and assigns);

(h)          Evidence as to whether each Asset is in an area designated by the Federal Emergency Management Agency as having special flood or mud slide hazards (a “Flood Hazard Property”) pursuant to a standard flood hazard determination form ordered and received by the Administrative Agent; and

(i)          Such other due diligence information related to the Assets or any applicable Additional Borrower as any Lender through the Administrative Agent may reasonably request.

“Closing Date” means August 21, 2015.

“Collateral” means all “Collateral” and all “Mortgaged Property” referred to in the Collateral Documents and all other property that is or, by the express terms and provisions of the Loan Documents is intended to be, subject to any Lien in favor of the Administrative Agent for the benefit of the Secured Parties and includes, without limitation, all Collateral Assets.

“Collateral Asset” means each Proposed Collateral Asset for which the applicable conditions for the funding of an Advance to consummate the acquisition of such Asset in Section 3.02 have been satisfied (or waived), but in each case excluding each Collateral Asset that has been released from the Collateral in accordance with Section 5.02(e)(i).

“Collateral Asset Cost” means, in respect of each Collateral Asset, the aggregate purchase price actually paid by a Loan Party or Affiliate thereof to purchase such Collateral Asset, including all transaction costs and transfer taxes related to such purchase.

“Collateral Asset Operating Lease” means, with respect to a Collateral Asset, the Operating Lease (if any) with respect to such Collateral Asset.

“Collateral Deliverables” means, with respect to any Proposed Collateral Asset, the following items, each in form and substance satisfactory to the Administrative Agent (unless otherwise specified) and together with one copy for each Lender:

(a)          A certificate of the Chief Financial Officer (or other Responsible Officer) of the Borrowers, dated the date of the addition of such Proposed Collateral Asset to the Collateral as a Collateral Asset, confirming that (A) no Default or Event of Default has occurred or is continuing, and the addition of such Proposed Collateral Asset as a Collateral Asset shall not cause or result in a Default or Event of Default, (B) the representations and warranties contained in the Loan Documents are true and correct on and as of such date in all material respects (unless qualified as to materiality or Material Adverse Effect, in which case such representations and warranties shall be true and correct in all respects), and (C) the principal amount of the applicable proposed Acquisition Advance will not exceed the Advance Limit in respect of the Proposed Collateral Assets that are the subject of such proposed Acquisition Advance, with supporting information in detail reasonably satisfactory to the Administrative Agent;

(b)          Reports supplementing Schedules 4.01(b), 4.01(p) and 4.01(q) hereto, including descriptions of such changes in the information included in such Schedules as may be necessary for such Schedules to be accurate and complete, certified as correct and complete by a Responsible Officer of the Operating Partnership; and

(c)          Such other due diligence information (including updates to previously delivered due diligence information) related to the Proposed Collateral Asset or the applicable Additional Borrower as any Lender through the Administrative Agent may reasonably request.

“Collateral Documents” means the Security Agreement, the Mortgages, the Assignments of Leases, the Cash Management Agreement, the Control Agreement, the Assignment of Interest Rate Cap Agreement and any other agreement (exclusive of this Agreement) entered into by a Loan Party that creates or purports to create a Lien in favor of the Administrative Agent for the benefit of the Secured Parties.

“Commitment” means, (a) with respect to any Lender at any time, the amount set forth opposite such Lender’s name on Schedule I hereto as the amount of such Lender’s Commitment to make the Loan to the Borrowers or (b) if such Lender has entered into one or more Assignment and Acceptances, set forth for such Lender in the Register maintained by the Administrative Agent pursuant to Section 9.07(d) as such Lender’s “Commitment”.

“Communications” means each notice, demand, communication, information, document and other material provided for hereunder or under any other Loan Document or otherwise transmitted between the parties hereto relating to this Agreement, the other Loan Documents, any Loan Party or its Affiliates, or the transactions contemplated by this Agreement or the other Loan Documents including, without limitation, all Approved Electronic Communications.

“Consent Request Date” has the meaning specified in Section 9.01(b).

“Consolidated” refers to the consolidation of accounts in accordance with GAAP.

“Consolidated Tangible Net Worth” means Consolidated stockholders’ equity of the Parent Guarantor and its Subsidiaries determined in accordance with GAAP, plus accumulated depreciation and amortization, minus goodwill and intangible assets, minus the Consolidated stockholders’ equity attributable to the Collateral Assets.

“Contingent Obligation” means, with respect to any Person, any Obligation or arrangement of such Person to guarantee or intended to guarantee any Indebtedness, leases, dividends or other payment Obligations (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, (a) the direct or indirect guarantee, endorsement (other than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of the Obligation of a primary obligor, (b) the Obligation to make take-or-pay or similar payments, if required, regardless of nonperformance by any other party or parties to an agreement or (c) any Obligation of such Person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (A) for the purchase or payment of any such primary obligation or (B) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, assets, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made (or, if less, the maximum amount of such primary obligation for which such Person may be liable pursuant to the terms of the instrument evidencing such Contingent Obligation) or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder), as determined by such Person in good faith.

“Control” shall mean, with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, through the ownership of voting securities, by contract or otherwise, and the terms Controlled, Controlling and Common Control shall have correlative meanings.

“Control Agreement” has the meaning specified in the Cash Management Agreement.

“Conversion”, “Convert” and “Converted” each refer to a conversion of Advances of one Type into Advances of the other Type pursuant to Section 2.07(d), 2.09 or 2.10.

“Counterparty” shall mean, with respect to the Interest Rate Cap Agreement and any Replacement Interest Rate Cap Agreement, any Approved Counterparty thereunder.

“Counterparty Opinion” has the meaning specified in Section 2.18(c)(vii).

“DBNY” has the meaning specified in the recital of parties to this Agreement.

“DBSI” has the meaning specified in the recital of parties to this Agreement.

“Debt for Borrowed Money” of any Person means all items that, in accordance with GAAP, would be classified as indebtedness on a Consolidated balance sheet of such Person.

“Debtor Relief Laws” means any Bankruptcy Law, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect.

“Debt Service” shall mean, at any date of determination, the scheduled principal and interest payments due in respect of the Loan for the consecutive four fiscal quarters most recently ended for which financial statements are required to be delivered to the Lenders pursuant to Section 5.03(b) or (c), as the case may be.

“Debt Service Coverage Ratio” shall mean, a ratio, calculated by the Administrative Agent, in which:

(a)          the numerator is the Adjusted Net Operating Income for all Collateral Assets; and

(b)          the denominator is the Debt Service.

“Debtor Subsidiary” has the meaning specified in Section 6.01(f).

“Debt Yield” means, at any date of determination, as calculated by the Borrowers in good faith, the aggregate Adjusted Net Operating Income for all Collateral Assets divided by the Facility Exposure.

“Delayed Draw Period” means the period commencing on the Closing Date and expiring on June 30, 2016.

“Deemed FF&E Reserve” means, with respect to any Collateral Asset for the consecutive four fiscal quarters most recently ended, the greater of (i) an amount equal to 4% of the Gross Hotel Revenues of such Collateral Asset for such fiscal period and (ii) all actual FF&E reserve payments made in respect of such Collateral Asset during such fiscal period.

“Deemed Management Fee” means, with respect to any Collateral Asset for the consecutive four fiscal quarters most recently ended, an amount equal to 3% of the Gross Hotel Revenues of such Collateral Asset for such fiscal period.

“Default” means any Event of Default or any event that would constitute an Event of Default but for the requirement that notice be given or time elapse or both.

“Default Rate” means a rate per annum equal at all times to the sum of (a) the Base Rate in effect from time to time plus (b) the Applicable Margin plus (c) 2% per annum.

“Defaulting Lender” means, subject to Section 2.17(b), any Lender that, as determined by the Administrative Agent, (a) has failed to perform any of its funding obligations hereunder, including in respect of its Advances or share of Protective Advances, within three Business Days of the date required to be funded by it hereunder, (b) has notified any Borrower or the Administrative Agent that it does not intend to comply with its funding obligations or has made a public statement to that effect with respect to its funding obligations hereunder or under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after request by the Administrative Agent, to confirm in a manner satisfactory to the Administrative Agent that it will comply with its funding obligations, or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Bankruptcy Law, (ii) had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or a custodian appointed for it, or (iii) taken any action in furtherance of, or indicated its consent to, approval of or acquiescence in any such proceeding or appointment, provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority.

“Departing Lender” has the meaning specified in Section 2.19.

“Domestic Lending Office” means, with respect to any Lender, the office of such Lender specified as its “Domestic Lending Office” opposite its name on Schedule I hereto or in the Assignment and Acceptance pursuant to which it became a Lender, as the case may be, or such other office of such Lender as such Lender may from time to time specify to the Borrowers and the Administrative Agent.

“Eligible Assignee” means (a) a Lender; (b) a Lender Affiliate or Fund Affiliate of a Lender; (c) a commercial bank organized under the laws of the United States, or any State thereof, respectively, and having total assets in excess of $500,000,000; (d) a savings and loan association or savings bank organized under the laws of the United States or any State thereof, and having total assets in excess of $500,000,000; (e) a commercial bank organized under the laws of any other country that is a member of the OECD or has concluded special lending arrangements with the International Monetary Fund associated with its General Arrangements to Borrow, or a political subdivision of any such country, and having total assets in excess of $500,000,000, so long as such bank is acting through a branch or agency located in the United States; (f) the central bank of any country that is a member of the OECD; (g) a finance company, insurance company or other financial institution or fund (whether a corporation, partnership, trust or other entity) that is engaged in making, purchasing or otherwise investing in commercial loans in the ordinary course of its business and having total assets in excess of $500,000,000; and (h) any other Person approved by the Administrative Agent, such approval not to be unreasonably withheld or delayed; provided, however, that neither any Loan Party nor any Affiliate of a Loan Party shall qualify as an Eligible Assignee under this definition; provided further that during any period in which there exists no Event of Default, none of the Persons listed on Schedule VIII, nor any Affiliates thereof, shall qualify as an Eligible Assignee under this definition.

“Environmental Action” means any enforcement action, litigation, demand, demand letter, claim of liability, notice of non-compliance or violation, notice of liability or potential liability, investigation, enforcement proceeding, consent order or consent agreement relating in any way to any Environmental Law, any Environmental Permit or Hazardous Material or arising from alleged injury or threat to health, safety or the environment, including, without limitation, (a) by any governmental or regulatory authority for enforcement, cleanup, removal, response, remedial or other actions or damages and (b) by any governmental or regulatory authority or third party for damages, contribution, indemnification, cost recovery, compensation or injunctive relief.

“Environmental Law” means any Federal, state, local or foreign statute, law, ordinance, rule, regulation, code, order, writ, judgment, injunction, decree or judicial or agency interpretation, policy or guidance relating to pollution or protection of the environment, health, safety or natural resources, including, without limitation, those relating to the use, handling, transportation, treatment, storage, disposal, release or discharge of Hazardous Materials.

“Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.

“Equipment” has the meaning specified in the Mortgages.

“Equity Interests” means, with respect to any Person, shares of capital stock of (or other ownership or profit interests in) such Person, warrants, options or other rights for the purchase or other acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or other acquisition from such Person of such shares (or such other interests), and other ownership or profit interests in such Person (including, without limitation, partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are authorized or otherwise existing on any date of determination.

“Equity Transfer” has the meaning specified in Section 5.02(k).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“ERISA Affiliate” means any Person that for purposes of Title IV of ERISA is a member of the controlled group of any Loan Party, or under common control with any Loan Party, within the meaning of Section 414 of the Internal Revenue Code.

“ERISA Event” means (a)(i) the occurrence of a reportable event, within the meaning of Section 4043 of ERISA, with respect to any Plan (other than a Multiemployer Plan) unless the 30-day notice requirement with respect to such event has been waived by the PBGC or (ii) the requirements of Section 4043(b) of ERISA apply with respect to a contributing sponsor, as defined in Section 4001(a)(13) of ERISA, of a Plan (other than a Multiemployer Plan), and an event described in paragraph (9), (10), (11), (12) or (13) of Section 4043(c) of ERISA is reasonably expected to occur with respect to such Plan within the following thirty (30) days; (b) the application for a minimum funding waiver with respect to a Plan; (c) the provision by the administrator of any Plan of a notice of intent to terminate such Plan (other than a Multiemployer Plan) pursuant to Section 4041(a)(2) of ERISA (including any such notice with respect to a plan amendment referred to in Section 4041(e) of ERISA); (d) the cessation of operations at a facility of any Loan Party or any ERISA Affiliate in the circumstances described in Section 4062(e) of ERISA; (e) the withdrawal by any Loan Party or any ERISA Affiliate from a Multiple Employer Plan during a plan year for which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; (f) the conditions for imposition of a lien under Section 302(f) of ERISA shall have been met with respect to any Plan; (g) the adoption of an amendment to a Plan requiring the provision of security to such Plan pursuant to Section 307 of ERISA; or (h) the institution by the PBGC of proceedings to terminate a Plan pursuant to Section 4042 of ERISA, or the occurrence of any event or condition described in Section 4042 of ERISA that constitutes grounds for the termination of, or the appointment of a trustee to administer, such Plan.

“Eurocurrency Liabilities” has the meaning specified in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Eurodollar Lending Office” means, with respect to any Lender, the office of such Lender specified as its “Eurodollar Lending Office” opposite its name on Schedule I hereto or in the Assignment and Acceptance pursuant to which it became a Lender (or, if no such office is specified, its Domestic Lending Office), or such other office of such Lender as such Lender may from time to time specify to the Borrowers and the Administrative Agent.

“Eurodollar Rate” means, for any Interest Period for all Eurodollar Rate Advances comprising part of the same Borrowing, an interest rate per annum equal to the rate per annum obtained by dividing (a) the rate per annum (rounded upward, if necessary, to the nearest 1/100 of 1%) determined by the Administrative Agent to be the offered rate that appears on the Reuters Screen LIBOR01 Page (or any successor thereto) as the London interbank offered rate for deposits in U.S. Dollars (“LIBOR”) (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, determined as of approximately 11:00 A.M. (London time) two (2) Business Days prior to the first day of such Interest Period, or , if for any reason such rate is not available, the average (rounded upward, if necessary, to the nearest 1/100 of 1%, if such average is not such a multiple) of the rate per annum at which deposits in U.S. dollars are offered by the principal office of the Reference Bank in London, England to prime banks in the London or other offshore interbank market at 11:00 A.M. (London time) two (2) Business Days before the first day of such Interest Period in an amount substantially equal to the Reference Bank’s Eurodollar Rate Advance comprising part of such Borrowing to be outstanding during such Interest Period (or, if the Reference Bank shall not have such a Eurodollar Rate Advance, $1,000,000) and for a period equal to such Interest Period by (b) a percentage equal to 100% minus the Eurodollar Rate Reserve Percentage for such Interest Period. Notwithstanding the foregoing, for the avoidance of doubt, in no circumstance shall the Eurodollar Rate be less than zero.

“Eurodollar Rate Advance” means an Advance that bears interest as provided in Section 2.07(a)(ii).

“Eurodollar Rate Reserve Percentage” means, for any Interest Period for all Eurodollar Rate Advances comprising part of the same Borrowing, the reserve percentage applicable two (2) Business Days before the first day of such Interest Period under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including, without limitation, any emergency, supplemental or other marginal reserve requirement) for a member bank of the Federal Reserve System in New York City with respect to liabilities or assets consisting of or including Eurocurrency Liabilities (or with respect to any other category of liabilities that includes deposits by reference to which the interest rate on Eurodollar Rate Advances is determined) having a term equal to such Interest Period.

“Events of Default” has the meaning specified in Section 6.01.

“Excess Proceeds Election” has the meaning specified in Section 2.01.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its Applicable Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in an Advance or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Advance or Commitment (other than pursuant to an assignment request by the Borrowers under Section 2.19 or Section 9.01(b)) or (ii) such Lender changes its lending office except in each case to the extent that, pursuant to Section 2.12, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 2.12(f) and Section 2.12(g) (other than if such failure is due to a Change in Law, or in the interpretation or application thereof, occurring after the date on which a form or other document originally was required to be provided) and (d) any U.S. federal withholding Taxes imposed under FATCA.

“Existing Loan Agreement” has the meaning specified in the recitals.

“Extension Date” means the First Extension Date or the Second Extension Date, as applicable.

“Extension Fee” has the meaning specified in Section 2.08(b).

“Facility Exposure” means, at any time, the Outstanding Principal Balance and all other amounts advanced by the Lenders hereunder.

“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code, as of the Closing Date (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretation or application thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Internal Revenue Code.

“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Fee Letter” means any fee letter among the Operating Partnership, DBNY and DBSI, as any of the same may be amended, supplemented or otherwise modified from time to time.

“FF&E” means all “furniture, furnishings and equipment” (as such phrase is commonly understood in the hotel industry) and all appurtenances and additions thereto and substitutions or replacements thereof owned by the applicable Loan Party and now or hereafter attached to, contained in or used in connection with the use, occupancy, operation or maintenance of the applicable Collateral Asset, including, without limitation, any and all fixtures, furnishings, equipment, furniture, and other items of tangible personal property, appliances, machinery, equipment, signs, artwork (including paintings, prints, sculpture and other fine art), office furnishings and equipment, guest room furnishings, and specialized equipment for kitchens, laundries, drying, bars, restaurants, spas, public rooms, health and recreational facilities, linens, dishware, two-way radios, all partitions, screens, awnings, shades, blinds, rugs, carpets, hall and lobby equipment, heating, lighting, plumbing, ventilating, refrigerating, incinerating, elevators, escalators, air conditioning and communication plants or systems with appurtenant fixtures, vacuum cleaning systems, call or beeper systems, security systems, sprinkler systems and other fire prevention and extinguishing apparatus and materials; generators, boilers, compressors and engines; gas and electric machinery and equipment; facilities used to provide utility services; garbage disposal machinery or equipment; communication apparatus, including television, radio, music, and cable antennae and systems; attached floor coverings, window coverings, curtains, drapes and rods; storm doors and windows; stoves, refrigerators, dishwashers and other installed appliances; attached cabinets; trees, plants and other items of landscaping; visual and electronic surveillance systems; and swimming pool heaters and equipment, fuel, water and other pumps and tanks; irrigation equipment; reservation system computer and related equipment; all equipment, manual, mechanical or motorized, for the construction, maintenance, repair and cleaning of, parking areas, walks, underground ways, truck ways, driveways, common areas, roadways, highways and streets and all equipment, fixtures, furnishings, and articles of personal property now or hereafter attached to or used in or about any such Collateral Asset which is or may be used in or related to the planning, development, financing or operation thereof and all renewals of or replacements or substitutions for any of the foregoing.

“First Extension Date” has the meaning specified in Section 2.16(a).

“First 50% of PIP Reserve Funds” has the meaning specified in Section 5.01(aa)(v).

“Fiscal Year” means a fiscal year of the Parent Guarantor and its Consolidated Subsidiaries ending on December 31 in any calendar year.

“Flood Hazard Property” has the meaning specified in the definition of Closing Asset Deliverables.

“Foreign Lender” has the meaning specified in Section 2.12(g)(ii).

“Franchisor Comfort Letter” means, with respect to any Approved Franchise Agreement with respect to a Collateral Asset, a franchisor comfort letter either (a) substantially in the form customarily used by the Approved Franchisor thereunder at such time or (b) otherwise in form and substance reasonably satisfactory to the Administrative Agent.

“Fund Affiliate” means, with respect to any Lender that is a fund that invests in bank loans, any other fund that is regularly engaged in investing in bank loans in the ordinary course of business and is advised or managed by the same investment advisor as such Lender or by a Lender Affiliate of such investment advisor.

“Funding Fee” has the meaning specified in Section 2.08(c).

“GAAP” has the meaning specified in Section 1.03.

“Good Faith Contest” means the contest of an item as to which: (a) such item is contested in good faith, by appropriate proceedings, (b) reserves that are adequate are established with respect to such contested item in accordance with GAAP and (c) the failure to pay or comply with such contested item during the period of such contest would not reasonably be expected to result in a Material Adverse Effect.

“Government Lists” means (a) the Specially Designated Nationals and Blocked Persons Lists maintained by OFAC, (b) any other list of terrorists, terrorist organizations or narcotics traffickers maintained pursuant to any of the Rules and Regulations of OFAC that the Administrative Agent notified the Borrowers in writing is now included in “Government Lists”, or (c) any similar lists maintained by the United States Department of State, the United States Department of Commerce or any other Governmental Authority or pursuant to any Executive Order of the President of the United States of America that the Administrative Agent notified the Borrowers in writing is now included in “Government Lists”.

“Governmental Authority” means the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any Federal, state, municipal, national, local or other governmental department, agency, authority, commission, instrumentality, board, bureau, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Gross Hotel Revenues” means all revenues and receipts of every kind derived from operating a Collateral Asset or Collateral Assets, as the case may be, and parts thereof, including, without limitation, income (from both cash and credit transactions), before commissions and discounts for prompt or cash payments, from rentals or sales of rooms, stores, offices, meeting space, exhibit space, or sales space of every kind (including rentals from timeshare marketing and sales desks); license, lease, and concession fees and rentals (not including gross receipts of licensees, lessees, and concessionaires); net income from vending machines; health club membership fees; food and beverage sales; parking; sales of merchandise (other than proceeds from the sale of FF&E no longer necessary to the operation of such Collateral Asset or Collateral Assets); service charges, to the extent not distributed to the employees at such Collateral Asset or Collateral Assets as, or in lieu of, gratuities; and proceeds, if any, from business interruption or other loss of income insurance; provided, however, that Gross Hotel Revenues shall not include gratuities to employees of such Collateral Asset or Collateral Assets; federal, state, or municipal excise, sales, use, or similar taxes collected directly from tenants, patrons, or guests or included as part of the sales price of any goods or services; insurance proceeds (other than proceeds from business interruption or other loss of income insurance); condemnation proceeds; or any proceeds from any sale of such Collateral Asset or Collateral Assets.

“Guaranteed Obligations” has the meaning specified in Section 7.01(a).

“Guarantors” has the meaning specified in the recital of parties to this Agreement.

“Guaranty” means the Guaranty by the Guarantors pursuant to Article VII.

“Hazardous Materials” means (a) petroleum or petroleum products, by-products or breakdown products, radioactive materials, asbestos-containing materials, polychlorinated biphenyls, radon gas and mold and (b) any other chemicals, materials or substances designated, classified or regulated as hazardous or toxic or as a pollutant or contaminant under any Environmental Law.

“Improvements” has the meaning specified in the Mortgages.

“Indebtedness” of any Person means the sum of (without duplication) (i) all Debt for Borrowed Money and for the deferred purchase price of property or services, (ii) the aggregate amount of all Capitalized Leases Obligations, (iii) all indebtedness of the types described in clause (i) or (ii) of this definition of Persons secured by any Lien on any property owned by such Person, whether or not such indebtedness has been assumed by such Person (provided that, if the Person has not assumed or otherwise become liable in respect of such indebtedness, such indebtedness shall be deemed to be the outstanding principal amount (or maximum principal amount, if larger) of such indebtedness or, if not stated or if indeterminable, in an amount equal to the fair market value of the property to which such Lien relates, as determined in good faith by such Person), and (iv) all Contingent Obligations.

“Indemnified Costs” has the meaning specified in Section 8.05(a).

“Indemnified Party” has the meaning specified in Section 7.06(a).

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any Obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Information” has the meaning specified in Section 9.12(a).

“Initial Lenders” has the meaning specified in the recital of parties to this Agreement.

“Intellectual Property” has the meaning specified in Section 4.01(ff).

“Interest Period” means, for each Eurodollar Rate Advance comprising part of the same Borrowing, the period commencing on the date of such Eurodollar Rate Advance or the date of the Conversion of any Base Rate Advance into such Eurodollar Rate Advance, and ending on the numerically corresponding day in the immediately succeeding calendar month (or, in the case of Section 2.07(e), the immediately succeeding calendar day or week if all Lenders agree), and thereafter, each subsequent period commencing on the last day of the immediately preceding Interest Period and ending on the numerically corresponding day in the immediately succeeding calendar month; provided, however, that:

(a)          whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day; provided, however, that if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the next preceding Business Day;

(b)          whenever the first day of any Interest Period occurs on a day of an initial calendar month for which there is no numerically corresponding day in the calendar month that succeeds such initial calendar month by the number of months equal to the number of months in such Interest Period, such Interest Period shall end on the last Business Day of such succeeding calendar month; and

(c)          no Interest Period with respect to any portion of the Loan shall extend beyond the Maturity Date.

“Interest Rate Cap Agreement” shall mean the Confirmation and Agreement (together with the confirmation and schedules relating thereto), between the Counterparty and the applicable Borrowers, obtained by the applicable Borrowers within five (5) Business Days of the date of each Advance and collaterally assigned to the Administrative Agent for the benefit of Lenders pursuant to this Agreement. After delivery of a Replacement Interest Rate Cap Agreement to the Administrative Agent, the term Interest Rate Cap Agreement shall be deemed to mean such Replacement Interest Rate Cap Agreement. The Interest Rate Cap Agreement shall be governed by the laws of the State of New York and shall contain each of the following:

(a)          the notional amount of the Interest Rate Cap Agreement shall be equal to the Outstanding Principal Balance;

(b)          the remaining term of the Interest Rate Cap Agreement shall be in accordance with the term specified in Section 2.18;

(c)          the Interest Rate Cap Agreement shall be issued by the Counterparty to the Borrowers and shall be pledged to the Administrative Agent on behalf of Lenders by the Borrowers in accordance with this Agreement;

(d)          the Counterparty under the Interest Rate Cap Agreement shall be obligated to make a stream of payments from time to time equal to the product of (i) the notional amount of such Interest Rate Cap Agreement multiplied by (ii) the excess, if any, of LIBOR (including any upward rounding under the definition of LIBOR) over the Strike Price and shall provide that such payment shall be made on a monthly basis in each case not later than (after giving effect to and assuming the passage of any cure period afforded to such Counterparty under the Interest Rate Cap Agreement, which cure period shall not in any event be more than three Business Days) each date that a payment of Interest is due hereunder pursuant to Section 2.07;

(e)          the Counterparty under the Interest Rate Cap Agreement shall execute and deliver the Acknowledgment; and

(f)          the Interest Rate Cap Agreement shall be in all material respects reasonably satisfactory in form and substance to the Administrative Agent.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“Intervening Entities” means each Subsidiary of the Parent Guarantor which directly or indirectly holds any ownership interest in a Borrower and is not a Loan Party.

“Investment” means, with respect to any Person, any acquisition or investment (whether or not of a controlling interest) by such Person, by means of any of the following: (a) the purchase or other acquisition of any Equity Interest in another Person, (b) a loan, advance or extension of credit to, capital contribution to, guaranty of Indebtedness of, or purchase or other acquisition of any Indebtedness of, another Person, including any partnership or joint venture interest in such other Person, (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute the business or a division or operating unit of another Person, or (d) the purchase or other acquisition of any real property. Any binding commitment to make an Investment, as well as any option of another Person to require an Investment in such Person, shall constitute an Investment. Except as expressly provided otherwise, for purposes of determining compliance with any covenant contained in a Loan Document, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“Legal Requirements” shall mean all present and future laws, statutes, codes, ordinances, orders, treaties, judgments, decrees, injunctions, rules, regulations and requirements, and irrespective of the nature of the work to be done, of every Governmental Authority including, without limitation, the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives promulgated thereunder or issued in connection therewith, all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States of America or foreign regulatory authorities, in each case pursuant to Basel III, Environmental Laws and all covenants, restrictions and conditions now or hereafter of record which may be applicable to any Borrower or to any Collateral Asset and the Improvements and the Equipment thereon, or to the use, manner of use, occupancy, possession, operation, maintenance, alteration, repair or reconstruction of the Collateral Assets and the Improvements and the Equipment thereon including, without limitation, building and zoning codes and ordinances and laws relating to handicapped accessibility.

“Lender Affiliate” means, as to any Lender, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Lender or is a director or officer of such Lender. For purposes of this definition, the term “control” (including the terms “controlling”, “controlled by” and “under common control with”) of a Person means the possession, direct or indirect, of the power to vote 35% or more of the Voting Interests of such Person or to direct or cause the direction of the management and policies of such Person, whether through the ownership of Voting Interests, by contract or otherwise.

“Lender Insolvency Event” means that (a) the Lender or its Parent Company is insolvent, or is generally unable to pay its debts as they become due, or admits in writing its inability to pay its debts as they become due, or makes a general assignment for the benefit of its creditors, or (b) such Lender or its Parent Company is the subject of a bankruptcy, insolvency, reorganization, liquidation or similar proceeding, or a receiver, trustee, conservator, intervenor or sequestrator or the like has been appointed for such Lender or its Parent Company, or such Lender or its Parent Company has taken any action in furtherance of or indicating its consent to or acquiescence in any such proceeding or appointment. Notwithstanding the above, a Lender Insolvency Event shall not occur solely by virtue of the ownership or acquisition of any Equity Interest in the applicable Lender or any direct or indirect Parent Company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.

“Lenders” means the Initial Lenders and each Person that shall become a Lender hereunder pursuant to Section 9.07 for so long as such Initial Lender or Person, as the case may be, shall be a party to this Agreement.

“LIBOR” has the meaning specified in the definition of “Eurodollar Rate”.

“Lien” means any lien, security interest or other charge or encumbrance of any kind, or any other type of preferential arrangement, including, without limitation, the lien or retained security title of a conditional vendor, the lien or assessment relating to any property assessed clean energy loan and any easement, right of way or other encumbrance on title to real property.

“Loan” means the term loan made to the Borrowers by the Lenders pursuant to the terms of this Agreement in an aggregate maximum original principal amount not to exceed $450,000,000.

“Loan Documents” means (a) this Agreement, (b) the Notes, (c) the Fee Letter, (d) each Borrower Accession Agreement, (e) the Collateral Documents, and (f) each other document or instrument now or hereafter executed and delivered by a Loan Party in connection with, pursuant to or relating to this Agreement, in each case, as the same may be amended, supplemented or otherwise modified from time to time.

“Loan Parties” means the Borrowers and the Guarantors.

“Loan to Value Ratio” means, at any date of determination, the ratio, expressed as a percentage, of the Facility Exposure to the sum of the Appraised Value of all Collateral Assets.

“Lockbox Account” has the meaning specified in the Cash Management Agreement.

“Losses” shall mean any and all claims, suits, liabilities (including strict liabilities), actions, proceedings, obligations, debts, damages, losses, costs, expenses, fines, penalties, charges, fees, expenses, judgments, awards, amounts paid in settlement of whatever kind or nature (including out-of-pocket, reasonable attorneys’ fees and other costs of defense).

“Margin Stock” has the meaning specified in Regulation U.

“Material Adverse Change” means a material adverse change in the business, assets, properties, liabilities (actual or contingent), operations, condition (financial or otherwise) or prospects (which material adverse change, in the case of prospects only, shall be based on the specific business activities and geographic locations of the Loan Parties and their respective Subsidiaries and their Assets and not on the general condition of the U.S. or relevant foreign economies or the capital markets generally) of (a) the Operating Partnership or (b) the Parent Guarantor and its Subsidiaries, taken as a whole.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, properties, liabilities (actual or contingent), operations, condition (financial or otherwise) or prospects (which material adverse effect, in the case of prospects only, shall be based on the specific business activities and geographic locations of the Loan Parties and their respective Subsidiaries and not on the general condition of the U.S. or relevant foreign economies or the capital markets generally) of the Guarantors and their respective Subsidiaries, taken as a whole, (b) the business, assets, properties, liabilities (actual or contingent), operations, condition (financial or otherwise) or prospects (which material adverse effect, in the case of prospects only, shall be based on the specific business activities and geographic locations of the Borrowers and their respective Subsidiaries and not on the general condition of the U.S. or relevant foreign economies or the capital markets generally) of the Borrowers and their respective Subsidiaries, taken as a whole, (c) the rights and remedies of the Administrative Agent or any Lender under any Loan Document, (d) the ability of any Loan Party to perform its Obligations under any Loan Document to which it is or is to be a party, (e) the value of the Collateral or (f) the value, use, operation or ability to sell or refinance any Collateral Asset.

“Material Alteration” shall mean any alteration affecting structural elements of any Collateral Asset the cost of which exceeds the Alteration Threshold (other than PIP Work).

“Material Contract” means each contract to which any Borrower is a party involving aggregate consideration payable to or by such Borrower in an amount of $1,000,000 or more per annum or otherwise material to the business, condition (financial or otherwise), operations, performance, properties or prospects of the Borrowers and their Subsidiaries, taken as a whole. Without limitation of the foregoing, the Collateral Asset Operating Leases, the Approved Management Agreements and the Approved Franchise Agreements shall be deemed to be Material Contracts hereunder, all of which are hereby approved by the Administrative Agent as of the date that the applicable Collateral Asset the subject thereof is added as a Collateral Asset hereunder.

“Material Lease” shall mean any Tenancy Lease (a) demising a premises within a Collateral Asset that is more than 5,000 net rentable square feet or (b) that is for a term equal to or greater than sixty (60) months.

“Material Litigation” has the meaning specified in Section 3.01(d).

“Maturity Date” means August 31, 2018, subject to any extension thereof pursuant to Section 2.16, or such other date on which the final payment of principal on the Loan becomes due and payable as provided herein or in the Notes, whether at such stated maturity date, by declaration of acceleration, or otherwise.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Mortgage Policy” means, which respect to any Mortgage, a fully paid American Land Title Association Lender’s Extended Coverage title insurance policy insuring such Mortgage.

“Mortgages” means, with respect to any Collateral Assets, deeds of trust, trust deeds and mortgages, as applicable, in substantially the form of Exhibit G hereto (in each case with such changes as may be required to account for local law matters and otherwise satisfactory in form and substance to the Administrative Agent in its reasonable discretion), as the same may be amended, supplemented or otherwise modified from time to time.

“Multiemployer Plan” means a multiemployer plan, as defined in Section 4001(a)(3) of ERISA that is subject to Title IV of ERISA, to which any Loan Party or any ERISA Affiliate is making or accruing an obligation to make contributions, or has within any of the preceding five plan years made or accrued an obligation to make contributions.

“Multiple Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA that is subject to Title IV of ERISA, that (a) is maintained for employees of any Loan Party or any ERISA Affiliate and at least one Person other than the Loan Parties and the ERISA Affiliates or (b) was so maintained and in respect of which any Loan Party or any ERISA Affiliate would have liability under Section 4064 or 4069 of ERISA in the event such plan has been or were to be terminated.

“Negative Pledge” means, with respect to any asset, any provision of a document, instrument or agreement (other than a Loan Document) which prohibits or purports to prohibit the creation or assumption of any Lien on such asset as security for Indebtedness of the Person owning such asset or any other Person.

“Net Operating Income” means, with respect to any Asset, the amount obtained by subtracting Operating Expenses for such Asset from Operating Income for such Asset, in each case for consecutive four fiscal quarters most recently ended.

“Non-Consenting Lender” has the meaning specified in Section 9.01(b).

“Note” means a promissory note of any Borrower payable to the order of any Lender, in substantially the form of Exhibit A hereto, evidencing the aggregate indebtedness of such Borrower to such Lender resulting from the Advances made by such Lender, as the same may be amended, supplemented, extended, replaced or otherwise modified from time to time.

“Notice of Borrowing” has the meaning specified in Section 2.02(a).

“NPL” means the National Priorities List under CERCLA.

“Obligation” means, with respect to any Person, any payment, performance or other obligation of such Person of any kind, including, without limitation, any liability of such Person on any claim, whether or not the right of any creditor to payment in respect of such claim is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, disputed, undisputed, legal, equitable, secured or unsecured, and whether or not such claim is discharged, stayed or otherwise affected by any proceeding referred to in Section 6.01(f). Without limiting the generality of the foregoing, the Obligations of any Loan Party under the Loan Documents include (a) the obligation to pay principal, interest, charges, expenses, fees, attorneys’ fees and disbursements, indemnities and other amounts payable by such Loan Party under any Loan Document and (b) the obligation of such Loan Party to reimburse any amount in respect of any of the foregoing that any Lender, in its sole discretion, may elect to pay or advance on behalf of such Loan Party pursuant to such Loan Document.

“OECD” means the Organization for Economic Cooperation and Development.

“OFAC” has the meaning specified in Section 4.01(x).

“Operating Expenses” means, with respect to any Asset for any applicable measurement period, the actual costs and expenses of owning, operating, managing, and maintaining such Asset during such period, including, without limitation, repairs, real estate and chattel taxes and bad debt expenses, but excluding (i) depreciation or amortization or other noncash items, (ii) the principal of and interest on Debt for Borrowed Money, (iii) income taxes or other taxes in the nature of income taxes, (iv) distributions to the shareholders, members or partners of the Asset owner, (v) transaction costs and related expenses incurred in connection with the acquisition of such Asset, and (vi) capital expenditures, payments (without duplication) for FF&E or into FF&E reserves or management fees actually paid or payable during such period, all as determined in accordance with GAAP.

“Operating Income” means, with respect to any Asset for any applicable measurement period, all income received from any Person during such period in connection with the ownership or operation of such Asset, including, without limitation, (i) the Gross Hotel Revenues, (ii) all amounts payable pursuant to any reciprocal easement and/or operating agreements, covenants, conditions and restrictions, condominium documents and similar agreements affecting such Asset (but excluding any amounts payable in respect of any Approved Management Agreements), and (iii) condemnation awards to the extent that such awards are compensation for lost rent allocable to such period, all as determined in accordance with GAAP.

“Operating Lease” means any operating lease of an Asset constituting Real Property between the applicable Person (i.e., a Borrower or the applicable Subsidiary of such Borrower) that owns such Asset (whether in fee simple or subject to a ground lease), as lessor, and the applicable TRS Lessee, as lessee, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Operating Lease Subordination Agreement” means, with respect to any Collateral Asset subject to a Collateral Asset Operating Lease, a subordination, non-disturbance and attornment agreement with respect to such Collateral Asset Operating Lease substantially in the form attached hereto as Exhibit K.

“Other Charges” shall mean all maintenance charges, impositions other than Taxes, and any other charges, including vault charges and license fees for the use of vaults, chutes and similar areas adjoining any Collateral Asset, now or hereafter levied or assessed or imposed against any Collateral Asset or any part thereof.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed any Obligation under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or pledged or assigned or granted an interest in any Advance or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, excise, property, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement, recordation, filing or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.19 or Section 9.01(b)).

“Outstanding Principal Balance” shall mean, as of any date of determination, the then outstanding principal balance of the Loan.

“Parent Company” means, with respect to a Lender, the bank holding company (as defined in Federal Reserve Board Regulation Y), if any, of such Lender, and/or any Person owning, beneficially or of record, directly or indirectly, a majority of the shares of such Lender.

“Parent Guarantor” has the meaning specified in the recital of parties to this Agreement.

“Participant Register” has the meaning specified in Section 9.07(g).

“Patriot Act” has the meaning specified in Section 9.14.

“Patriot Act Offense” means any violation of the criminal laws of the United States of America or of any of the several states, or that would be a criminal violation if committed within the jurisdiction of the United States of America or any of the several states, relating to terrorism or the laundering of monetary instruments, including any offense under (a) the criminal laws against terrorism; (b) the criminal laws against money laundering, (c) the Bank Secrecy Act, as amended, (d) the Money Laundering Control Act of 1986, as amended, or (e) the Patriot Act. “Patriot Act Offense” also includes the crimes of conspiracy to commit, or aiding and abetting another to commit, a Patriot Act Offense.

“PBGC” means the Pension Benefit Guaranty Corporation (or any successor).

“Permitted Liens” means such of the following (except for Liens described in clause (b) that are the subject of a Good Faith Contest, to which the following lead-in language will not apply) as to which no enforcement, collection, execution, levy or foreclosure proceeding shall have been commenced: (a) Liens for taxes, assessments and governmental charges or levies not yet due and payable (excluding any lien or assessment in respect of any Collateral Asset relating to any property assessed clean energy loan); (b) Liens imposed by law, such as materialmen’s, mechanics’, carriers’, workmen’s and repairmen’s Liens and other similar Liens arising in the ordinary course of business securing obligations that are not overdue for a period of more than thirty (30) days or are otherwise subject to a Good Faith Contest; (c) pledges or deposits to secure obligations under workers’ compensation or unemployment laws or similar legislation or to secure public or statutory obligations; (d) easements, zoning restrictions, rights of way and other encumbrances on title to real property that either (i) do not render title to the property encumbered thereby uninsurable (assuming payment of only customary title insurance premiums) or materially adversely affect the use or value of such property for its present purposes, (ii) are disclosed in the Mortgage Policies or (iii) otherwise approved by the Administrative Agent in its reasonable discretion; (e) Tenancy Leases and Operating Leases; and (f) with respect to each Collateral Asset, Permitted Encumbrances (as defined in each of the Mortgages).

“Permitted Transfer” means each of the following Equity Transfers: (a) the transfer of publicly traded shares in any indirect equity owner of any Borrower; (b) any sale, transfer or issuance of shares of stock in the Parent Guarantor, provided that either (i) such shares of stock are listed on the New York Stock Exchange, NASDAQ Global Select Market or another nationally recognized stock exchange or (ii) such shares of stock are sold, transferred or issued in the ordinary course of business through licensed broker dealers in accordance with all applicable Legal Requirements to third party investors in a manner consistent with previous offerings conducted by the Parent Guarantor or any of its Affiliates to date; and (c) provided that no Event of Default shall have then occurred and be continuing, an Equity Transfer of an indirect Equity Interest in any Borrower shall be permitted without the Administrative Agent’s consent, provided that in the case of this clause (c), (i) such Equity Transfer shall not (A) cause the transferee, together with its Affiliates, to increase its direct or indirect interest in any Borrower to an amount which equals or exceeds forty-nine percent (49%) or (B) result in a change in Control of any Borrower, (ii) each Borrower shall continue to be in compliance with the Borrower SPE Requirements, (iii) if such Transfer would cause the transferee, together with its Affiliates, to increase its indirect interest in any Borrower to an amount which equals or exceeds ten percent (10%), (A) such transferee is a Qualified Transferee and (B) the Borrowers shall provide to the Administrative Agent thirty (30) days prior written notice thereof, (iv) after giving effect to such Transfer, the Parent Guarantor shall continue to control the day to day operations of each Borrower and shall continue to own at least fifty-one percent (51%) of all Equity Interests (direct or indirect) of each Borrower, and (v) each Collateral Asset shall continue to be managed by an Approved Manager. For the avoidance of doubt, any listing of the shares of stock in the Parent Guarantor on the New York Stock Exchange, NASDAQ Global Select Market or another nationally recognized stock exchange shall not be a prohibited Equity Transfer hereunder.

“Person” means an individual, partnership, corporation (including a business trust), limited liability company, joint stock company, trust, unincorporated association, joint venture or other entity, or a government or any political subdivision or agency thereof.

“PIP” means those certain property improvement plans set forth on Schedule IX hereto, as amended, modified or supplemented in accordance with the terms of this Agreement.

“PIP Budget” means, with respect to each Asset, the projected budget associated with the PIP Work for such Asset, as approved by the Administrative Agent in its reasonable discretion, together with such modifications or amendments to such budget approved in accordance with Section 5.02(v).

“PIP Completion Date” means the date for completion of PIP Work as required under the related PIP, as such date may be modified in accordance with Section 5.02(v).

“PIP Guaranteed Obligations” has the meaning specified in Section 7.01(a).

“PIP Reserve Account” has the meaning specified in Section 5.01(aa)(v).

“PIP Reserve Funds” has the meaning specified in Section 5.01(aa)(v).

“PIP Work” means, with respect to each Asset, any repair, maintenance or alterations of, or improvements to, such Asset required to be made in accordance with the PIP relating to such Asset.

“Plan” means a Single Employer Plan or a Multiple Employer Plan.

“Post Petition Interest” has the meaning specified in Section 7.07(c).

“Principal Guaranty” means a guaranty executed by the Guarantors guaranteeing a principal amount of the Loan in the maximum amount of $25,000,000 plus enforcement costs related thereto, as further provided for in such guaranty. Such guaranty shall be in substantially the form of Exhibit O hereto.

“Proposed Collateral Asset” means an Asset for which Borrower has requested an Advance in relation to the acquisition of such Asset and which Asset will, upon the making of such Advance in accordance with this Agreement, become part of the Collateral as a Collateral Asset.

“Pro Rata Share” of any amount means, with respect to any Lender at any time, the product of such amount times a fraction the numerator of which is the amount of such Lender’s Advances at such time and the denominator of which is the Outstanding Principal Balance.

“Property Material Adverse Effect” means a material adverse effect on a Collateral Asset or the value, use, operation or ability to sell or refinance such Collateral Asset.

“Protective Advance” means all sums expended by the Administrative Agent or the Lenders in accordance with Section 5.01(aa).

“Purchase Agreement” means each purchase agreement, contract of sale or equivalent agreement pursuant to which a Borrower will acquire one or more Assets, including all assignments and amendments related thereto.

“Qualified Transferee” shall mean a transferee for whom, prior to the Equity Transfer, the Administrative Agent shall have received: (a) evidence that the proposed transferee (i) has never been indicted or convicted of, or pled guilty or no contest to, a felony, (ii) has never been indicted or convicted of, or pled guilty or no contest to, a Patriot Act Offense and is not on any Government List, (iii) has not been the subject of a voluntary or involuntary (to the extent the same has not been discharged) bankruptcy proceeding in the past fifteen (15) years and (iv) has no material outstanding judgments against such proposed transferee, and for the purpose of this clause (iv), “material” shall mean an outstanding judgment or outstanding judgments of $5,000,000 or more in the aggregate which are not covered by insurance and (b) if the proposed transferee will obtain Control of or obtain a direct or indirect interest of 10% or more in any Borrower as a result of such proposed transfer, a credit check against such proposed transferee that is reasonably acceptable to the Administrative Agent.

“Rate Cap Collateral” has the meaning specified in Section 2.18(b).

“Real Property” means all right, title and interest of the Borrowers in and to any land and any improvements located thereon, together with all equipment, furniture, materials, supplies, personal property and all other rights and property within the scope of the definition of Mortgaged Property (as defined in the Form of Mortgage attached hereto as Exhibit G) in which such Person has an interest now or hereafter located on or used in connection with such land and improvements, and all appurtenances, additions, improvements, renewals, substitutions and replacements thereof now or hereafter acquired by such Person.

“Recipient” means (a) the Administrative Agent or (b) any Lender.

“Reference Bank” means DBNY.

“Register” has the meaning specified in Section 9.07(d).

“Registration Statement” means the Parent Guarantor’s Form S-11 Registration Statement filed with the Securities and Exchange Commission on August 19, 2013, as amended from time to time.

“Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“REIT” means a Person that is qualified to be treated for U.S. federal income tax purposes as a real estate investment trust under Sections 856-860 of the Internal Revenue Code.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Persons and of such Person’s Affiliates.

“Release Price” shall mean, with respect to each Collateral Asset, the Allocated Loan Amount multiplied by (a) until such time as $100,000,000 of the Facility Exposure has been repaid in accordance with Section 2.06, 110% and (b) after more than $100,000,000 of the Facility Exposure has been repaid in accordance with Section 2.06, 115%.

“Released Borrower” has the meaning specified in Section 9.13(c).

“Replacement Interest Rate Cap Agreement” shall mean an interest rate cap agreement from an Approved Counterparty with terms that are the same in all material respects as the terms of the Interest Rate Cap Agreement except that the same shall be effective as of (i) in connection with a replacement pursuant to Section 2.18(c)(iii) following a downgrade, withdrawal or qualification of the long-term unsecured debt rating of the Counterparty, the date required in Section 2.18 or (ii) in connection with a replacement (or extension of the then-existing Interest Rate Cap Agreement) in connection to an extension of the Maturity Date pursuant to Section 2.16, the date required in Section 2.16, provided that to the extent any such interest rate cap agreement does not meet the foregoing requirements, a Replacement Interest Rate Cap Agreement shall be such interest rate cap agreement approved in writing by the Administrative Agent.

“Replacement Lender” has the meaning specified in Section 9.01(b).

“Required Lenders” means, at any time, Lenders owed or holding greater than 66²/3% of the sum of the Outstanding Principal Balance, provided that the Advances held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Responsible Officer” means, with respect to any Loan Party, any officer of, or any officer of any general partner or managing member of, such Loan Party, which Officer has (a) responsibility for performing the underlying function that is the subject of the action required of such officer hereunder, or (b) supervisory responsibility for such an officer.

“Restricting Information” has the meaning specified in Section 9.12(b).

“S&P” means Standard & Poor’s Financial Services LLC, a division of McGraw-Hill Financial, Inc., and any successor thereto.

“Sale and Leaseback Transaction” shall mean any arrangement with any Person providing for the leasing by the Parent Guarantor or any of its Subsidiaries of any Real Property that has been sold or transferred or is to be sold or transferred by the Parent Guarantor or such Subsidiary, as the case may be, to such Person.

“Sanctions” has the meaning specified in Section 4.01(x).

“Sarbanes-Oxley” means the Sarbanes-Oxley Act of 2002, as amended.

“Second Extension Date” has the meaning specified in Section 2.16(b).

“Secured Obligations” means, collectively, the “Secured Obligations” as defined in the Security Agreement and the “Obligations” as defined in the Mortgages.

“Secured Parties” means the Administrative Agent and the Lenders.

“Securities Act” means the Securities Act of 1933, as amended to the date hereof and from time to time hereafter, and any successor statute.

“Securities Exchange Act” means the Securities Exchange Act of 1934, as amended to the date hereof and from time to time hereafter, and any successor statute.

“Security Agreement” means, with respect to the Collateral Assets, a security agreement in substantially the form of Exhibit F hereto, as the same may be amended, supplemented or otherwise modified from time to time.

“Single Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA that is subject to Title IV of ERISA, that (a) is maintained for employees of any Loan Party or any ERISA Affiliate and no Person other than the Loan Parties and the ERISA Affiliates or (b) was so maintained and in respect of which any Loan Party or any ERISA Affiliate could have liability under Section 4069 of ERISA in the event such plan has been or were to be terminated.

“Smith Travel Research” means Smith Travel Research or a substitute lodging industry research company proposed by the Operating Partnership and approved by the Administrative Agent in its reasonable discretion.

“Solvent” means, with respect to any Person on a particular date, that on such date (a) the fair value of the property of such Person, on a going-concern basis, is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person, on a going-concern basis, is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature and (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time (including, without limitation, after taking into account appropriate discount factors for the present value of future contingent liabilities), represents the amount that can reasonably be expected to become an actual or matured liability.

“Strike Price” shall mean (a) 4% per annum from and including the Closing Date until the second anniversary of the Closing Date and (b) thereafter, the rate per annum that when added to the Applicable Margin would result in a Debt Service Coverage Ratio equal to 1.10:1.00.

“Subordinated Obligations” has the meaning specified in Section 7.07(a).

“Subordination of Management Agreement” means, with respect to any Approved Management Agreement with respect to a Collateral Asset, a consent and subordination agreement in form and substance substantially similar to Exhibit M-1 or M-2 attached hereto, as applicable, or in form and substance as otherwise reasonably satisfactory to and agreed upon by Administrative Agent, the Borrowers and an Approved Manager.

“Subsidiary” of any Person means any corporation, partnership, joint venture, limited liability company, trust or estate of which (or in which) 50% or more of (a) the issued and outstanding capital stock having ordinary voting power to elect a majority of the Board of Directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency), (b) the interest in the capital or profits of such partnership, joint venture or limited liability company or (c) the beneficial interest in such trust or estate, in each case, is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more of its other Subsidiaries or by one or more of such Person’s other Subsidiaries.

“Supplemental Agent” has the meaning specified in Section 8.01(b).

“Surveys” has the meaning specified in Section 3.02.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including all backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Tenancy Leases” means operating leases (excluding the Operating Leases), subleases, licenses, occupancy agreements and rights-of-use entered into by any of the Borrowers in such Borrower’s capacity as a lessor or a similar capacity (excluding any ground lease and any other lease entered into in connection with a Sale and Leaseback Transaction).

“Test Date” means the last day of each fiscal quarter of the Parent Guarantor for which financial statements are required to be delivered pursuant to Sections 5.03(b) or (c), as the case may be.

“Transaction Parties” shall mean, jointly and severally, each Borrower, each TRS Lessee, each Guarantor and any other Affiliate of any of the foregoing.

“Transfer” has the meaning specified in Section 5.02(e).

“TRS Lessee” means a lessee of an Asset constituting Real Property pursuant to an Operating Lease that is wholly-owned directly or indirectly by the Operating Partnership.

“Type” refers to the distinction between Advances bearing interest at the Base Rate and Advances bearing interest at the Eurodollar Rate.

“Unused Rate” means (x) 0.15% per annum for the first thirty (30) days such rate applies pursuant to Section 2.01 and (y) 0.25% per annum thereafter.

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Internal Revenue Code.

“U.S. Tax Compliance Certificate” has the meaning specified in Section 2.12(g)(ii)(C).

“UCC” shall mean, with respect to a Collateral Asset or a Borrower, the Uniform Commercial Code as in effect in the state where such Collateral Asset is located or such Borrower is formed or incorporated, as the case may be, or otherwise, the Uniform Commercial Code as in effect the State of New York.

“Voting Interests” means shares of capital stock issued by a corporation, or equivalent Equity Interests in any other Person, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or the election or appointment of persons performing similar functions) of such Person, even if the right so to vote has been suspended by the happening of such a contingency.

“Welfare Plan” means a welfare plan, as defined in Section 3(1) of ERISA, that is maintained for employees of any Loan Party or in respect of which any Loan Party could have liability under applicable law.

“Withdrawal Liability” has the meaning specified in Part I of Subtitle E of Title IV of ERISA.

“Withholding Agent” means (a) any Loan Party or (b) the Administrative Agent.

“Working Capital Advance” means an Advance designated by a Borrower in a Notice of Borrowing as an Advance for the purpose of general working capital purposes of one or more Borrowers.

“Working Capital Advance Limit” means an amount equal to the lesser of (a) 60% of the aggregate Appraised Values of all Collateral Assets, and (b) the Adjusted Net Operating Income for all Collateral Assets divided by 12%.

“Yield Maintenance Expiration Date” shall mean the first anniversary of the Closing Date.

“Yield Maintenance Premium” shall mean an amount equal to the product of: (1) the amount of principal of the Loan being prepaid; multiplied by (2) one twelfth of the then applicable Applicable Margin; multiplied by (3) the number of full or partial calendar months remaining before the Yield Maintenance Expiration Date, provided that the Yield Maintenance Premium shall be prorated for any partial calendar month.

SECTION 1.02. Computation of Time Periods; Other Definitional Provisions. In this Agreement and the other Loan Documents in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding”. References in the Loan Documents to any agreement or contract “as amended” shall mean and be a reference to such agreement or contract as amended, amended and restated, supplemented or otherwise modified from time to time in accordance with its terms.

SECTION 1.03. Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with generally accepted accounting principles consistent with those applied in the preparation of the financial statements referred to in Section 4.01(g) (“GAAP”). If at any time after the Closing Date there are any changes in accounting principles required by GAAP or the Financial Accounting Standards Board of the American Institute of Certified Public Accountants or similar agencies that would result in a change in the method of calculation of, or affects the results of such calculation of, any of the financial covenants, standards or terms found in this Agreement, and either the Borrowers or the Required Lenders shall so request, then the Administrative Agent, the Required Lenders and the Borrowers shall negotiate in good faith to amend such financial covenants, standards or terms so as to equitably reflect such change, with the desired result that the criteria for evaluating the financial condition of the applicable Loan Parties and their Subsidiaries shall be the same after such change as if such change had not been made. Such provisions shall be amended in a manner satisfactory to the Borrowers, the Administrative Agent and the Required Lenders. Until covenants, standards, or terms of this Agreement are amended in accordance with this Section 1.03, such covenants, standards and terms shall be computed and determined in accordance with accounting principles in effect prior to such change in accounting principles.

Article II
AMOUNTS AND TERMS OF THE ADVANCES

SECTION 2.01. The Loan. Subject to the terms and conditions set forth herein, including Sections 2.02, 2.05 and 3.02, each Lender severally agrees to make Advances in U.S. dollars to the Borrowers from time to time, on any Business Day during the Delayed Draw Period, in an aggregate amount not to exceed at any time outstanding the amount of such Lender’s Commitment; provided, however, that after giving effect to any Borrowing, (a) in respect of each Acquisition Advance, the principal amount of the applicable proposed Acquisition Advance shall not exceed the Advance Limit, provided that for the first three Acquisition Advances only, the Borrowers may elect in writing to borrow an amount in excess of the amount stipulated by the applicable Advance Limit so long as the aggregate amount of all Acquisition Advances does not exceed, in the case of (x) the first Acquisition Advance, 65% of the Borrowers’ cost to acquire the Assets that are the subject of such Acquisition Advance, (y) in the case of the second Acquisition Advance, 65% of the Borrower’s total cost to acquire the Assets that are the subject of the first Acquisition Advance and the second Acquisition Advance (for the avoidance of doubt, the 65% loan-to-cost calculation performed in connection with the second Acquisition Advance shall take into account the acquisition cost of all Assets acquired to date plus all Assets being acquired as part of such second Acquisition Advance), and (z) in the case of the third Acquisition Advance, 65% of the Borrower’s total cost to acquire the Assets that are the subject of the first Acquisition Advance, the second Acquisition Advance and the third Acquisition Advance (for the avoidance of doubt, the 65% loan-to-cost calculation performed in connection with the third Acquisition Advance shall take into account the acquisition cost of all Assets acquired to date plus all Assets being acquired as part of such third Acquisition Advance) (such election, an “Excess Proceeds Election”), (b) the aggregate Facility Exposure of any Lender shall not exceed such Lender’s Commitment, and (c) in respect of each Working Capital Advance, after giving effect to such Working Capital Advance, the Facility Exposure will not exceed the Working Capital Advance Limit. Borrowers shall not be permitted to make more than eleven (11) Borrowings during the Delayed Draw Period, of which no more than three (3) shall constitute Working Capital Advances. For the avoidance of doubt, subject to the terms and conditions set forth herein, Borrowers shall be permitted to borrow the full Loan amount pursuant to less than eleven (11) Borrowings. The Borrowing for the initial Advance shall (i) occur no later than sixty (60) days after the Closing Date, (ii) be in an amount not less than $75,000,000, and (iii) be an Acquisition Advance. If the Borrowing for the initial Advance shall occur later than sixty (60) days after the Closing Date, the Borrowers shall pay from and after such sixtieth (60th) day to the Administrative Agent for the account of each Lender in accordance with its Pro Rata Share, an unused fee equal to the product of (i) the aggregate Commitments, multiplied by (ii) the Unused Rate, multiplied by (iii) the number of days in the period commencing on the sixty-first (61st) day and ending on the day prior to the date on which the initial Advance occurs divided by three hundred sixty-five (365). The unused fee shall accrue until the date of the initial Advance, and shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December, and on the Maturity Date. Except as provided in clause (ii) above, each Borrowing shall be in an aggregate amount of not less than $25,000,000. If the Borrowers make an Excess Proceeds Election, the Excess Proceeds Election shall be included with the Notice of Borrowing relating to the applicable Acquisition Advance. If the Borrowers make an Excess Proceeds Election, then, until such time as the Borrowers have provided to the Administrative Agent evidence reasonably satisfactory to the Administrative Agent that the Loan is “in-balance” with the Advance Limits on an aggregate basis with respect to all Assets then owned by the Borrowers, (x) the Applicable Margin shall be increased as provided in clause (f) of the definition of Applicable Margin, and (y) the Principal Guaranty will continue in full force and effect. No Borrower shall have the right to reborrow any portion of the Loan that is repaid or prepaid.

SECTION 2.02. Making the Advances. (a) Each Borrowing shall be made on notice, given not later than 12:00 Noon (New York City time) at least ten (10) Business Days prior to the date of the proposed Borrowing, by the Borrowers to the Administrative Agent, which shall give to each Lender prompt notice thereof by telex or telecopier. Each such notice of a Borrowing (a “Notice of Borrowing”) shall be by telephone, confirmed immediately in writing, or telex or telecopier or e-mail, in each case in substantially the form of Exhibit B hereto, specifying therein (i) the requested date of such Borrowing, (ii) if the requested Advance is a Working Capital Advance or an Acquisition Advance, and a description of how such Advance will be applied by Borrowers (including, in the case of an Acquisition Advance, a description of the Proposed Collateral Assets related to such Acquisition Advance), (iii) if the requested Advance is for the purpose described in Section 2.07(e), the requested Interest Period, and (iv) the requested aggregate amount of such Borrowing. All Borrowings requested pursuant to this Section 2.02 shall be for Borrowings of Eurodollar Rate Advances. Each Lender shall, before 12:00 Noon (New York City time) on the date of such Borrowing, make available for the account of its Applicable Lending Office to the Administrative Agent at the Administrative Agent’s Account, in same day funds, such Lender’s ratable portion of such Borrowing in accordance with the respective Commitments of such Lender and the other Lenders. After the Administrative Agent’s receipt of such funds and upon fulfillment of the applicable conditions set forth in Article III, the Administrative Agent will make such funds available to the Borrowers by crediting the Borrowers’ Account.

(b)          Each Notice of Borrowing shall be irrevocable and binding on the Borrowers, provided that, notwithstanding the foregoing, if and to the extent that a Borrower elects to terminate or delay the purchase of a Collateral Asset pursuant to the terms and conditions of a Purchase Agreement and remove a Collateral Asset from the acquisition of the Proposed Collateral Assets described in the applicable Notice of Borrowing, Borrower shall notify Administrative Agent of such election (together with a revised requested aggregate amount of such Borrowing) at least three (3) Business Days prior to the date of the proposed Borrowing and such Notice of Borrowing shall be revocable with respect to the portion of the Acquisition Advance attributable to such removed Proposed Collateral Asset. The Borrowers shall indemnify each Lender against any loss, cost or expense actually incurred by such Lender as a result of any failure to fulfill on or before the date specified in such Notice of Borrowing for such Borrowing the applicable conditions set forth in Article III, including, without limitation, any loss, cost or expense actually incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund the Advance to be made by such Lender as part of such Borrowing when such Advance, as a result of such failure, is not made on such date.

(c)          Unless the Administrative Agent shall have received notice from a Lender prior to the date of any Borrowing consisting of Eurodollar Rate Advances that such Lender will not make available to the Administrative Agent such Lender’s ratable portion of such Borrowing, the Administrative Agent may assume that such Lender has made such portion available to the Administrative Agent on the date of such Borrowing in accordance with Section 2.02(a) and the Administrative Agent may, in reliance upon such assumption, make available to the Borrowers on such date a corresponding amount. If and to the extent that such Lender shall not have so made such ratable portion available to the Administrative Agent, such Lender and the Borrowers severally agree to repay or pay to the Administrative Agent forthwith on demand such corresponding amount and to pay interest thereon, for each day from the date such amount is made available to the Borrowers until the date such amount is repaid or paid to the Administrative Agent, at (i) in the case of the Borrowers, the interest rate applicable at such time under Section 2.07 to Advances comprising such Borrowing and (ii) in the case of such Lender, the Federal Funds Rate. If such Lender shall pay to the Administrative Agent such corresponding amount, such amount so paid shall constitute such Lender’s Advance as part of such Borrowing for all purposes.

(d)          The failure of any Lender to make the Advance to be made by it as part of any Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Advance on the date of such Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Advance to be made by such other Lender on the date of any Borrowing.

(e)          Without limitation of the requirements of Section 2.12, each Lender may, at its option, make any Advance available to the Borrowers by causing any foreign or domestic branch or Affiliate of such Lender to make such Advance; provided, however, that (i) any exercise of such option shall not affect the obligation of the Borrowers in accordance with the terms of this Agreement and (ii) nothing in this Section 2.02(e) shall be deemed to obligate any Lender to obtain the funds for any Advance in any particular place or manner or to constitute a representation or warranty by any Lender that it has obtained or will obtain the funds for any Advance in any particular place or manner.

SECTION 2.03. [Intentionally Omitted].

SECTION 2.04. Repayment of Advances. (a) The Borrowers shall repay to the Administrative Agent for the ratable account of the Lenders the principal amounts of the Loan on the respective dates and in the respective amounts shown on Schedule 2.04 (which amounts shall be reduced as a result of the application of prepayments in accordance with Section 2.06). The parties acknowledge and agree that the Administrative Agent shall prepare and attach Schedule 2.04 to this Agreement (which Schedule 2.04 shall be conclusive absent manifest error) following the expiration of the Delayed Draw Period and that Schedule 2.04 shall reflect that the Loan will amortize in the fourth and fifth loan years in an amount of 2.5% of the aggregate Facility Exposure as of the end of the Delayed Draw Period. Such percentage is a per annum amount and shall be payable quarterly, beginning on the third anniversary of the Closing Date.

(b)          On the Maturity Date, the Borrowers shall repay to the Administrative Agent for the ratable account of the Lenders the entire Outstanding Principal Balance, together with all accrued and unpaid interest thereon.

SECTION 2.05. Termination of Unfunded Commitments. If, as of February 15, 2016, the aggregate unfunded Commitments exceed $225,000,000, then all unfunded Commitments in excess of $225,000,000 shall automatically be deemed terminated and reduced to zero as of February 15, 2016. If, as of July 1, 2016, any unfunded Commitments exist, such unfunded Commitments shall automatically be deemed terminated and reduced to zero.

SECTION 2.06. Prepayments. (a) Optional. The Borrowers may, upon same day notice in the case of Base Rate Advances and two (2) Business Days’ notice in the case of Eurodollar Rate Advances, in each case to the Administrative Agent stating the proposed date and aggregate principal amount of the prepayment, and if such notice is given the Borrowers shall, prepay the outstanding aggregate principal amount of the Advances in whole or ratably in part, together with accrued interest to the date of such prepayment on the aggregate principal amount prepaid; provided, however, that (i) each partial prepayment shall be in an aggregate principal amount of at least $250,000 or, if less, the amount of the Advances outstanding, (ii) if any such prepayment is made prior to the Yield Maintenance Expiration Date, the Borrowers shall pay the applicable Yield Maintenance Premium in accordance with and to the extent set forth in Section 2.06(c), and (iii) if any prepayment of a Eurodollar Rate Advance is made on a date other than the last day of an Interest Period for such Advance, the Borrowers shall also pay any amounts owing pursuant to Section 9.04(c).

(b)          Mandatory. Upon the sale or transfer of any Collateral Asset in accordance with Section 5.02(e)(i), the Borrowers shall (i) prepay the Loan in an amount equal to the Release Price for the applicable Collateral Asset and (ii) if any such prepayment is made prior to the Yield Maintenance Expiration Date, the Borrowers shall pay the applicable Yield Maintenance Premium in accordance with Section 2.06(c). This Section 2.06(b) does not grant any Loan Party any independent right to sell or transfer any Collateral Asset. Except during an Event of Default, each Release Price shall be applied by Administrative Agent to the Outstanding Principal Balance. Any amounts owing pursuant to Section 9.04(c) shall be due in connection with any prepayment made pursuant to this Section 2.06(b) at the time such prepayment is made.

(c)          Yield Maintenance Premium. In connection with each prepayment of the Loan made pursuant to Section 2.06(a) or 2.06(b) prior to the Yield Maintenance Expiration Date, as a condition to the effectiveness of such prepayment, the Borrowers shall pay to the Administrative Agent for the benefit of Lenders, the Yield Maintenance Premium related to such prepayment. Notwithstanding the foregoing, if the Borrowers prepay a portion of the outstanding aggregate principal amount of the Advances to avoid the Debt Yield falling below eight percent (8%), no Yield Maintenance Premium will be due or payable on such prepayment.

SECTION 2.07. Interest. (a) Scheduled Interest. The Borrowers shall pay interest on the unpaid principal amount of each Advance owing to each Lender from the date of such Advance until such principal amount shall be paid in full, at the following rates per annum:

(i)          Base Rate Advances. During such periods as such Advance is a Base Rate Advance, a rate per annum equal at all times to the sum of (A) the Base Rate in effect from time to time plus (B) the Applicable Margin in respect of Base Rate Advances in effect from time to time, payable in arrears quarterly on the last day of each March, June, September and December during such periods and on the date such Base Rate Advance shall be Converted or paid in full.

(ii)         Eurodollar Rate Advances. During such periods as such Advance is a Eurodollar Rate Advance, a rate per annum equal at all times during each Interest Period for such Advance to the sum of (A) the Eurodollar Rate for such Interest Period for such Advance plus (B) the Applicable Margin in respect of Eurodollar Rate Advances in effect on the first day of such Interest Period, payable in arrears on the last day of such Interest Period and on the date such Eurodollar Rate Advance shall be Converted or paid in full.

(b)          Default Interest. Upon the occurrence and during the continuance of any Event of Default, the Borrowers shall pay interest on (i) the unpaid principal amount of each Advance owing to each Lender, payable in arrears on the dates referred to in clause (a)(i) or (a)(ii) above and on demand, at a rate per annum equal at all times to the lesser of the maximum rate permitted by applicable law and the Default Rate and (ii) to the fullest extent permitted by law, the amount of any interest, fee or other amount payable under the Loan Documents that is not paid when due, from the date such amount shall be due until such amount shall be paid in full, payable in arrears on the date such amount shall be paid in full and on demand, at a rate per annum equal at all times to the Default Rate. Notwithstanding anything to the contrary in this Agreement, the Borrowers shall pay interest on any outstanding Protective Advances at a rate per annum equal at all times to the lesser of the maximum rate permitted by applicable law and the Default Rate.

(c)          Notice of Interest Period and Interest Rate. Promptly after receipt of a Notice of Borrowing pursuant to Section 2.02(a), the Administrative Agent shall give notice to the Borrowers and each Lender of the applicable Interest Period and the applicable interest rate determined by the Administrative Agent for purposes of clause (a)(i) or (a)(ii) above, and the applicable rate, if any, furnished by the Reference Bank for the purpose of determining the applicable interest rate under clause (a)(ii) above.

(d)          Interest Rate Determination. (i) The Administrative Agent shall timely obtain information from the Reference Bank for the purpose of determining each Eurodollar Rate.

(ii)          If the Reuters Screen LIBOR01 Page (or a successor page) is unavailable and the Administrative Agent is unable to obtain timely information from the Reference Bank for determining the Eurodollar Rate for any Eurodollar Rate Advances,

(A)         the Administrative Agent shall forthwith notify the Borrowers and the Lenders that the interest rate cannot be determined for such Eurodollar Rate Advances,

(B)         each such Advance will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Advance (or if such Advance is then a Base Rate Advance, will continue as a Base Rate Advance), and

(C)         the obligation of the Lenders to make, or to Convert Advances into, Eurodollar Rate Advances shall be suspended until the Administrative Agent shall notify the Borrowers and the Lenders that the circumstances causing such suspension no longer exist.

(e)          Interest Periods. After giving effect to all Borrowings, all conversions of Advances from one Type to the other, and all continuations of Advances as the same Type, there shall not be more than seven Interest Periods in effect with respect to Advances. If all Lenders agree, the Borrowers shall be permitted, subject to Section 2.02 and Article III, to request and obtain a Borrowing consisting of Eurodollar Rate Advances hereunder with an Interest Period of one calendar day or calendar week for the purpose of reducing the aggregate number of outstanding Interest Periods hereunder.

SECTION 2.08. Fees. (a) Fee Letter. The Borrowers shall pay to the Administrative Agent and the Arranger for their own account the fees, in the amounts and on the dates, set forth in the Fee Letter and such other fees as may from time to time be agreed in writing between the Borrowers and the Administrative Agent or Arranger.

(b)          Extension Fees. If the term of the Loan is extended pursuant to Section 2.16, the Borrowers shall pay to the Administrative Agent on the Extension Date, for the account of each Lender, an extension fee (an “Extension Fee”), in an amount equal to (i) 0.20% of each Lender’s Commitment then outstanding in respect of the first extension, and (ii) 0.25% of each Lender’s Commitment then outstanding in respect of the second extension.

(c)          Funding Fees. As a condition precedent to each Advance, the Borrowers shall pay to the Administrative Agent, for the account of each Lender (excluding each Defaulting Lender), a funding fee (each, a “Funding Fee”), in an amount equal to 0.20% of such Lender’s Pro Rata Share of the applicable Advance.

SECTION 2.09. Conversion of Advances. Upon the occurrence and during the continuance of any Event of Default, (a) each Eurodollar Rate Advance will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Advance and (b) the obligation of the Lenders to make Eurodollar Rate Advances shall be suspended until the applicable Event of Default is waived in accordance with, and subject to Section 9.01, and thereafter, upon the Borrowers’ written request, the Administrative Agent shall Convert the Base Rate Advances into Eurodollar Advances within three (3) Business Days after receipt of such request.

SECTION 2.10. Increased Costs, Etc. (a) If, due to either (i) the introduction of or any change in or in the interpretation or application of any law or regulation or (ii) the compliance with any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law), there shall be any increase in the cost to any Lender of agreeing to make or of making, funding or maintaining Eurodollar Rate Advances (excluding, for purposes of this Section 2.10, any such increased costs resulting from (y) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes, Indemnified Taxes or Other Taxes (as to which Section 2.12 shall govern) and (z) changes in the basis of taxation of overall net income or overall gross income by the United States or by the foreign jurisdiction or state under the laws of which such Lender is organized, has its Applicable Lending Office or otherwise has current or former connections (other than such connections arising from such Lender’s having executed, delivered, became a party to, performed its obligations under, received or perfected a security interest under, engaged in any other transactions pursuant to, or enforced any Loan Documents, or sold or assigned any interest in any Obligations or Loan Document) or any political subdivision thereof), then the Borrowers shall, from time to time, upon demand by such Lender (with a copy of such demand to the Administrative Agent), pay to the Administrative Agent for the account of such Lender additional amounts sufficient to compensate such Lender for such increased cost; provided, however, that a Lender claiming additional amounts under this Section 2.10(a) agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate a different Applicable Lending Office if the making of such a designation would avoid the need for, or reduce the amount of, such increased cost that may thereafter accrue and would not, in the reasonable judgment of such Lender, be otherwise disadvantageous to such Lender. A certificate as to the amount of such increased cost, submitted to the Borrowers by such Lender, shall be conclusive and binding for all purposes, absent manifest error.

(b)          If any Lender determines that compliance with any law or regulation or any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law) affects or would affect the amount of capital or liquidity required or expected to be maintained by such Lender or any corporation controlling such Lender and that the amount of such capital or liquidity requirement is increased by or based upon the existence of such Lender’s commitment to lend then, upon demand by such Lender or such corporation (with a copy of such demand to the Administrative Agent), the Borrowers shall pay to the Administrative Agent for the account of such Lender, from time to time as specified by such Lender, additional amounts sufficient to compensate such Lender in the light of such circumstances, to the extent that such Lender reasonably determines such increase in capital or increase in liquidity to be allocable to the existence of such Lender’s commitment to lend. A certificate as to such amounts submitted to the Borrowers by such Lender shall be conclusive and binding for all purposes, absent manifest error.

Notwithstanding anything to the contrary contained in this Agreement, the Dodd-Frank Wall Street Reform and Consumer Protection Act, as amended, and all requests, rules, guidelines or directives thereunder or issued in connection therewith, regardless of the date enacted, adopted, implemented or issued, and all requests, rules, guidelines or directives promulgated by the Bank for International Settlements or the Basel Committee on Banking Supervision (or any successor or similar authority) or United States or foreign regulatory authorities, in each case pursuant to Basel Supervision known as Basel III and regardless of the date enacted, adopted, implemented or issued, shall be deemed an introduction or change of the type referred to in Section 2.10(a) and this Section 2.10(b).

(c)          If, with respect to any Eurodollar Rate Advances, the Required Lenders notify the Administrative Agent that the Eurodollar Rate for any Interest Period for such Advances will not adequately reflect the cost to such Lenders of making, funding or maintaining their Eurodollar Rate Advances for such Interest Period, the Administrative Agent shall forthwith so notify the Borrowers and the Lenders, whereupon (i) each such Eurodollar Rate Advance will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Advance and (ii) the obligation of the Lenders to make Eurodollar Rate Advances shall be suspended until the Administrative Agent shall notify the Borrowers that such Lenders have determined that the circumstances causing such suspension no longer exist.

(d)          Notwithstanding any other provision of this Agreement, if the introduction of or any change in or in the interpretation or application of any law or regulation shall make it unlawful, or any central bank or other Governmental Authority shall assert that it is unlawful, for any Lender or its Eurodollar Lending Office to perform its obligations hereunder to make Eurodollar Rate Advances or to continue to fund or maintain Eurodollar Rate Advances hereunder, then, on notice thereof and demand therefor by such Lender to the Borrowers through the Administrative Agent, (i) each Eurodollar Rate Advance will automatically, upon such demand, Convert into a Base Rate Advance and (ii) the obligation of the Lenders to make Eurodollar Rate Advances shall be suspended until the Administrative Agent shall notify the Borrowers that such Lender has determined that the circumstances causing such suspension no longer exist; provided, however, that, before making any such demand, such Lender agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate a different Eurodollar Lending Office if the making of such a designation would allow such Lender or its Eurodollar Lending Office to continue to perform its obligations to make Eurodollar Rate Advances or to continue to fund or maintain Eurodollar Rate Advances and would not, in the judgment of such Lender, be otherwise disadvantageous to such Lender.

(e)          Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation, provided that the Borrowers shall not be required to compensate a Lender pursuant to this Section for any increased costs incurred or reductions suffered more than nine (9) months prior to the date that such Lender, as the case may be, notifies the Borrowers of the Change in Law giving rise to such increased costs or reductions, and of such Lender’s intention to claim compensation therefor (except that, if the change in, or in the interpretation or application of, any law or regulation or the compliance with any guideline or request from any central bank or other Governmental Authority giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

SECTION 2.11. Payments and Computations. (a) The Borrowers shall make each payment hereunder and under the Notes, irrespective of any right of counterclaim or set-off (except as otherwise provided in Section 2.13), not later than 12:00 Noon (New York City time) on the day when due in U.S. dollars to the Administrative Agent at the Administrative Agent’s Account in same day funds, with payments being received by the Administrative Agent after such time being deemed to have been received on the next succeeding Business Day. The Administrative Agent shall promptly thereafter cause like funds to be distributed (i) if such payment by the Borrowers is in respect of principal, interest, commitment fees or any other Obligation then payable hereunder and under the Notes to more than one Lender, to such Lenders for the account of their respective Applicable Lending Offices ratably in accordance with the amounts of such respective Obligations then payable to such Lenders and (ii) if such payment by the Borrowers is in respect of any Obligation then payable hereunder to one Lender, to such Lender for the account of its Applicable Lending Office, in each case to be applied in accordance with the terms of this Agreement. Upon its acceptance of an Assignment and Acceptance and recording of the information contained therein in the Register pursuant to Section 9.07(d), from and after the effective date of such Assignment and Acceptance, the Administrative Agent shall make all payments hereunder and under the Notes in respect of the interest assigned thereby to the Lender assignee thereunder, and the parties to such Assignment and Acceptance shall make all appropriate adjustments in such payments for periods prior to such effective date directly between themselves.

(b)          Each Borrower hereby authorizes each Lender and each of its Affiliates, if and to the extent payment owed to such Lender is not made when due hereunder or under the Note held by such Lender, to charge from time to time, to the fullest extent permitted by law, against any or all of any of the Borrower’s accounts with such Lender any amount so due.

(c)          All computations of interest based on the Base Rate shall be made by the Administrative Agent on the basis of a year of 365 or 366 days, as the case may be, and all computations of interest based on the Eurodollar Rate or the Federal Funds Rate and of fees shall be made by the Administrative Agent on the basis of a year of 360 days, in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest, fees or commissions are payable. Each determination by the Administrative Agent of an interest rate, fee or commission hereunder shall be conclusive and binding for all purposes, absent manifest error.

(d)          Whenever any payment hereunder or under the Notes shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or commitment fee, as the case may be; provided, however, that if such extension would cause payment of interest on or principal of Eurodollar Rate Advances to be made in the next following calendar month, such payment shall be made on the next preceding Business Day.

(e)           Unless the Administrative Agent shall have received notice from the Borrowers prior to the date on which any payment is due to any Lender hereunder that the Borrowers will not make such payment in full, the Administrative Agent may assume that the Borrowers have made such payment in full to the Administrative Agent on such date and the Administrative Agent may, in reliance upon such assumption, cause to be distributed to each such Lender on such due date an amount equal to the amount then due such Lender. If and to the extent the Borrowers shall not have so made such payment in full to the Administrative Agent, each such Lender shall repay to the Administrative Agent forthwith on demand such amount distributed to such Lender together with interest thereon, for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Administrative Agent, at the Federal Funds Rate.

(f)           Whenever any payment received by the Administrative Agent under this Agreement or any of the other Loan Documents is insufficient to pay in full all amounts due and payable to the Administrative Agent and the Lenders under or in respect of this Agreement and the other Loan Documents on any date, such payment shall be distributed by the Administrative Agent and applied by the Administrative Agent and the Lenders in the following order of priority:

(i)            first, to the payment of all of the fees, indemnification payments, costs and expenses that are due and payable to the Administrative Agent (solely in its capacity as Administrative Agent) under or in respect of this Agreement and the other Loan Documents on such date, ratably based upon the respective aggregate amounts of all such fees, indemnification payments, costs and expenses owing to the Administrative Agent on such date;

(ii)           second, to the payment of all of the indemnification payments, costs and expenses that are due and payable to the Lenders under Section 9.04, and any similar section of any of the other Loan Documents on such date, ratably based upon the respective aggregate amounts of all such indemnification payments, costs and expenses owing to the Lenders on such date;

(iii)          third, to the payment of all of the amounts that are due and payable to the Administrative Agent and the Lenders under Sections 2.10 and 2.12 on such date, ratably based upon the respective aggregate amounts thereof owing to the Administrative Agent and the Lenders on such date;

(iv)          fourth, to the payment of all of the fees that are due and payable to the Lenders under Section 2.08 on such date, ratably based upon the respective aggregate Commitments of the Lenders on such date;

(v)           fifth, to the payment of all of the accrued and unpaid interest on the Obligations of the Loan Parties owing under or in respect of the Loan Documents that is due and payable to the Administrative Agent and the Lenders under Section 2.07(b) on such date, ratably based upon the respective aggregate amounts of all such interest owing to the Administrative Agent and the Lenders on such date;

(vi)          sixth, to the payment of all of the accrued and unpaid interest on the Advances that is due and payable to the Administrative Agent and the Lenders under Section 2.07(a) on such date, ratably based upon the respective aggregate amounts of all such interest owing to the Administrative Agent and the Lenders on such date;

(vii)        seventh, to the payment of any other accrued and unpaid interest comprising Obligations of the Loan Parties owing under or in respect of the Loan Documents that is due and payable to the Administrative Agent and the Lenders on such date, ratably based upon the respective aggregate amounts of all such interest owing to the Administrative Agent and the Lenders on such date;

(viii)       eighth, to the payment of the principal amount of the Loan that is due and payable to the Administrative Agent and the Lenders on such date, ratably based upon the respective aggregate amounts of all such principal and reimbursement obligations owing to the Administrative Agent and the Lenders on such date; and

(ix)          ninth, to the payment of all other Obligations of the Loan Parties owing under or in respect of the Loan Documents that are due and payable on such date, ratably based upon the respective aggregate amounts of all such Obligations owing to the Administrative Agent and the other Lenders on such date.

SECTION 2.12. Taxes.

(a)          Any and all payments by or on account of any Obligation of any Loan Party or the Administrative Agent under any Loan Document shall be made, in accordance with Section 2.11 or the applicable provisions of such Loan Document, if any, without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law, and if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 2.12) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b)          Each Loan Party shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(c)          Without duplication of Sections 2.12(a) or 2.12(b), each Loan Party shall indemnify each Recipient for the full amount of Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 2.12) payable or paid by such Recipient, or required to be deducted or withheld from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Loan Parties by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error. This indemnification shall be made within ten (10) days from the date such Lender or the Administrative Agent (as the case may be) makes written demand therefor.

(d)          Each Lender shall severally indemnify the Administrative Agent, within ten (10) days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 9.07 relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case that are payable or paid by the Administrative Agent in connection with any Loan Document and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by an Agent shall be conclusive absent manifest error. Each Lender hereby authorizes each Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by such Agent to such Lender from any other source against any amount due to such Agent under this Section 2.12(d).

(e)          As soon as reasonably practicable after, but in any case within thirty (30) days after, the date of any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section 2.12, such Loan Party shall deliver to the Administrative Agent, at its address referred to in Section 9.02, the original or a certified copy of any receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent. In the case of any payment hereunder or under the other Loan Documents by or on behalf of a Loan Party through an account or branch outside the United States or by or on behalf of a Loan Party by a payor that is not a U.S. Person, if such Loan Party determines that no Taxes are payable in respect thereof, such Loan Party shall furnish, or shall cause such payor to furnish, to the Administrative Agent, at such address, an opinion of counsel acceptable to the Administrative Agent stating that such payment is exempt from Taxes. For purposes of subsections (e) and (g) of this Section 2.12, the term “United States” shall have the meaning specified in Section 7701(a)(9) of the Internal Revenue Code.

(f)          Any Lender that is entitled to an exemption from, or reduction of, withholding Taxes with respect to payments made under any Loan Document shall deliver to the Operating Partnership (on behalf of the Borrowers) and the Administrative Agent, at the time or times reasonably requested by the Operating Partnership (on behalf of the Borrowers) or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Operating Partnership (on behalf of the Borrowers) or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Operating Partnership (on behalf of the Borrowers) or the Administrative Agent, shall deliver such other documentation prescribed by any applicable law or reasonably requested by the Operating Partnership (on behalf of the Borrowers) or the Administrative Agent as will enable the Operating Partnership (on behalf of the Borrowers) or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.12(g)(i), (ii) and (iv) below) shall not be required if in the applicable Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(g)          Without limiting the generality of Section 2.12(f),

(i)            each Lender that is a U.S. Person shall, to the extent it is legally entitled to do so, on or prior to the date of its execution and delivery of this Agreement in the case of each Initial Lender, and on the date of the Assignment and Acceptance pursuant to which it becomes a Lender in the case of each other Lender, and from time to time thereafter as reasonably requested in writing by the Operating Partnership (on behalf of the Borrowers) (but only so long thereafter as such Lender remains lawfully able to do so), provide the Administrative Agent and the Borrower with executed originals of Internal Revenue Service Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(ii)           each Lender that is not a U.S. Person (a “Foreign Lender”) shall, to the extent it is legally entitled to do so, on or prior to the date of its execution and delivery of this Agreement in the case of each Initial Lender, and on the date of the Assignment and Acceptance pursuant to which it becomes a Lender in the case of each other Lender, and from time to time thereafter as reasonably requested in writing by the Operating Partnership (on behalf of the Borrowers) (but only so long thereafter as such Lender remains lawfully able to do so), provide the Administrative Agent and the Operating Partnership (on behalf of the Borrowers) with whichever of the following is applicable:

(A)         in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United Sates is a party, (x) with respect to payments of interest under any Loan Document, executed originals of Internal Revenue Service Form W-8BEN or Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the "interest" article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, Internal Revenue Service Form W-8BEN or Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the "business profits" or "other income" article of such tax treaty;

(B)         executed originals of Internal Revenue Service Form W-8ECI;

(C)         in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Internal Revenue Code (x) a certificate substantially in the form of Exhibit L-1 hereto to the effect that such Foreign Lender is not (A) a "bank" within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, (B) a "10 percent shareholder" of any Loan Party within the meaning of Section 881(c)(3)(B) of the Internal Revenue Code, or (C) a "controlled foreign corporation" described in Section 881(c)(3)(C) of the Internal Revenue Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of Internal Revenue Service Form W-8BEN or Form W-8BEN-E, as applicable; or

(D)         to the extent that the Foreign Lender is not the beneficial owner, executed originals of Internal Revenue Service Form W-8IMY, accompanied by Internal Revenue Service Form W-8BEN or Form W-8BEN-E, as applicable, a U.S. Tax Compliance Certificate substantially in the form of Exhibit L-2 or Exhibit L-3, Internal Revenue Service Form W-9 and/or other certification documents from each beneficial owner, as applicable; provided, however, that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit L-4 on behalf of each such direct and indirect partner;

(iii)          any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Operating Partnership (on behalf of the Borrowers) and the Administrative Agent (in such number of copies as shall be requested by the Recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Operating Partnership (on behalf of the Borrowers) or the Administrative Agent), executed originals of any other form prescribed by any applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by any applicable law to permit the Operating Partnership (on behalf of the Borrowers) or the Administrative Agent to determine the withholding or deduction required to be made; and

(iv)          if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Internal Revenue Code, as applicable), such Lender shall deliver to the Operating Partnership (on behalf of the Borrowers) and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Operating Partnership (on behalf of the Borrowers) or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested by the Operating Partnership (on behalf of the Borrowers) or the Administrative Agent as may be necessary for the Operating Partnership (on behalf of the Borrowers) and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for the purposes of this subsection (g), “FATCA” shall include any amendments made to FATCA after the Closing Date;

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrowers and the Administrative Agent in writing of its legal inability to do so.

(h)          If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has received an indemnification payment pursuant to this Section 2.12 (including by the payment of additional amounts pursuant to this Section 2.12), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this subsection (h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this subsection (h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this subsection (h) if such payment would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This subsection shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person. No party shall have any obligation to pursue, or any right to assert, any refund of Indemnified Taxes that may be paid by another party.

(i)            For any period with respect to which a Lender has failed to provide the Operating Partnership (on behalf of the Borrowers) with the appropriate form or other document described in subsection (f) or subsection (g) above (other than if such failure is due to a Change in Law, or in the interpretation or application thereof, occurring after the date on which a form or other document originally was required to be provided or if such form or other document otherwise is not required under subsection (f) or subsection (g) above), such Lender shall not be entitled to indemnification under subsection (a) or (c) of this Section 2.12 with respect to Taxes imposed by the United States by reason of such failure; provided, however, that should a Lender become subject to Taxes because of its failure to deliver a form or other document required hereunder, the Borrowers shall take such steps as such Lender shall reasonably request to assist such Lender to recover such Taxes.

(j)            Any Lender claiming any additional amounts payable pursuant to this Section 2.12 agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to change the jurisdiction of its Eurodollar Lending Office if the making of such a change would avoid the need for, or reduce the amount of, any such additional amounts that may thereafter accrue and would not, in the reasonable judgment of such Lender, be otherwise disadvantageous to such Lender.

(k)           Without prejudice to the survival of any other agreement of any party hereunder or under any other Loan Document, the agreements and obligations under this Section 2.12 shall survive the resignation or replacement of any Agent, the assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the payment in full of principal, interest and all other amounts payable hereunder and under any of the other Loan Documents.

SECTION 2.13. Sharing of Payments, Etc. Subject to the provisions of Section 2.11(f), if any Lender shall obtain at any time any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise, other than as a result of an assignment pursuant to Section 9.07) (a) on account of Obligations due and payable to such Lender under the Loan Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations due and payable to such Lender at such time to (ii) the aggregate amount of the Obligations due and payable to all Lenders under the Loan Documents at such time) of payments on account of the Obligations due and payable to all Lenders under the Loan Documents at such time obtained by all the Lenders at such time or (b) on account of Obligations owing (but not due and payable) to such Lender under the Loan Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations owing to such Lender at such time to (ii) the aggregate amount of the Obligations owing (but not due and payable) to all Lenders under the Loan Documents at such time) of payments on account of the Obligations owing (but not due and payable) to all Lenders under the Loan Documents at such time obtained by all of the Lenders at such time, such Lender shall forthwith purchase from the other Lenders such interests or participating interests in the Obligations due and payable or owing to them, as the case may be, as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each other Lender shall be rescinded and such other Lender shall repay to the purchasing Lender the purchase price to the extent of such Lender’s ratable share (according to the proportion of (i) the purchase price paid to such Lender to (ii) the aggregate purchase price paid to all Lenders) of such recovery together with an amount equal to such Lender’s ratable share (according to the proportion of (i) the amount of such other Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered. Each Borrower agrees that any Lender so purchasing an interest or participating interest from another Lender pursuant to this Section 2.13 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such interest or participating interest, as the case may be, as fully as if such Lender were the direct creditor of such Borrower in the amount of such interest or participating interest, as the case may be.

SECTION 2.14. Use of Proceeds. The proceeds of the Acquisition Advances shall be available (and the Borrowers agree that they shall use such proceeds) for the acquisition of the Collateral Assets as permitted by this Agreement. The proceeds of the Working Capital Advances shall be available (and the Borrowers agree that they shall use such proceeds) for general corporate purposes of the Borrowers, including, without limitation, (i) working capital purposes, (ii) the payment of capital expenditures, and (iii) the payment of fees and expenses related to the Loan and the other transactions contemplated by the Loan Documents. None of the Borrowers will directly or indirectly use the proceeds of the Advances, or lend, contribute or otherwise make available to any Person such extensions of credit or proceeds, (A) to fund any activities or business of or with any Person, or in any country or territory, that, at the time of such funding, is, or whose government is, the subject of Sanctions, or (B) in any other manner that would result in a violation of Sanctions or any Anti-Corruption Laws applicable to any party hereto or to any participant in the Loan.

SECTION 2.15. Evidence of Debt. (a) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrowers to such Lender resulting from each Advance owing to such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder. Each Borrower agrees that upon notice by any Lender to the Borrowers (with a copy of such notice to the Administrative Agent) to the effect that a promissory note or other evidence of indebtedness is required or appropriate in order for such Lender to evidence (whether for purposes of pledge, enforcement or otherwise) the Advances owing to, or to be made by, such Lender, each Borrower shall promptly execute and deliver to such Lender, with a copy to the Administrative Agent, a Note, in substantially the form of Exhibit A hereto, payable to the order of such Lender in a principal amount equal to the aggregate Advances of such Lender. All references to Notes in the Loan Documents shall mean Notes, if any, to the extent issued hereunder. To the extent no Note has been issued to a Lender, this Agreement shall be deemed to comprise conclusive evidence for all purposes of the indebtedness resulting from the Advances and extensions of credit hereunder.

(b)          The Register maintained by the Administrative Agent pursuant to Section 9.07(d) shall include a control account, and a subsidiary account for each Lender, in which accounts (taken together) shall be recorded (i) the date and amount of each Borrowing made hereunder and the Type of Advances comprising such Borrowing, (ii) the terms of each Assignment and Acceptance delivered to and accepted by it, (iii) the amount of any principal or interest due and payable or to become due and payable from the Borrowers to each Lender hereunder, and (iv) the amount of any sum received by the Administrative Agent from the Borrowers hereunder and each Lender’s share thereof.

(c)          Entries made in good faith by the Administrative Agent in the Register pursuant to subsection (b) above, and by each Lender in its account or accounts pursuant to subsection (a) above, shall be prima facie evidence of the amount of principal and interest due and payable or to become due and payable from the Borrowers to, in the case of the Register, each Lender and, in the case of such account or accounts, such Lender, under this Agreement, absent manifest error; provided, however, that the failure of the Administrative Agent or such Lender to make an entry, or any finding that an entry is incorrect, in the Register or such account or accounts shall not limit or otherwise affect the obligations of the Borrowers under this Agreement.

SECTION 2.16. Extension of Maturity Date. (a) At least ninety (90) days but not more than one hundred eighty (180) days prior to the Maturity Date, the Borrowers, by written notice to the Administrative Agent, may request, with respect to the Advances then outstanding, a one-year extension of the Maturity Date. The Administrative Agent shall promptly notify each Lender of such request and the Maturity Date in effect at such time shall, effective as of the First Extension Date (as defined below), be extended for an additional one year period, provided that:

(i)          the Guarantors shall have executed a written consent to such extension in substantially the form attached hereto as Exhibit N,

(ii)         the Borrowers shall have paid the Extension Fee described in Section 2.08(b),

(iii)        the Borrowers shall have delivered to the Administrative Agent the Appraisals in accordance with Section 5.03(k)(ii),

(iv)        on the First Extension Date the following statements shall be true and the Administrative Agent shall have received for the account of each Lender a certificate signed by a Responsible Officer of the Borrowers, dated the First Extension Date, stating that: (1) the representations and warranties contained in Section 4.01 are true and correct in all material respects on and as of the First Extension Date (except to the extent that such representations and warranties relate solely to an earlier date (in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date), (2) no Default or Event of Default has occurred and is continuing or would result from such extension, and (3) immediately before and, on a pro forma basis, immediately after giving effect to the extension, the Debt Yield as of the First Extension Date (together with supporting evidence reasonably acceptable to the Administrative Agent) is not less than 11%, provided that the Borrowers shall be entitled to make a partial prepayment of the Loan on the First Extension Date as needed to achieve such required Debt Yield, and

(v)         the Borrowers shall have (A) obtained and delivered to the Administrative Agent not later than one (1) Business Day prior to the First Extension Date, one or more Replacement Interest Rate Cap Agreements from an Approved Counterparty, in a notional amount equal to the then Outstanding Principal Balance (after taking into account any prepayments of the Loan described in the immediately preceding clause (iv)),which Replacement Interest Rate Cap Agreement(s) shall be (1) effective for the period commencing on the day immediately following the First Extension Date and ending on the last day of the Interest Period in which the extended Maturity Date occurs, and (2) otherwise on the terms set forth in Section 2.18, and (B) caused the Counterparty to execute and deliver to the Administrative Agent an Acknowledgment with respect to each such Replacement Interest Rate Cap Agreement.

“First Extension Date” means the first date after the delivery by the Borrowers of the extension notice described above that the conditions set forth in clauses (i) through (v) above are satisfied. In the event that an extension is effected pursuant to this Section 2.16(a) (but subject to the provisions of Sections 2.06 and 6.01), the aggregate principal amount of all Advances shall be repaid in full ratably to the Lenders on the Maturity Date as so extended. As of the First Extension Date, any and all references in this Agreement, the Notes, if any, or any of the other Loan Documents to the “Maturity Date” shall refer to the Maturity Date as so extended.

(b)          At least ninety (90) days but not more than one hundred eighty (180) days prior to the Maturity Date, the Borrowers, by written notice to the Administrative Agent, may request, with respect to the Advances then outstanding, a second one-year extension of the Maturity Date. The Administrative Agent shall promptly notify each Lender of such request and the Maturity Date in effect at such time shall, effective as of the Second Extension Date (as defined below), be extended for an additional one year period, provided that:

(i) Borrowers shall have timely extended the Maturity Date pursuant to Section 2.16(a),

(ii) the Guarantors shall have executed a written consent to such extension in substantially the form attached hereto as Exhibit N,

(iii) the Borrowers shall have paid the Extension Fee described in Section 2.08(b),

(iv) on the Second Extension Date the following statements shall be true and the Administrative Agent shall have received for the account of each Lender a certificate signed by a Responsible Officer of the Borrowers, dated the Second Extension Date, stating that: (1) the representations and warranties contained in Section 4.01 are true and correct in all material respects on and as of the Second Extension Date (except to the extent that such representations and warranties relate solely to an earlier date (in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date), (2) no Default or Event of Default has occurred and is continuing or would result from such extension, and (3) immediately before and, on a pro forma basis, immediately after giving effect to the extension, the Debt Yield as of the Second Extension Date (together with supporting evidence reasonably acceptable to the Administrative Agent) is not less than 12%, provided that the Borrowers shall be entitled to make a partial prepayment of the Loan on the Extension Date as needed to achieve such required Debt Yield, and

(v) the Borrowers shall have (A) obtained and delivered to the Administrative Agent not later than one (1) Business Day prior to the Second Extension Date, one or more Replacement Interest Rate Cap Agreements from an Approved Counterparty, in a notional amount equal to the then Outstanding Principal Balance (after taking into account any prepayments of the Loan described in the immediately preceding clause (iv)),which Replacement Interest Rate Cap Agreement(s) shall be (1) effective for the period commencing on the day immediately following the Second Extension Date and ending on the last day of the Interest Period in which the extended Maturity Date occurs, and (2) otherwise on the terms set forth in Section 2.18, and (B) caused the Counterparty to execute and deliver to the Administrative Agent an Acknowledgment with respect to each such Replacement Interest Rate Cap Agreement.

“Second Extension Date” means the first date after the delivery by the Borrowers of the extension notice described above that the conditions set forth in clauses (i) through (v) above are satisfied. In the event that an extension is effected pursuant to this Section 2.16(b) (but subject to the provisions of Sections 2.06 and 6.01), the aggregate principal amount of all Advances shall be repaid in full ratably to the Lenders on the Maturity Date as so extended. As of the Second Extension Date, any and all references in this Agreement, the Notes, if any, or any of the other Loan Documents to the “Maturity Date” shall refer to the Maturity Date as so extended.

SECTION 2.17. Defaulting Lenders. (a)          Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:

(i)         Waivers and Amendments. That Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of “Required Lenders” and Section 9.01.

(ii)        Reallocation of Payments. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of that Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VII or otherwise, and including any amounts made available to the Administrative Agent by that Defaulting Lender pursuant to Section 9.05), shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by that Defaulting Lender to the Administrative Agent hereunder; second, as the Borrowers may request (so long as no Default or Event of Default exists), to the funding of any Advance in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; third, if so determined by the Administrative Agent and the Borrowers, to be held in a non-interest bearing deposit account and released in order to satisfy obligations of that Defaulting Lender to fund Advances under this Agreement; fourth, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; fifth, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrowers as a result of any judgment of a court of competent jurisdiction obtained by the Borrowers against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; and sixth, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction, provided that if (x) such payment is a payment of the principal amount of any Advances in respect of which that Defaulting Lender has not fully funded its appropriate share and (y) such Advances were made at a time when the conditions set forth in Section 3.02 were satisfied or waived, such payment shall be applied solely to pay the Advances of all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Advances of that Defaulting Lender. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto.

(b)          Defaulting Lender Cure. If the Borrowers and the Administrative Agent agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, that Lender will, to the extent applicable, purchase that portion of outstanding Advances of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loan to be held on a pro rata basis by the Lenders in accordance with their Pro Rata Shares, whereupon that Lender will cease to be a Defaulting Lender, provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrowers while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

SECTION 2.18. Interest Rate Cap Agreements. (a) Within five (5) Business Days of the date of each Advance pursuant to Section 2.02, the applicable Borrowers shall have obtained, and thereafter maintain in effect, an Interest Rate Cap Agreement, which shall be have a term expiring no earlier than the second anniversary of the Closing Date and have a notional amount which shall not at any time be less than the Outstanding Principal Balance. On or prior to the second anniversary of the Closing Date, the Borrowers shall have obtained, and thereafter maintain in effect, an Interest Rate Cap Agreement, which shall be have a term expiring no earlier than the then effective Maturity Date and have a notional amount which shall not at any time be less than the Outstanding Principal Balance. Any failure to comply with the preceding sentence shall be an Event of Default in accordance with Section 6.01(n). Each Interest Rate Cap Agreement shall have a strike rate not higher than the Strike Price. If more than one Interest Rate Cap Agreement and/or Replacement Interest Rate Cap Agreement exists, such agreements shall collectively have a notional amount which shall not at any time be less than the Outstanding Principal Balance.

(b)          Pledge and Collateral Assignment. As security for the full and punctual payment and performance of the Obligations of the Loan Parties under the Loan Documents when due (whether upon stated maturity, by acceleration, early termination or otherwise), the Borrowers, as pledgor, hereby pledges, assigns, hypothecates, transfers and delivers to the Administrative Agent, on behalf of the Lenders, as collateral and hereby grants to the Administrative Agent, on behalf of the Lenders, a continuing first priority Lien on and security interest in, to and under all of the following whether now owned or hereafter acquired and whether now existing or hereafter arising (the “Rate Cap Collateral”): all of the right, title and interest of the applicable Borrowers in and to (A) the Interest Rate Cap Agreements; (B) all payments, distributions, disbursements or proceeds due, owing, payable or required to be delivered to the applicable Borrowers in respect of the Interest Rate Cap Agreements or arising out of the Interest Rate Cap Agreements, whether as contractual obligations, damages or otherwise; and (C) all of the Borrowers’ claims, rights, powers, privileges, authority, options, security interests, Liens and remedies, if any, under or arising out of the Interest Rate Cap Agreements, in each case including all accessions and additions to, substitutions for and replacements, products and proceeds of any or all of the foregoing, such assignment to be evidenced by the Assignment of Interest Rate Cap Agreement, which shall be delivered by the Borrowers to the Administrative Agent within five (5) Business Days of the date of each Advance.

(c)          Covenants.

(i)           Each applicable Borrower shall comply with all of its obligations under the terms and provisions of each Interest Rate Cap Agreement. Subject to terms hereof, provided no Event of Default has occurred and is continuing, the Borrowers shall be entitled to exercise all rights, powers and privileges of the Borrowers under, and to control the prosecution of all claims with respect to, each Interest Rate Cap Agreement and the other Rate Cap Collateral. The applicable Borrowers shall take all actions reasonably requested by the Administrative Agent to enforce the Borrowers’ rights under each Interest Rate Cap Agreement in the event of a default by the Counterparty thereunder and shall not waive, amend or otherwise modify any of its rights thereunder.

(ii)          The Borrowers shall defend the Administrative Agent’s right, title and interest in and to the Rate Cap Collateral pledged by the Borrowers pursuant hereto or in which it has granted a security interest pursuant hereto against the claims and demands of all other Persons.

(iii)        In the event of any downgrade, withdrawal or qualification of the rating of the Counterparty such that it ceases to qualify as an “Approved Counterparty”, the Borrowers shall replace the Interest Rate Cap Agreement with a Replacement Interest Rate Cap Agreement not later than ten (10) Business Days following receipt of notice from the Administrative Agent or any other Person of such downgrade, withdrawal or qualification. In the event that the Counterparty is downgraded below BBB+ by S&P or below “Baa1” by Moody’s, a Replacement Interest Rate Cap Agreement shall be required regardless of the posting of collateral.

(iv)        In the event that the Borrowers fail to purchase and deliver to the Administrative Agent the Interest Rate Cap Agreement as and when required hereunder, the Administrative Agent may purchase the Interest Rate Cap Agreement and the cost incurred by the Administrative Agent in purchasing the Interest Rate Cap Agreement shall be paid by the Borrowers to the Administrative Agent with interest thereon at the Default Rate from the date such cost was incurred by the Administrative Agent until such cost is paid by the Borrowers to Administrative Agent.

(v)         The Borrowers shall not sell, assign, or otherwise dispose of, or mortgage, pledge or grant a security interest in, any of the Rate Cap Collateral or any interest therein, and any sale, assignment, mortgage, pledge or security interest whatsoever made in violation of this covenant shall be a nullity and of no force and effect, and upon demand of the Administrative Agent, shall forthwith be cancelled or satisfied by an appropriate instrument in writing.

(vi)        The Borrowers shall not (A) without the prior written consent of the Administrative Agent, modify, amend or supplement, in any material respect, the terms of any Interest Rate Cap Agreement, (B) without the prior written consent of the Administrative Agent, except in accordance with the terms of any Interest Rate Cap Agreement, cause the termination of any Interest Rate Cap Agreement prior to its stated maturity date, (C) without the prior written consent of the Administrative Agent, except as aforesaid, waive or release any obligation of the Counterparty (or any successor or substitute party to any Interest Rate Cap Agreement) under any Interest Rate Cap Agreement, (D) without the prior written consent of the Administrative Agent, consent or agree to any act or omission to act on the part of the Counterparty (or any successor or substitute party to any Interest Rate Cap Agreement) which, without such consent or agreement, would constitute a default under any Interest Rate Cap Agreement, (E) fail to exercise promptly and diligently each and every material right which it may have under any Interest Rate Cap Agreement, (F) take or intentionally omit to take any action or intentionally suffer or permit any action to be omitted or taken, the taking or omission of which would result in any right of offset against sums payable under any Interest Rate Cap Agreement or any defense by the Counterparty (or any successor or substitute party to any Interest Rate Cap Agreement) to payment or (G) fail to give prompt notice to the Administrative Agent of any notice of default given by or to the Borrowers under or with respect to the Interest Rate Cap Agreement, together with a complete copy of such notice.

(vii)         In connection with an Interest Rate Cap Agreement, the Borrowers shall obtain and deliver to the Administrative Agent within fifteen (15) Business Days after the date of each Advance an opinion of counsel from counsel (which counsel may be in-house counsel for the Counterparty) for the Counterparty upon which the Administrative Agent and its successors and assigns may rely (the “Counterparty Opinion”), under New York law and, if the Counterparty is a non-U.S. entity, the applicable foreign law, which shall provide in relevant part, that: (A) the issuer is duly organized, validly existing, and in good standing under the laws of its jurisdiction of incorporation and has the organizational power and authority to execute and deliver, and to perform its obligations under, the applicable Interest Rate Cap Agreement; (B) the execution and delivery of the applicable Interest Rate Cap Agreement by the issuer, and any other agreement which the issuer has executed and delivered pursuant thereto, and the performance of its obligations thereunder have been and remain duly authorized by all necessary action and do not contravene any provision of its certificate of incorporation or by-laws (or equivalent organizational documents) or any law, regulation or contractual restriction binding on or affecting it or its property; (C) all consents, authorizations and approvals required for the execution and delivery by the issuer of the applicable Interest Rate Cap Agreement, and any other agreement which the issuer has executed and delivered pursuant thereto, and the performance of its obligations thereunder have been obtained and remain in full force and effect, all conditions thereof have been duly complied with, and no other action by, and no notice to or filing with any governmental authority or regulatory body is required for such execution, delivery or performance; and (D) the applicable Interest Rate Cap Agreement, and any other agreement which the issuer has executed and delivered pursuant thereto, has been duly executed and delivered by the issuer and constitutes the legal, valid and binding obligation of the issuer, enforceable against the issuer in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

(d)          Powers of the Borrowers Prior to an Event of Default. Subject to Section 2.18(c)(i), provided no Event of Default has occurred and is continuing, the Borrowers shall be entitled to exercise all rights, powers and privileges of the Borrowers under, and to control the prosecution of all claims with respect to, each Interest Rate Cap Agreement and the other Rate Cap Collateral.

(e)           Representations and Warranties. The Borrowers hereby covenant with, and represent and warrant to, the Administrative Agent and the Lenders as follows:

(i)            Each Interest Rate Cap Agreement constitutes the legal, valid and binding obligation of the applicable Borrowers, enforceable against the applicable Borrowers in accordance with its terms, subject only to applicable bankruptcy, insolvency and similar laws affecting rights of creditors generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

(ii)           The Rate Cap Collateral is free and clear of all claims or security interests of every nature whatsoever, except such as are created pursuant to this Agreement and the other Loan Documents, and the Borrowers have the right to pledge and grant a security interest in the same as herein provided without the consent of any other Person other than any such consent that has been obtained and is in full force and effect.

(iii)          The Rate Cap Collateral has been duly and validly pledged hereunder. All consents and approvals required to be obtained by the Loan Parties for the consummation of the transactions contemplated by this Agreement have been obtained.

(iv)          Giving effect to the aforesaid grant and assignment to the Administrative Agent, the Administrative Agent has, as of the Closing Date, and as to Rate Cap Collateral acquired from time to time after such date, shall have, a valid, and upon proper filing, perfected and continuing first priority lien upon and security interest in the Rate Cap Collateral, provided that no representation or warranty is made with respect to the perfected status of the security interest of the Administrative Agent in the proceeds of Rate Cap Collateral consisting of “cash proceeds” or “non-cash proceeds” as defined in the UCC except if, and to the extent, the provisions of Section 9-306 of the UCC shall be complied with.

(v)          Except for financing statements filed or to be filed in favor of the Administrative Agent, as secured party, there are no financing statements under the UCC covering any or all of the Rate Cap Collateral and the Borrowers shall not permit, without the prior written consent of the Administrative Agent, until payment in full of all of the Obligations of the Loan Parties under the Loan Documents, the execution or filing in any public office of any enforceable financing statement or statements covering any or all of the Rate Cap Collateral, except financing statements filed or to be filed in favor of Administrative Agent as secured party.

(f)           Payments. If the Borrowers at any time shall be entitled to receive any payments with respect to any Interest Rate Cap Agreement after the occurrence and during the continuance of any Event of Default, pursuant to the applicable Assignment of Interest Rate Cap Agreement, the Counterparty has agreed to pay such amounts directly to the Administrative Agent.

(g)          Remedies. Subject to the provisions of each Interest Rate Cap Agreement, if an Event of Default shall occur and then be continuing:

(i)           The Administrative Agent, without obligation to resort to any other security, right or remedy granted under any other agreement or instrument, shall have the right to, in addition to all rights, powers and remedies of a secured party pursuant to the UCC, at any time and from time to time, sell, resell, assign and deliver, in its sole discretion, any or all of the Rate Cap Collateral (in one or more parcels and at the same or different times) and all right, title and interest, claim and demand therein and right of redemption thereof, at public or private sale, for cash, upon credit or for future delivery, and in connection therewith the Administrative Agent may grant options and may impose reasonable conditions such as requiring any purchaser to represent that any “securities” constituting any part of the Rate Cap Collateral are being purchased for investment only, the Borrowers hereby waiving and releasing any and all equity or right of redemption to the fullest extent permitted by the UCC or applicable law. If all or any of the Rate Cap Collateral is sold by the Administrative Agent upon credit or for future delivery, the Administrative Agent shall not be liable for the failure of the purchaser to purchase or pay for the same and, in the event of any such failure, the Administrative Agent may resell such Rate Cap Collateral. It is expressly agreed that the Administrative Agent may exercise its rights with respect to less than all of the Rate Cap Collateral, leaving unexercised its rights with respect to the remainder of the Rate Cap Collateral; provided, however, that such partial exercise shall in no way restrict or jeopardize the Administrative Agent’s right to exercise its rights with respect to all or any other portion of the Rate Cap Collateral at a later time or times.

(ii)          The Administrative Agent may exercise, either by itself or by its nominee or designee, in the name of any Borrower, all of the Administrative Agent’s rights, powers and remedies in respect of the Rate Cap Collateral, hereunder and under law.

(iii)        The Borrowers hereby irrevocably, in the name of the Borrowers or otherwise, authorize and empower the Administrative Agent and assign and transfer unto the Administrative Agent, and constitute and appoint the Administrative Agent their true and lawful attorney-in-fact, and as its agent, irrevocably, with full power of substitution for the Borrowers and in the name of the Borrowers, (i) to exercise and enforce every right, power, remedy, authority, option and privilege of the Borrowers under each Interest Rate Cap Agreement, including any power to subordinate or modify each Interest Rate Cap Agreement (but not, unless an Event of Default exists and is continuing, the right to terminate or cancel any Interest Rate Cap Agreement), or to give any notices, or to take any action resulting in such subordination, termination, cancellation or modification and (ii) in order to more fully vest in the Administrative Agent the rights and remedies provided for herein, to exercise all of the rights, remedies and powers granted to the Administrative Agent in this Agreement, and the Borrowers further authorize and empower the Administrative Agent, as the Borrowers’ attorney-in-fact, and as its agent, irrevocably, with full power of substitution for the Borrowers and in the name of the Borrowers, to give any authorization, to furnish any information, to make any demands, to execute any instruments and to take any and all other action on behalf of and in the name of the Borrowers which in the opinion of the Administrative Agent may be necessary or appropriate to be given, furnished, made, exercised or taken under any Interest Rate Cap Agreement, in order to comply therewith, to perform the conditions thereof or to prevent or remedy any default by the Borrowers thereunder or to enforce any of the rights of the Borrowers thereunder. These powers-of-attorney are irrevocable and coupled with an interest, and any similar or dissimilar powers heretofore given by the Borrowers in respect of the Rate Cap Collateral to any other Person are hereby revoked.

(iv)        The Administrative Agent may, without notice to, or assent by, the Borrowers or any other Person (to the extent permitted by law), but without affecting any of the Obligations of the Loan Parties under the Loan Documents, in the name of the Borrowers or in the name of the Administrative Agent, notify the Counterparty, or if applicable, any other counterparty to any Interest Rate Cap Agreement, to make payment and performance directly to the Administrative Agent; extend the time of payment and performance of, compromise or settle for cash, credit or otherwise, and upon any terms and conditions, any obligations owing to the Borrowers, or claims of the Borrowers, under any Interest Rate Cap Agreement; file any claims, commence, maintain or discontinue any actions, suits or other proceedings deemed by the Administrative Agent necessary or advisable for the purpose of collecting upon or enforcing any Interest Rate Cap Agreement; and execute any instrument and do all other things deemed necessary and proper by the Administrative Agent to protect and preserve and realize upon the Rate Cap Collateral and the other rights contemplated hereby.

(v)         Pursuant to the powers-of-attorney provided for above, the Administrative Agent may take any action and exercise and execute any instrument which it may deem necessary or advisable to accomplish the purposes hereof; provided, however, that the Administrative Agent shall not be permitted to take any action pursuant to such power-of-attorney that would conflict with any limitation on the Administrative Agent’s rights with respect to the Rate Cap Collateral. Without limiting the generality of the foregoing, the Administrative Agent, after the occurrence and during the continuance of an Event of Default, shall have the right and power to receive, endorse and collect all checks and other orders for the payment of money made payable to the Borrowers representing: (A) any payment of obligations owed pursuant to any Interest Rate Cap Agreement, (B) interest accruing on any of the Rate Cap Collateral or (C) any other payment or distribution payable in respect of the Rate Cap Collateral or any part thereof, and for and in the name, place and stead of the Borrowers, to execute endorsements, assignments or other instruments of conveyance or transfer in respect of any property which is or may become a part of the Rate Cap Collateral hereunder.

(vi)        The Administrative Agent may exercise all of the rights and remedies of a secured party under the UCC.

(vii)        Without limiting any other provision of this Agreement or any of the Loan Parties’ rights hereunder, and without waiving or releasing any Loan Party from any obligation or default hereunder, the Administrative Agent shall have the right, but not the obligation, to perform any act or take any appropriate action, as it, in its reasonable judgment, may deem necessary to protect the security of this Agreement, to cure such Event of Default or to cause any term, covenant, condition or obligation required under this Agreement or any Interest Rate Cap Agreement to be performed or observed by the Borrowers to be promptly performed or observed on behalf of the Borrowers. All amounts advanced by, or on behalf of, the Administrative Agent in exercising its rights under this Section 2.18(g)(vii) (including reasonable legal expenses and disbursements incurred in connection therewith), together with interest thereon at the Default Rate from the date of each such advance, shall be payable by the Borrowers to the Administrative Agent upon demand and shall be secured by this Agreement.

(h)          Sales of Rate Cap Collateral. No demand, advertisement or notice, all of which are, to the fullest extent permitted by law, hereby expressly waived by the Borrowers, shall be required in connection with any sale or other disposition of all or any part of the Rate Cap Collateral, except that the Administrative Agent shall give the Borrowers at least thirty (30) days’ prior written notice of the time and place of any public sale or of the time when and the place where any private sale or other disposition is to be made, which notice the Loan Parties hereby agree is reasonable, all other demands, advertisements and notices being hereby waived. To the extent permitted by law, the Administrative Agent shall not be obligated to make any sale of the Rate Cap Collateral if it shall determine not to do so, regardless of the fact that notice of sale may have been given, and the Administrative Agent may without notice or publication adjourn any public or private sale, and such sale may, without further notice, be made at the time and place to which the same was so adjourned. Upon each private sale of the Rate Cap Collateral of a type customarily sold in a recognized market and upon each public sale, unless prohibited by any applicable statute which cannot be waived, the Administrative Agent (or its nominee or designee) may purchase any or all of the Rate Cap Collateral being sold, free and discharged from any trusts, claims, equity or right of redemption of the Loan Parties, all of which are hereby waived and released to the extent permitted by law, and may make payment therefor by credit against any of the Obligations of the Loan Parties under the Loan Documents in lieu of cash or any other obligations. In the case of all sales of the Rate Cap Collateral, public or private, the Borrowers shall pay all reasonable out-of-pocket costs and expenses of every kind for sale or delivery, including brokers’ and attorneys’ fees and disbursements and any tax imposed thereon. However, the proceeds of sale of Rate Cap Collateral shall be available to cover such costs and expenses, and, after deducting such costs and expenses from the proceeds of sale, the Administrative Agent shall apply any residue to the payment of the Obligations of the Loan Parties under the Loan Documents in the order of priority as set forth in this Agreement.

(i)           Public Sales Not Possible. The Borrowers acknowledge that the terms of the Interest Rate Cap Agreement may prohibit public sales, that the Rate Cap Collateral may not be of the type appropriately sold at public sales, and that such sales may be prohibited by law. In light of these considerations, the Borrowers agree that private sales of the Rate Cap Collateral shall not be deemed to have been made in a commercially unreasonably manner by mere virtue of having been made privately.

(j)           Receipt of Sale Proceeds. Upon any sale of the Rate Cap Collateral by the Administrative Agent hereunder (whether by virtue of the power of sale herein granted, pursuant to judicial process or otherwise), the receipt by the Administrative Agent or the officer making the sale or the proceeds of such sale shall be a sufficient discharge to the purchaser or purchasers of the Rate Cap Collateral so sold, and such purchaser or purchasers shall not be obligated to see to the application of any part of the purchase money paid over to the Administrative Agent or such officer or be answerable in any way for the misapplication or nonapplication thereof.

(k)          Replacement Interest Rate Cap Agreement. If, in connection with the Borrowers’ exercise of the extension options pursuant to Section 2.16 hereof, the Borrowers deliver a Replacement Interest Rate Cap Agreement, all the provisions of this Section 2.18 applicable to the Interest Rate Cap Agreement delivered on the Closing Date shall be applicable to the Replacement Interest Rate Cap Agreement.

SECTION 2.19. Replacement of Lenders. If any Lender requests compensation under Section 2.10, or if any Loan Party is required to pay any additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.12 and, in each case, such Lender has declined or is unable to designate a different Applicable Lending Office, or if any Lender is a Defaulting Lender or a Non-Consenting Lender, then the Operating Partnership (on behalf of the Borrowers) may, at Borrowers’ sole expense (provided that the Administrative Agent shall cooperate in all reasonable respects with the Operating Partnership in furtherance thereof, at the Borrowers’ sole expense), upon notice to such Lender and the Administrative Agent, require such Lender (a “Departing Lender”) to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Sections 9.01(b) and 9.07, as applicable, in each case except to the extent provided in this Section 2.19), all of its interests, rights (other than its existing rights to payments pursuant to Section 2.10 or Section 2.12) and obligations under this Agreement and the other Loan Documents to a Replacement Lender that shall assume such obligations (which may be another Lender, if a Lender accepts such assignment), provided that:

(a)          the Borrowers shall have paid to the Administrative Agent the assignment fee (if any) specified in Section 9.07;

(b)          such Departing Lender shall have received payment of an amount equal to the outstanding principal of its Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents from the applicable Replacement Lender (to the extent of such outstanding principal and accrued interest and fees) or the Borrowers (in the case of all other amounts);

(c)          in the case of any such assignment resulting from a claim for compensation under Section 2.10 or payments required to be made pursuant to Section 2.12, such assignment will result in a reduction in such compensation or payments thereafter;

(d)          such assignment does not conflict with applicable law; and

(e)          in the case of any assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable Replacement Lender shall have consented to the applicable amendment, waiver or consent.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Operating Partnership (on behalf of the Borrowers) to require such assignment and delegation cease to apply. Each Departing Lender required to make an assignment pursuant to this Section 2.19 shall promptly execute and deliver an Assignment and Acceptance with the applicable Replacement Lender. If such Departing Lender does not execute and deliver to the Administrative Agent a duly completed Assignment and Acceptance and/or any other documentation necessary to reflect such replacement within a period of time deemed reasonable by the Administrative Agent after the later of (i) the date on which the Replacement Lender executes and delivers such Assignment and Acceptance and/or such other documentation and (ii) the date on which the Departing Lender receives all payments described in clause (b) of this Section 2.19, then such Departing Lender shall be deemed to have executed and delivered such Assignment and Acceptance and/or such other documentation as of such date and the Operating Partnership (on behalf of the Borrowers) shall be entitled (but not obligated) to execute and deliver such Assignment and Acceptance and/or such other documentation on behalf of such Departing Lender.

SECTION 2.20. Protective Advances. The Administrative Agent may make, and shall be reimbursed by the Lenders (ratably based upon the Pro Rata Shares on such date) to the extent not reimbursed by the Borrowers for, Protective Advances pursuant to Section 5.01(aa), and each Lender shall, upon such reimbursement, be deemed to have purchased a participation in each Protective Advance based upon the Pro Rata Share of such Lender on such date. The Borrowers agree to pay on demand all Protective Advances.

Article III
CONDITIONS PRECEDENT TO CLOSING AND FUNDING

SECTION 3.01. Conditions Precedent to Closing . The obligation of the Administrative Agent and each Lender to execute and deliver this Agreement and the effectiveness of this Agreement is subject to the satisfaction of the following conditions precedent on or before the Closing Date:

(a)          The Administrative Agent shall have received on or before the Closing Date the following, each dated such day (unless otherwise specified), in form and substance satisfactory to the Administrative Agent (unless otherwise specified) and in sufficient copies for each Lender:

(i)          This Agreement duly executed by the Loan Parties and the other parties thereto.

(ii)         UCC, judgment, tax, litigation and bankruptcy searches of a recent date with respect to each initial Loan Party, and, in the case of UCC searches, listing all effective financing statements filed in the jurisdictions of formation of each such initial Loan Party and in such other jurisdictions as may be specified by the Administrative Agent in its reasonable discretion, together with copies of such financing statements.

(iii)        Certified copies of the resolutions of the Board of Directors of the Parent Guarantor on its behalf and on behalf of each Loan Party for which it is the ultimate signatory approving the transactions contemplated by the Loan Documents and each Loan Document to which it or such Loan Party is or is to be a party, and of all documents evidencing other necessary corporate action and governmental and other third party approvals and consents, if any, with respect to the transactions under the Loan Documents and each Loan Document to which it or such Loan Party is or is to be a party.

(iv)        A copy of a certificate of the Secretary of State (or equivalent authority) of the jurisdiction of incorporation, organization or formation of each Loan Party and of each general partner or managing member (if any) of each Loan Party, dated reasonably near the Closing Date, certifying, if and to the extent such certification is generally available for entities of the type of such Loan Party, (A) as to a true and correct copy of the charter, certificate of limited partnership, limited liability company agreement or other organizational document of such Loan Party, general partner or managing member, as the case may be, and each amendment thereto on file in such Secretary’s office, (B) that (1) such amendments are the only amendments to the charter, certificate of limited partnership, limited liability company agreement or other organizational document, as applicable, of such Loan Party, general partner or managing member, as the case may be, on file in such Secretary’s office, (2) such Loan Party, general partner or managing member, as the case may be, has paid all franchise taxes to the date of such certificate and (C) such Loan Party, general partner or managing member, as the case may be, is duly incorporated, organized or formed and in good standing or presently subsisting under the laws of the jurisdiction of its incorporation, organization or formation.

(v)         A copy of a certificate of the Secretary of State (or equivalent authority) of each jurisdiction in which any Loan Party or any general partner or managing member of a Loan Party owns or leases property or in which the conduct of its business requires it to qualify or be licensed as a foreign corporation except where the failure to so qualify or be licensed would not reasonably be expected to result in a Material Adverse Effect, dated reasonably near (but prior to) the Closing Date, stating, with respect to each such Loan Party, general partner or managing member, that such Loan Party, general partner or managing member, as the case may be, is duly qualified and in good standing as a foreign corporation, limited partnership or limited liability company in such State and has filed all annual reports required to be filed to the date of such certificate.

(vi)        A certificate of each Loan Party and of each general partner or managing member (if any) of each Loan Party, signed on behalf of such Loan Party, general partner or managing member, as applicable, by its President or Vice President and its Secretary or any Assistant Secretary (or those of its general partner or managing member, if applicable), dated the Closing Date (the statements made in which certificate shall be true on and as of the Closing Date), certifying as to (A) the absence of any amendments to the constitutive documents of such Loan Party, general partner or managing member, as applicable, since the date of the certificate referred to in Section 3.01(a)(iv), (B) a true and correct copy of the bylaws, operating agreement, partnership agreement or other governing document of such Loan Party, general partner or managing member, as applicable, as in effect on the date on which the resolutions referred to in Section 3.01(a)(iii) were adopted and on the Closing Date, (C) the due incorporation, organization or formation and good standing or valid existence of such Loan Party, general partner or managing member, as applicable, as a corporation, limited liability company or partnership organized under the laws of the jurisdiction of its incorporation, organization or formation and the absence of any proceeding for the dissolution or liquidation of such Loan Party, general partner or managing member, as applicable, (D) the truth of the representations and warranties contained in the Loan Documents as though made on and as of the Closing Date (provided that the Loan Parties may update such representations and warranties in such certificate so long as such updates are not the result of any violation of any covenant in any Loan Document) and (E) the absence of any event occurring and continuing, or resulting from the closing of the Loan on the Closing Date, that constitutes a Default.

(vii)       A certificate of the Secretary or an Assistant Secretary of each Loan Party (or Responsible Officer of the general partner or managing member of any Loan Party) and of each general partner or managing member (if any) of each Loan Party certifying the names and true signatures of the officers of such Loan Party, or of the general partner or managing member of such Loan Party, authorized to sign each Loan Document to which it is or is to be a party and the other documents to be delivered hereunder and thereunder.

(viii)      Such financial, business and other information regarding each Loan Party and its Subsidiaries and the Assets as the Lenders shall have reasonably requested, including, without limitation, information as to possible contingent liabilities, tax matters, environmental matters, obligations under Plans, Multiemployer Plans and Welfare Plans, collective bargaining agreements and other arrangements with employees, historical operating statements, audited annual financial statements for the year ending December 31, 2014 of the Parent Guarantor, interim financial statements dated the end of the most recent fiscal quarter for which financial statements are available, and financial projections for the Parent Guarantor’s consolidated operations.

(ix)         The Closing Asset Deliverables.

(x)          An opinion of Hunton & Williams LLP, New York, Delaware and Maryland counsel for the Loan Parties, with respect to the matters (and in substantially the form) set forth in Exhibit E hereto and as to such other matters as any Lender through the Administrative Agent may reasonably request.

(xi)         A certificate signed by a Responsible Officer of the Borrowers, dated the Closing Date, stating that as of the Closing Date the applicable Loan Parties shall be in compliance with the covenants contained in Section 5.04(b) and (c), together with supporting information in form satisfactory to the Administrative Agent showing the computations used in determining compliance with such covenants.

(b)          The Lenders shall be satisfied with the corporate and legal structure and capitalization of each Loan Party and its Subsidiaries, including the terms and conditions of the charter and bylaws, operating agreement, partnership agreement or other governing document of each Loan Party and Intervening Entity.

(c)          Before and after giving effect to the transactions contemplated by the Loan Documents, there shall have occurred no material adverse change in the business, assets, properties, liabilities (actual or contingent), operations, condition (financial or otherwise) or prospects of the Loan Parties since December 31, 2014.

(d)          There shall exist no action, suit, investigation, litigation or proceeding affecting any Loan Party or any of its Subsidiaries pending or threatened before any court, governmental agency or arbitrator that (i) would reasonably be expected to result in a Material Adverse Effect other than the matters described on Schedule 4.01(f) hereto (the “Material Litigation”) or (ii) purports to affect the legality, validity or enforceability of any Loan Document or the consummation of the transactions contemplated thereby, and there shall have been no material adverse change in the status, or financial effect on any Loan Party or any of its Subsidiaries, of the Material Litigation from that described on Schedule 4.01(f) hereto.

(e)          All governmental and third party consents and approvals necessary in connection with the transactions contemplated by the Loan Documents shall have been obtained (without the imposition of any conditions that are not acceptable to the Lenders) and shall remain in effect, and no law or regulation shall be applicable in the reasonable judgment of the Lenders that restrains, prevents or imposes materially adverse conditions upon the transactions contemplated by the Loan Documents.

(f)          The Borrowers shall have paid all accrued fees of the Arranger, the Administrative Agent and the Lenders and all reasonable, out-of-pocket expenses of the Arranger and the Administrative Agent (including the reasonable fees and expenses of counsel to the Arranger and the Administrative Agent), provided that the fees and expenses of counsel to the Arranger and the Administrative Agent for the preparation of this Agreement and the Commitment Letter (as defined in the Fee Letter) shall not exceed the greater of $150,000 and 85% of the actual legal fees incurred in connection therewith.

SECTION 3.02. Conditions Precedent to Funding Advances. The obligation of each Lender to make an Advance on the occasion of each Borrowing (including the initial Borrowing) shall in each case be subject to the satisfaction of the conditions set forth in Section 3.01 (to the extent not previously satisfied pursuant to that Section) and the following further conditions precedent as of the date of such Borrowing:

(a)          The Administrative Agent shall have received on or before the date of the funding of the applicable Advance the following, each dated such day (unless otherwise specified), in form and substance satisfactory to the Administrative Agent (unless otherwise specified) and (except for the Notes, as to which one original of each shall be sufficient) in sufficient copies for each Lender:

(i)          Notes, duly executed by each applicable Borrower and payable to the order of each Lender that has requested the same.

(ii)         In connection with (A) the initial Borrowing, (1) a Cash Management Agreement duly executed by the initial Borrowers and the other parties thereto, (2) a Control Agreement duly executed by each initial Borrower and the other parties thereto, and (3) a Security Agreement duly executed by each initial Borrower and each TRS Lessee, and (B) any Borrowing of any Acquisition Advance after the initial Borrowing, the Additional Security Deliverables duly executed by the Loan Parties party thereto and, in the case of the Security Agreement supplements, the TRS Lessees, in each case together with:

(A)         proper financing statements under the UCC in form suitable for filing in the jurisdiction(s) of formation of each applicable Borrower in order to perfect and protect the first priority liens and security interests in favor of the Administrative Agent for the benefit of the Secured Parties created under the Collateral Documents, covering the Collateral described therein,

(B)         UCC, judgment, tax, litigation and bankruptcy searches of a recent date with respect to each applicable Loan Party, and, in the case of UCC searches, listing all effective financing statements filed in the jurisdictions referred to in clause (ii)(A) above and in such other jurisdictions as may be specified by the Administrative Agent in its reasonable discretion, together with copies of such financing statements,

(C)         evidence of the completion of all other recordings and filings of or with respect to the Security Agreement and the Cash Management Agreement or the Additional Security Deliverables that the Administrative Agent may deem reasonably necessary or desirable in order to perfect and protect the Liens created thereby relating to the applicable Collateral Assets,

(D)         copies of the Assigned Agreements referred to in the Security Agreement (which shall include, without limitation, the Approved Management Agreement and all amendments thereto entered into on or before the Closing Date with respect to each applicable Collateral Asset, but which shall exclude the applicable Approved Franchise Agreement), and

(E)         evidence that all other action that the Administrative Agent may deem reasonably necessary or desirable in order to perfect and protect the first priority Liens created under the Security Agreement and the Cash Management Agreement has been taken (including, without limitation, receipt of any applicable duly executed payoff letters or UCC termination statements).

(iii)        Each of the items set forth in clauses (iii) through (viii) of Section 3.01(a), mutatis mutandis, in each case in respect of each Collateral Asset that is the subject of the applicable Advance and each Loan Party that owns an interest in such Collateral Asset, as applicable.

(iv)        Mortgages and Assignments of Leases covering all Collateral Assets that are the subject of the applicable Acquisition Advance, duly executed by the appropriate Borrowers, together with:

(A)         evidence that counterparts of the Mortgages and Assignments of Leases have been duly executed, acknowledged and delivered on or before the day of the applicable Borrowing and are in form suitable for filing or recording in all filing or recording offices that the Administrative Agent may deem necessary or desirable in order to create a valid first and subsisting Lien on the collateral described therein in favor of the Administrative Agent for the benefit of the Secured Parties and that all required affidavits, tax forms and filings pertaining to any applicable documentary stamp, intangible and mortgage recordation taxes have been executed and delivered by all appropriate parties and are in form suitable for filing with all applicable governmental authorities,

(B)         fully paid Mortgage Policies in form and substance, with endorsements (including zoning endorsements where available) and in amount reasonably acceptable to the Administrative Agent, issued, coinsured and reinsured by title insurers reasonably acceptable to the Administrative Agent, insuring the Mortgages to be valid first and subsisting Liens on the property described therein, free and clear of all defects (including, but not limited to, mechanics’ and materialmen’s Liens) and encumbrances, excepting only Permitted Encumbrances (as defined in the Mortgages), and providing for such other affirmative insurance (including endorsements for future advances under the Loan Documents and for mechanics’ and materialmen’s Liens) and such coinsurance and direct access reinsurance as the Administrative Agent may deem necessary or desirable. The Administrative Agent hereby approves Chicago Title Insurance Company and Stewart Title Guaranty Company as acceptable title insurers,

(C)         American Land Title Association/American Congress on Surveying and Mapping form surveys or, if a survey in such form is not available in the applicable jurisdiction, such other survey in form and substance acceptable to the Administrative Agent in its discretion (the “Surveys”), in either case for which all necessary fees have been paid, dated no more than 60 days before the date of their delivery to the Administrative Agent, certified to the Administrative Agent and the issuer of the Mortgage Policies in a manner reasonably satisfactory to the Administrative Agent by a land surveyor duly registered and licensed in the States in which the property described in such surveys is located and reasonably acceptable to the Administrative Agent, showing all buildings and other improvements, any off-site improvements, the location of any easements, parking spaces, rights of way, building set-back lines and other dimensional regulations and the absence of encroachments, either by such improvements or on to such property, and other defects, other than encroachments and other defects reasonably acceptable to the Administrative Agent, or existing surveys in lieu thereof so long as each such survey is accompanied by an affidavit of no-change, reasonably satisfactory to the Administrative Agent and sufficient for the applicable title insurer to eliminate all standard survey-related exceptions to the applicable Mortgage Policy,

(D)         copies of all licenses, permits and approvals, including, without limitation, any liquor license, innkeeper’s license and certificate of occupancy for each Collateral Asset that is the subject of the applicable Acquisition Advance; provided, however, that the absence of any such licenses, permits, and approvals shall not constitute a failure of a condition precedent to an Advance so long as the applicable Borrower (i) has made reasonable arrangements (including, without limitation, obtaining an interim beverage agreement or other similar arrangement permitting the use of another party’s liquor license) to ensure that the Collateral Asset shall be on the date of the applicable Acquisition Advance, and shall thereafter remain, in compliance with all applicable material Legal Requirements relating to such licenses, permits, and approvals, and (ii) is actively making commercially reasonable efforts to promptly obtain such licenses, permits, and approvals,

(E)         copies of each Management Agreement and all amendments thereto entered into with respect to each Collateral Asset that is the subject of the applicable Acquisition Advance,

(F)         copies of all Material Leases, Operating Leases and Material Contracts relating to each Collateral Asset that is the subject of the applicable Acquisition Advance,

(G)         copies of all Liens on each Collateral Asset that is the subject of the applicable Acquisition Advance, including, without limitation, any reciprocal easement agreements, easements and other items of record,

(H)        a Subordination of Management Agreement executed and delivered by the Approved Manager of such Collateral Asset,

(I)         an Operating Lease Subordination Agreement with respect to the Collateral Asset Operating Lease for such Collateral Asset,

(J)         [intentionally omitted],

(K)        the Collateral Deliverables for such Collateral Assets and the new Borrowers,

(L)         updates to the Closing Asset Deliverables so that the Administrative Agent and Lenders are in possession of the most up-to-date information in respect of the same,

(M)       if requested by the Administrative Agent, estoppel certificates from the counterparties to any material reciprocal easement agreements affecting such Proposed Collateral Asset, in form and substance reasonably acceptable to the Administrative Agent (provided that an estoppel certificate in the form specified or provided in the applicable reciprocal easement agreement shall be deemed to be acceptable to the Administrative Agent), provided that such reciprocal easement agreements by their terms or the Mortgage Policy are not subordinate to the Mortgage and provided further that the Administrative Agent may waive the requirement for the delivery of such estoppel certificates with respect to any particular Collateral Asset in its reasonable discretion, and

(N)        such other consents, agreements, and confirmations of third parties as the Administrative Agent may deem reasonably necessary or desirable and evidence that all other action that the Administrative Agent may deem reasonably necessary or desirable in order to create valid first and subsisting Liens on the property described in the Mortgages has been taken.

(v)         Evidence of insurance (which may consist of binders or certificates of insurance) in respect of such Collateral Asset and the applicable Borrower owner thereof naming the Administrative Agent as loss payee and additional insured with such responsible and reputable insurance companies or associations, and in such amounts and covering such risks, as is reasonably satisfactory to the Lenders, including, without limitation, the insurance required by the terms of Section 5.01(d), the Security Agreement and the Mortgages.

(vi)        A customary enforceability opinion of local counsel for the applicable Borrower in the state in which such Collateral Asset is located, in form and substance reasonably acceptable to the Administrative Agent.

(vii)       A customary corporate formalities opinion of local counsel for the applicable Borrower in the state in which such Borrower that owns the Collateral Asset is formed or organized, in form and substance reasonably acceptable to the Administrative Agent.

(viii)      A customary opinion of New York counsel for the applicable Borrower covering enforceability of the Loan Documents to be executed by such Borrower and creation and perfection of liens (in each case, to the extent such opinions are not already provided pursuant to clause (vi) of this Section 3.01(a)), in form and substance reasonably acceptable to the Administrative Agent.

(ix)         If such Collateral Asset is a Flood Hazard Property, (1) evidence as to whether the community in which such Collateral Asset is located is participating in the National Flood Insurance Program, (2) the applicable Borrower’s written acknowledgment of receipt of written notification from the Administrative Agent as to the fact that such Collateral Asset is a Flood Hazard Property and as to whether the community in which each such Flood Hazard Property is located is participating in the National Flood Insurance Program and (3) copies of the applicable Borrower’s application for a flood insurance policy plus proof of premium payment, a declaration page confirming that flood insurance has been issued, or such other evidence of flood insurance reasonably satisfactory to the Administrative Agent and naming the Administrative Agent as mortgagee and sole loss payee on behalf of the Secured Parties.

(x)          An Appraisal of each Asset.

(xi)         A reliance letter from Nova Consulting Group, Inc. in favor of the Administrative Agent for all of the property condition reports and the environmental reports.

(xii)        Schedule XII hereto listing the Appraised Values of each Asset in form and substance reasonably satisfactory to the Administrative Agent. Upon such approval by the Administrative Agent, Schedule XII shall be attached hereto by the Administrative Agent.

(b)          In respect of each PIP identified by the Administrative Agent where, in the Administrative Agent’s good faith judgment, the commencement date for the PIP Work specified in Schedule X is not commercially reasonable given the nature and scope of the proposed PIP Work (including, without limitation, any PIP Work for which such commencement date is earlier than the PIP Completion Date therefor indicated in such PIP), the Administrative Agent shall have received updated copies of each such PIP or other evidence from the applicable Approved Franchisor and an updated Schedule X that in each case is reasonably acceptable to the Administrative Agent showing extended PIP Completion Dates, which extended PIP Completion Dates shall be reasonably satisfactory to the Administrative Agent, and (x) such updated copies or other evidence shall be attached hereto as part of Schedule IX in lieu of, or as supplements to, any PIP related to the applicable Asset attached hereto on the Closing Date, and (y) such updated Schedule X shall be attached hereto in lieu of the Schedule X attached hereto immediately prior to such approval of such updated Schedule X by the Administrative Agent.

(c)          [Intentionally Omitted.]

(d)          Each Borrower shall have (i) complied with the Borrower SPE Requirements and provided evidence of such compliance reasonably satisfactory to the Administrative Agent, and (ii) satisfied the “know your customer” requirements of the Administrative Agent and each Lender.

(e)          The following statements shall be true and the Administrative Agent shall have received for the account of such Lender, (i) a Notice of Borrowing, and (ii) a certificate signed by a Responsible Officer of the Borrowers, dated the date of such Borrowing, stating that: (A)the representations and warranties contained in each Loan Document are true and correct in all material respects (unless qualified as to materiality or Material Adverse Effect, in which case such representations and warranties shall be true and correct in all respects) on and as of such date, before and after giving effect to (1) such Borrowing, and (2) the application of the proceeds therefrom, as though made on and as of such date; (B) no Default or Event of Default has occurred and is continuing, or would result from (1) such Borrowing or (2) from the application of the proceeds therefrom; (C) in respect of each Acquisition Advance, the principal amount of the applicable proposed Acquisition Advance shall not exceed the Advance Limit in respect of the Collateral Assets that are the subject of such proposed Acquisition Advance, together with supporting information in form reasonably satisfactory to the Administrative Agent showing the computations used in determining such compliance; and (D) for each Working Capital Advance, after giving effect to such Working Capital Advance, the Facility Exposure will not exceed the Working Capital Advance Limit, together with supporting information in form reasonably satisfactory to the Administrative Agent showing the computations used in determining such compliance.

(f)          The Borrowers shall have paid the Funding Fee in respect of the applicable Advance in accordance with Section 2.08(c).

(g)         The Borrowers shall have paid all reasonable, out-of-pocket expenses of the Arranger and the Administrative Agent (including the reasonable fees and expenses of counsel to the Arranger and the Administrative Agent).

(h)          If the Borrowers have made the Excess Proceeds Election, the Administrative Agent shall have received (i) the Principal Guaranty duly executed by the Guarantors, (ii) the matters described in Sections 3.01(a)(iii) through (vii) in respect of the Guarantors, and (iii) an opinion of Hunton & Williams LLP, New York, Delaware and Maryland counsel for the Guarantors, with respect to the enforceability of the Principal Guaranty and corporate formalities matters related to the Principal Guaranty.

(i)          If the Borrowers have made an Excess Proceeds Election, as a condition precedent to the fourth Acquisition Advance, the Administrative Agent shall have received evidence reasonably satisfactory to it that the Loan is “in-balance” with the Advance Limits on an aggregate basis with respect to all Assets then owned or will be so “in-balance” immediately upon the making of such Acquisition Advance.

(j)          The Administrative Agent shall have received such other approvals, opinions or documents as any Lender through the Administrative Agent may reasonably request.

SECTION 3.03. Determinations Under Sections 3.01 and 3.02. For purposes of determining compliance with the conditions specified in Sections 3.01 and 3.02, each Lender shall be deemed to have consented to, approved or accepted or to be satisfied with each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to the Lenders unless an officer of the Administrative Agent responsible for the transactions contemplated by the Loan Documents shall have received notice from such Lender prior to the Closing Date (in the case of Section 3.01) or the applicable Borrowing (in the case of Section 3.02) specifying its objection thereto and, in the case of a Borrowing, such Lender shall not have made available to the Administrative Agent such Lender’s ratable portion of such Borrowing.

Article IV
REPRESENTATIONS AND WARRANTIES

SECTION 4.01. Representations and Warranties of the Borrowers. Each Borrower represents and warrants as follows:

(a)          Organization and Powers; Qualifications and Good Standing. Each Loan Party and each Intervening Entity and each general partner or managing member, if any, of each Loan Party (i) is a corporation, limited liability company or partnership duly incorporated, organized or formed, validly existing and in good standing under the laws of the jurisdiction of its incorporation, organization or formation, (ii) is duly qualified and in good standing as a foreign corporation, limited liability company or partnership in each other jurisdiction in which it owns or leases property or in which the conduct of its business requires it to so qualify or be licensed except where the failure to so qualify or be licensed would not reasonably be expected to result in a Material Adverse Effect and (iii) has all requisite corporate, limited liability company or partnership power and authority (including, without limitation, all governmental licenses, permits and other approvals) to own or lease and operate its properties and to carry on its business as now conducted and as proposed to be conducted. All of the outstanding Equity Interests in each Borrower have been validly issued, are fully paid and non-assessable. The Parent Guarantor directly or indirectly owns all of the general partnership interests in the Operating Partnership and the Parent Guarantor, American Realty Capital Hospitality Advisors, LLC and American Realty Capital Hospitality Special Limited Partner, LLC directly or indirectly own all of the limited partnership interests in the Operating Partnership. All Equity Interests in the Operating Partnership and each Borrower are owned free and clear of all Liens. The Parent Guarantor is organized in conformity with the requirements for qualification as a REIT under the Internal Revenue Code, and its method of operation enables it to meet the requirements for qualification and taxation as a REIT under the Internal Revenue Code.

(b)          Subsidiaries. Set forth on Schedule 4.01(b) hereto is an organizational chart showing the Loan Parties and all Subsidiaries of each Borrower as of the Closing Date indicating, as to each Loan Party or Subsidiary, its respective jurisdiction of incorporation, organization or formation, and the percentage of Equity Interests owned (directly or indirectly) in such Loan Party or Subsidiary as of the Closing Date. All of the outstanding Equity Interests in each Loan Party and each Intervening Entity have been validly issued, are fully paid and non-assessable and to the extent owned by such Loan Party or one or more Intervening Entities, are owned by such Loan Party or Intervening Entity free and clear of all Liens, except for Liens created under the Loan Documents.

(c)          Due Authorization; No Conflict. The execution and delivery by each Loan Party and of each general partner or managing member (if any) of each Loan Party of each Loan Document to which it is or is to be a party, and the performance of its obligations thereunder and the other transactions contemplated by the Loan Documents, are within the corporate, limited liability company or partnership powers of such Loan Party, general partner or managing member, have been duly authorized by all necessary corporate, limited liability company or partnership action, and do not (i) contravene the charter or bylaws, operating agreement, partnership agreement or other governing document of such Loan Party, general partner or managing member, (ii) violate any law, rule, regulation (including, without limitation, Regulation X of the Board of Governors of the Federal Reserve System), order, writ, judgment, injunction, decree, determination or award, (iii) conflict with or result in the breach of, or constitute a default or require any payment to be made under, any Material Contract, loan agreement, indenture, mortgage, deed of trust, lease or other instrument binding on or affecting any Loan Party, any Intervening Entity or any of their properties, or any general partner or managing member of any Loan Party or (iv) except for the Liens created under the Loan Documents, result in or require the creation or imposition of any Lien upon or with respect to any of the properties of any Loan Party. Neither any Loan Party nor any Intervening Entity is in violation of any such law, rule, regulation, order, writ, judgment, injunction, decree, determination or award or in breach of any such contract, loan agreement, indenture, mortgage, deed of trust, lease or other instrument, the violation or breach of which would reasonably be expected to result in a Material Adverse Effect.

(d)          Authorizations and Consents. No authorization or approval or other action by, and no notice to or filing with, any Governmental Authority or regulatory body or any other third party is required for (i) the due execution, delivery, recordation, filing or performance by any Loan Party or any general partner or managing member of any Loan Party of any Loan Document to which it is or is to be a party or for the consummation the transactions contemplated by the Loan Documents, (ii) the grant by any Loan Party (or the general partner or managing member of such Loan Party) of the Liens granted by it pursuant to the Collateral Documents, (iii) the perfection or maintenance of the Liens created under the Collateral Documents (including the first priority nature thereof) or (iv) the exercise by the Administrative Agent or any Lender of its rights under the Loan Documents or the remedies in respect of the Collateral pursuant to the Collateral Documents, except for authorizations, approvals, actions, notices and filings which have been duly obtained, taken, given or made and are in full force and effect.

(e)          Binding Obligation. This Agreement has been, and each other Loan Document when delivered hereunder will have been, duly executed and delivered by each Loan Party and general partner or managing member (if any) of each Loan Party that is a party thereto. This Agreement is, and each other Loan Document when delivered hereunder will be, the legal, valid and binding obligation of each Loan Party and general partner or managing member (if any) of each Loan Party thereto, enforceable against such Loan Party, general partner or managing member, as the case may be, in accordance with its terms, except as such enforceability may be limited by any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity.

(f)          Litigation. There is no action, suit, investigation, litigation or proceeding affecting any Loan Party or any Intervening Entity or any general partner or managing member (if any) of any Loan Party, including any Environmental Action, pending or, to the knowledge of each Borrower, threatened before any court, governmental agency or arbitrator that (i) would reasonably be expected to result in a Material Adverse Effect (other than the Material Litigation) or (ii) purports to affect the legality, validity or enforceability of any Loan Document or the transactions contemplated by the Loan Documents, and there has been no material adverse change in the status, or financial effect on any Loan Party or any Intervening Entity or any general partner or managing member (if any) of any Loan Party, of the Material Litigation from that described on Schedule 4.01(f) hereto.

(g)          Financial Condition. The Consolidated balance sheets of the Parent Guarantor as at December 31, 2014 and the related Consolidated statements of income and Consolidated statements of cash flows of the Parent Guarantor for the fiscal year then ended, accompanied by unqualified opinions of KPMG LLP, independent public accountants, copies of which have been furnished to each Lender, fairly present in all material respects the Consolidated financial condition of the Parent Guarantor as at such dates and the Consolidated results of operations of the Parent Guarantor for the periods ended on such dates, all in accordance with generally accepted accounting principles applied on a consistent basis and, as applicable, properly apply the pro forma adjustments, if any, to the historical amounts in the compilation of those statements. Since December 31, 2014 there has been no Material Adverse Change.

(h)          Forecasts. The Consolidated forecasted balance sheets, statements of income and statements of cash flows of the Parent Guarantor and its Consolidated Subsidiaries delivered to the Lenders pursuant to Section 3.01(a)(viii) or 5.03 were prepared in good faith on the basis of the assumptions stated therein, which assumptions were fair in light of the conditions existing at the time of delivery of such forecasts, and represented, at the time of delivery, the Parent Guarantor’s best estimate of its future financial performance.

(i)           Full Disclosure. No written information, exhibit or report furnished by or on behalf of any Loan Party to the Administrative Agent or any Lender in connection with the negotiation and syndication of the Loan Documents or pursuant to the terms of the Loan Documents (including the documents and agreements delivered pursuant to Sections 3.01 and 3.02) contained any untrue statement of a material fact or omitted to state a material fact necessary to make the statements made therein not materially misleading in light of all of the information disclosed. The Borrowers have disclosed to the Administrative Agent, in writing, any and all existing facts that have or may have (to the extent any of the Borrowers can now reasonably foresee) a Material Adverse Effect; provided, however, that the Borrowers are not obligated to report on the potential Material Adverse Effect of any general economic condition.

(j)           Margin Regulations; Not a Foreign Person. No Loan Party is engaged in the business of extending credit for the purpose of purchasing or carrying Margin Stock, and no proceeds of any Advance will be used to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock. No Borrower is a foreign person within the meaning of § 1445(f)(3) of the Code.

(k)          Certain Governmental Regulations. Neither any Loan Party nor any general partner or managing member of any Loan Party, as applicable, is an “investment company”, or an “affiliated person” of, or “promoter” or “principal underwriter” for, an “investment company”, as such terms are defined in the Investment Company Act of 1940, as amended. Without limiting the generality of the foregoing, each Loan Party and each general partner or managing member of any Loan Party, as applicable: (i) is primarily engaged, directly or through a wholly-owned subsidiary or subsidiaries, in a business or businesses other than that of (A) investing, reinvesting, owning, holding or trading in securities or (B) issuing face-amount certificates of the installment type; (ii) is not engaged in, does not propose to engage in and does not hold itself out as being engaged in the business of (A) investing, reinvesting, owning, holding or trading in securities or (B) issuing face-amount certificates of the installment type; (iii) does not own or propose to acquire investment securities (as defined in the Investment Company Act of 1940, as amended) having a value exceeding forty percent (40%) of the value of such company’s total assets (exclusive of government securities and cash items) on an unconsolidated basis; (iv) has not in the past been engaged in the business of issuing face-amount certificates of the installment type; and (v) does not have any outstanding face-amount certificates of the installment type. Neither the making of any Advances, nor the application of the proceeds or repayment thereof by any Borrower, nor the consummation of the other transactions contemplated by the Loan Documents, will violate any provision of any such Act or any rule, regulation or order of the Securities and Exchange Commission thereunder.

(l)           Materially Adverse Agreements. No Guarantor is a party to any indenture, loan or credit agreement or any lease or other agreement or instrument or subject to any charter, corporate, partnership, membership or other governing restriction that would reasonably be expected to result in a Material Adverse Effect (absent a material default under a Material Contract). None of any Borrower or any TRS Lessee has any material financial obligation (contingent or otherwise) under any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which any Borrower or any TRS Lessee is a party or by which any Borrower, any TRS Lessee, or any Collateral Asset is otherwise bound, other than (i) obligations incurred in the ordinary course of the operation of the Collateral Assets, (ii) obligations under the Loan Documents, and (iii) obligations disclosed in the financial statements delivered to Lender prior to the Closing Date.

(m)         Perfection and Priority of Security Interests. All filings and other actions necessary to perfect and protect the security interest in the Collateral created under the Collateral Documents have been duly made or taken and are in full force and effect, and the Collateral Documents create in favor of the Administrative Agent for the benefit of the Secured Parties a valid and, together with such filings and other actions, perfected first priority security interest in the Collateral, securing the payment of the Secured Obligations, and all filings and other actions necessary or desirable to perfect and protect such security interest have been duly taken. The Mortgages, when properly recorded in the appropriate records, and Collateral Documents, together with any Uniform Commercial Code financing statements required to be filed in connection therewith, will create (a) a valid, perfected first mortgage lien on the Collateral Assets, subject only to Permitted Liens and (b) perfected security interests in and to, and perfected collateral assignments of, all personalty (including the Tenancy Leases and the Operating Leases), all in accordance with the terms thereof, in each case subject only to any applicable Permitted Liens. The Borrowers are the legal and beneficial owners of the Collateral free and clear of any Lien, except for Permitted Liens and the Liens created under the Loan Documents. All transfer taxes, deed stamps, intangible taxes or other amounts in the nature of transfer taxes required to be paid by any Person under applicable Legal Requirements currently in effect in connection with the transfer of any Collateral Asset to the applicable Borrower have been paid and the granting and recording of the Mortgage required to be filed in connection with the Loan. All mortgage, mortgage recording, stamp, intangible or other similar tax required to be paid by any Person under applicable Legal Requirements currently in effect in connection with the execution, delivery, recordation, filing, registration, perfection or enforcement of any of the Loan Documents, including, without limitation, the Mortgages, have been paid, and, under current Legal Requirements, each Mortgage is enforceable against the applicable Borrower in accordance with its terms by the Administrative Agent (or any subsequent holder thereof) subject only to applicable bankruptcy, insolvency and similar laws affecting rights of creditors generally, and subject as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law.

(n)          Existing Debt. As of the Closing Date, no Borrower has any outstanding Indebtedness.

(o)          Liens. Set forth on Schedule 4.01(o) hereto is a complete and accurate list of (i) all Liens on the property or assets of any Borrower that directly or indirectly owns any Collateral Asset securing Debt for Borrowed Money, and (ii) all Liens with a principal balance in excess of $250,000 on the property or assets of any Borrower securing Debt for Borrowed Money; in each case showing as of the Closing Date the lienholder thereof, the principal amount of the obligations secured thereby and the property or assets of such Borrower subject thereto; provided, however, that easements and other real property restrictions, covenants and conditions of record (exclusive of Liens securing Debt) and the Liens created under the Loan Documents shall not be listed on Schedule 4.01(o).

(p)          Real Property; Leases. (i) Set forth on Part I of Schedule 4.01(p) hereto is a complete and accurate list of all Real Property owned in fee by any Borrower, showing as of the Closing Date, and as of each other date such Schedule 4.01(p) is required to be supplemented hereunder, the street address, state and record owner thereof. Each such Borrower has fee simple title to such Real Property owned by it, free and clear of all Liens, other than existing Liens and Liens permitted under Section 5.02(a), which title is insurable without the payment of additional, non-customary title insurance premiums.

(ii)          Set forth on Part II of Schedule 4.01(p) hereto is a complete and accurate list of any Operating Leases in which any Borrower is a lessor, as of the Closing Date, and as of each other date such Schedule 4.01(p) is required to be supplemented hereunder, the street address, state, lessor, lessee, and record owner thereof. Each such lease is the legal, valid and binding obligation of the lessor thereof, enforceable in accordance with its terms. There are no leases of Real Property under which any Borrower is the lessee.

(iii)         Except as set forth on Part III of Schedule 4.01(p), each Collateral Asset has rights of access to public ways and is served by water, sewer, sanitary sewer and storm drain facilities adequate to service the Collateral Asset for its intended uses. To the Borrowers’ knowledge, except as set forth on Part III of Schedule 4.01(p), all utilities necessary to the existing uses of the Collateral Assets are located either in the public right-of-way abutting the Collateral Assets (which are connected so as to serve the Collateral Assets without passing over other property) or in recorded easements serving the applicable Collateral Assets. Except as set forth on Part III of Schedule 4.01(p), all roads necessary for the use of the Collateral Assets for their current purposes have been completed and, if necessary, dedicated to public use.

(iv)         Except as set forth on Part IV of Schedule 4.01(p), each Collateral Asset is comprised of one (1) or more contiguous parcels which constitute a separate tax lot or lots and does not constitute or include a portion of any other tax lot not a part of such Collateral Asset.

(v)          Except as set forth on Part V of Schedule 4.01(p), to the Borrowers’ knowledge, there are no pending or proposed special or other assessments for public improvements or otherwise affecting any Collateral Asset, nor are there any contemplated improvements to any Collateral Assets that may result in such special or other assessments.

(vi)         The Borrowers have heretofore delivered to the Administrative Agent true and complete copies of all Tenancy Leases and Operating Leases and any and all amendments or modifications thereof. No tenant under any Tenancy Lease has a right or option pursuant to such Tenancy Lease or otherwise to purchase all or any part of the property of which the leased premises are a part.

(vii)        Except as set forth on Part VI of Schedule 4.01(p), each Collateral Asset is used exclusively for hotel purposes and other appurtenant and related uses.

(viii)       To the Borrowers’ knowledge, except as disclosed on the Surveys and except as set forth on Part VII of Schedule 4.01(p), all of the Improvements lie wholly within the boundaries and building restriction lines of the applicable Real Property, and no improvements on adjoining properties encroach upon the Real Property, and no easements or other encumbrances upon the Real Property encroach upon any of the Improvements, so as to have a material adverse effect on the value or marketability of the Real Property except those which are insured against by the applicable Mortgage Policy.

(ix)         Each Collateral Asset is operated and managed by an Approved Manager pursuant to an Approved Management Agreement.

(x)          Each Collateral Asset is operated by an Approved Franchisor pursuant to an Approved Franchise Agreement, subject to Section 5.01(q).

(xi)         Each PIP attached hereto as part of Schedule IX is true, correct and complete in all material respects. The timelines for completion of each PIP and the PIP Completion Dates are accurate indications of the expected timelines for completing the applicable PIP as currently required by the applicable Approved Franchisor. Each PIP has been approved by the applicable Borrower and the applicable Approved Franchisor. No Borrower has received any written notice or demand from any Approved Franchisor demanding any repair, maintenance, alterations or improvement to any Collateral Asset other than as specifically identified in a PIP. The parties agree that the representations and warranties in this Section 4.01(p)(xi) shall only apply on the date of the applicable Acquisition Advance hereunder in respect of the Collateral Assets related to such PIP.

(xii)        No Collateral Asset is subject to any ground lease.

(q)          Environmental Matters. (i) Except as otherwise set forth on Part I of Schedule 4.01(q) hereto or in any environmental assessment report delivered by the any Loan Party to the Administrative Agent, the operations and properties of each Borrower comply in all material respects with all applicable Environmental Laws and Environmental Permits, all past material non-compliance with such Environmental Laws and Environmental Permits has been resolved without ongoing material obligations or costs, and, to the knowledge of each Borrower, no circumstances exist that would be reasonably likely to (A) form the basis of an Environmental Action against any Borrower or any of its properties that would have a Material Adverse Effect or (B) cause any such property to be subject to any restrictions on ownership, occupancy, use or transferability under any Environmental Law.

(ii)          Except as otherwise set forth on Part II of Schedule 4.01(q) hereto or in any environmental assessment report delivered by any Loan Party to the Administrative Agent, none of the properties currently or formerly owned or operated by any Borrower is listed or, to the knowledge of each Borrower and its Subsidiaries, proposed for listing on the NPL or on the CERCLIS or any analogous foreign, state or local list or is adjacent to any such listed property; to the knowledge of each Borrower, there are no underground or above ground storage tanks or any surface impoundments, septic tanks, pits, sumps or lagoons in which Hazardous Materials are being or have been treated, stored or disposed on any property currently owned or operated by any Borrower; to the knowledge of each Borrower, there is no asbestos or asbestos-containing material on any property currently owned or operated by any Borrower except for any non-friable asbestos-containing material that is being managed pursuant to, and in compliance with, an operations and maintenance plan and that does not currently require removal, remediation, abatement or encapsulation under Environmental Law; and, to the knowledge of each Borrower, Hazardous Materials have not been released, discharged or disposed of in any material amount or in violation of any Environmental Law or Environmental Permit on any property currently owned or operated by any Borrower or, to the knowledge of each Borrower, during the period of their ownership or operation thereof, on any property formerly owned or operated by any Borrower.

(iii)        Except as otherwise set forth on Part III of Schedule 4.01(q) hereto or in any environmental assessment report delivered by any Loan Party to the Administrative Agent, no Borrower is undertaking, and has not completed, either individually or together with other potentially responsible parties, any investigation or assessment or remedial or response action relating to any actual or threatened release, discharge or disposal of Hazardous Materials at any site, location or operation, either voluntarily or pursuant to the order of any governmental or regulatory authority or the requirements of any Environmental Law; to the knowledge of each Borrower, all Hazardous Materials generated, used, treated, handled or stored at, or transported to or from, any property currently or formerly owned or operated by any Borrower have been disposed of in a manner not reasonably expected to result in a Material Adverse Effect; and, with respect to any property formerly owned or operated by any Borrower, all Hazardous Materials generated, used, treated, handled, stored or transported by or, to the knowledge of each Borrower, on behalf of any Borrower have been disposed of in a manner that would not reasonably be expected to result in a Material Adverse Effect.

(r)          Compliance with Laws. Each Loan Party and each Intervening Entity is in compliance with all Legal Requirements (including, without limitation, the Securities Act and the Securities Exchange Act, and the applicable rules and regulations thereunder, state securities law and “Blue Sky” laws) applicable to it and its business, where the failure to so comply would reasonably be expected to result in a Material Adverse Effect.

(s)          Force Majeure. Neither the business nor the Assets of any Loan Party or any Intervening Entity are affected by any fire, explosion, accident, strike, lockout or other labor dispute, drought, storm, hail, earthquake, embargo, act of God or of the public enemy or other casualty (whether or not covered by insurance) that would reasonably be expected to result in a Material Adverse Effect.

(t)          Loan Parties’ Credit Decisions. Each Loan Party has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement (and in the case of the Guarantors, to give the guaranty under this Agreement) and each other Loan Document to which it is or is to be a party, and each Loan Party has established adequate means of obtaining from each other Loan Party on a continuing basis information pertaining to, and is now and on a continuing basis will be completely familiar with, the business, condition (financial or otherwise), operations, performance, properties and prospects of such other Loan Party.

(u)         Solvency. Each Loan Party is, individually and together with its Subsidiaries, Solvent. To the Borrowers’ knowledge, no petition for bankruptcy has been filed against any Loan Party. No Loan Party, is contemplating either the filing of a petition by it under any state or federal bankruptcy or insolvency laws or the liquidation of all or a major portion of such entity’s assets or property, and Borrower has no knowledge of any Person contemplating the filing of any such petition against any Loan Party.

(v)         Sarbanes-Oxley. No Loan Party has made any extension of credit to any of its directors or executive officers in contravention of any applicable restrictions set forth in Section 402(a) of Sarbanes-Oxley.

(w)         ERISA Matters. (i) Set forth on Schedule 4.01(w) hereto is a complete and accurate list of all Plans and Welfare Plans which list may be updated by the Loan Parties from time to time upon notice to the Administrative Agent.

(ii)         Except as would not reasonably be expected to result in a liability to a Loan Party of an amount equal to or greater than $5,000,000.00, no ERISA Event has occurred within the preceding five plan years or is reasonably expected to occur with respect to any Plan that has resulted in or is reasonably expected to result in a material liability of any Loan Party or any ERISA Affiliate.

(iii)        Except as would not reasonably be expected to result in a liability to a Loan Party of an amount equal to or greater than $5,000,000.00, Schedule B (Actuarial Information) to the most recent annual report (Form 5500 Series) for each Plan, copies of which have been filed with the Internal Revenue Service and furnished to the Lenders, is complete and accurate and fairly presents the funding status of such Plan as of the date of such Schedule B, and since the date of such Schedule B there has been no material adverse change in such funding status.

(iv)        Neither any Loan Party nor any ERISA Affiliate has incurred or is reasonably expected to incur any Withdrawal Liability to any Multiemployer Plan in an amount equal to or greater than $5,000,000.00.

(v)         Except as would not reasonably be expected to result in a liability to a Loan Party of an amount equal to or greater than $5,000,000.00, neither any Loan Party nor any ERISA Affiliate has been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganization or has been terminated, within the meaning of Title IV of ERISA, and no such Multiemployer Plan is reasonably expected to be in reorganization or to be terminated, within the meaning of Title IV of ERISA.

(x)          OFAC. None of the Borrowers, any Guarantor, or any of their respective Subsidiaries or, to their knowledge, any director, officer, employee, agent or Affiliate thereof, is a Person that is, or is owned or controlled by Persons that are: (i) the subject of any sanctions administered or enforced by the U.S. Department of the Treasury’s Office of Foreign Assets Control (“OFAC”), the U.S. Department of State, the United Nations Security Council, the European Union, Her Majesty’s Treasury, or other relevant sanctions authority (collectively, “Sanctions”), or (ii) located, organized or resident in a country or territory that is, or whose government is, the subject of Sanctions. None of any Borrower or any of its Subsidiaries have within the preceding five years knowingly engaged in, or is now knowingly engaged in, any dealings or transactions with any Person, or in any country or territory, that at the time of the dealing or transaction is or was, or whose government is or was, the subject of Sanctions. No portion of any Collateral Asset has been or will be purchased with proceeds of any illegal activity.

(y)         Anti-Corruption Laws. None of the Borrowers, any Guarantor, or any of their respective Subsidiaries or, to their knowledge, any director, officer, employee, agent or Affiliate thereof, is currently in violation of any Anti-Corruption Laws.

(z)          Registration Statement. The Registration Statement has been duly filed with the Securities and Exchange Commission.

(aa)        Improvements. To the Borrowers’ knowledge, except as expressly disclosed in the physical conditions reports or the property improvement plans in each case delivered to the Administrative Agent on or prior the Closing Date, each Collateral Asset, including, without limitation, all buildings, Improvements, parking facilities, sidewalks, storm drainage systems, roofs, plumbing systems, HVAC systems, fire protection systems, electrical systems, equipment, elevators, exterior sidings and doors, landscaping, irrigation systems and all structural components, are in good condition, order and repair in all material respects; to the knowledge of the Borrowers and except as disclosed in such reports, there exists no structural or other material defects or damages in or to any Collateral Asset, whether latent or otherwise, and no Borrower has received any written notice from any insurance company or bonding company of any defects or inadequacies in any Collateral Asset, or any part thereof, which would adversely affect the insurability of the same or cause the imposition of extraordinary premiums or charges thereon or of any termination or threatened termination of any policy of insurance or bond.

(bb)       Material Contracts. No default or any event that would constitute an event of default by any Borrower or any Subsidiary thereof but for the requirement that notice be given or time elapse or both currently exists under any Material Contract to which any Borrower or any Subsidiary thereof is a party.

(cc)        Reciprocal Easement Agreements. To the Borrowers’ knowledge, no default or any event that would constitute an event of default but for the requirement that notice be given or time elapse or both currently exists under any reciprocal easement agreement or other similar agreement relating to any of the Collateral Assets which default or event would reasonably be expected to have a Material Adverse Effect.

(dd)       Casualty and Condemnation. To the Borrowers’ knowledge, except as expressly disclosed in the zoning reports delivered on or prior the Closing Date, none of the Collateral Assets is affected by any material casualty, condemnation or pending or threatened condemnation.

(ee)       Taxes. The Borrowers and their Subsidiaries have filed all Tax returns which are required to be filed and have paid all Taxes due pursuant to such returns or pursuant to any assessment received by the Borrowers or any of its Subsidiaries except (i) such Taxes, if any, that are subject to a Good Faith Contest and (ii) with respect to the Subsidiaries, to the extent the failure to so file any such returns or to pay any such Taxes could not reasonably be expected to have a Material Adverse Effect. As of the Closing Date, no Tax liens have been field and no claims are being asserted with respect to such Taxes. The charges, accruals and reserves on the books of the Borrowers and their Subsidiaries, taken as a whole, in respect of any Taxes, are adequate.

(ff)         Intellectual Property. Except as could not reasonably be expect to have a Material Adverse Effect, and subject to the terms and conditions of each applicable Approved Franchise Agreement:

(i)        The Borrowers own or have the right to use, under valid license agreements or otherwise, all material patents, licenses, franchises, trademarks, trademark rights, trade names, trade name rights, trade secrets and copyrights (collectively, “Intellectual Property”) necessary to the conduct of their respective businesses as now conducted and as contemplated by the Loan Documents, without known conflict with any patent, license, franchise, trademark, trade secret, trade name, copyright, or other proprietary right of any other Person;

(ii)       The Borrowers have taken all such steps as they deem reasonably necessary to protect their respective rights under and with respect to such Intellectual Property;

(iii)      No claim has been asserted by any Person with respect to the use of any Intellectual Property by any Borrower, or challenging or questioning the validity or effectiveness of any Intellectual Property; and

(iv)      The use of such Intellectual Property by each Borrower does not infringe on the rights of any Person, subject to such claims and infringements as do not, in the aggregate, give rise to any material liabilities on the part of any Borrower.

(gg)        Insurance. The Borrowers have obtained and have delivered to the Administrative Agent certified copies or certificates of all insurance policies required under this Agreement, reflecting the insurance coverages, amounts and other requirements set forth in this Agreement. Borrower has not, and to the Borrowers’ knowledge no Person has, done by act or omission anything which would impair the coverage of any such policy.

(hh)       Certificate of Occupancy; Licenses. To the Borrowers’ knowledge, except as expressly disclosed in the zoning reports delivered on or prior the Closing Date all certifications, permits, licenses (including, without limitation, a license to serve alcohol at the Collateral Assets) and approvals, including without limitation, certificates of completion and occupancy permits required of any Borrower for the legal use, occupancy and operation of any Collateral Asset for hotel purposes (collectively, the “Licenses”), have been obtained and are in full force and effect, except for those Licenses the absence of which could not reasonably be expected to have a Property Material Adverse Effect on any Collateral Asset, and provided, however, that the absence of any such Licenses shall not constitute a breach of the foregoing representation and warranty in this Section 4.01(hh) so long as the applicable Borrower (I) has made reasonable arrangements (including, without limitation, obtaining an interim beverage agreement or other similar arrangement permitting the use of another party’s liquor license) to ensure that the applicable Collateral Asset is in compliance with all applicable material Legal Requirements relating to such Licenses; and (II) is actively making commercially reasonable efforts to promptly obtain such Licenses. The use being made of each Collateral Asset is in conformity with the certificate of occupancy issued for such Collateral Asset, except to the extent that lack of such conformity could not reasonably be expected to have a Property Material Adverse Effect on the applicable Collateral Asset. With respect to Improvements for which no certificate of occupancy exists, the absence of a certificate of occupancy is not in violation of any Legal Requirements.

(ii)         Labor. To the Borrowers’ knowledge, no work stoppage, labor strike, slowdown or lockout is pending or threatened by employees and other laborers at any Collateral Asset. None of any Borrower, any TRS Lessee or any Manager (i) is involved in or, to the Borrowers’ knowledge, threatened with any labor dispute, grievance or litigation relating to labor matters involving any employees and other laborers at any Collateral Asset, including, without limitation, violation of any federal, state or local labor, safety or employment Legal Requirements (domestic or foreign) and/or charges of unfair labor practices or discrimination complaints that, in any case, could reasonably be expected to have a Property Material Adverse Effect on any Collateral Asset, (ii) to the Borrowers’ knowledge, has engaged with respect to any Collateral Asset, in any unfair labor practices within the meaning of the National Labor Relations Act or the Railway Labor Act that could reasonably be expected to have a Property Material Adverse Effect on any Collateral Asset, or (iii) is a party to, or bound by, any existing collective bargaining agreement or union contract with respect to employees and other laborers at any Collateral Asset, except for those collective bargaining agreements and union contracts set forth on Schedule 4.01(ii) hereto.

Article V
COVENANTS

SECTION 5.01. Affirmative Covenants. So long as any Advance or any other Obligation of any Loan Party under any Loan Document shall remain unpaid or any Lender shall have any Commitment hereunder, each Borrower will (or, in the case of the covenants in Sections 5.01(r) and 5.01(t) below, the Parent Guarantor will):

(a)          Compliance with Laws, Etc. Comply, and cause each Intervening Entity to comply, in all material respects, with all applicable Legal Requirements, such compliance to include, without limitation, compliance with ERISA and the Racketeer Influenced and Corrupt Organizations Chapter of the Organized Crime Control Act of 1970. Each Borrower shall keep and maintain all Licenses necessary for the operation of each Collateral Asset for hotel purposes; provided, however, that the absence of any such Licenses, shall not constitute a breach of the foregoing covenant of this Section 5.01(a) so long as the applicable Borrower (I) has made reasonable arrangements (including, without limitation, obtaining an interim beverage agreement or other similar arrangement permitting the use of another party’s liquor license) to ensure that the applicable Collateral Asset shall be, and shall thereafter remain, in compliance with all applicable material Legal Requirements relating to such Licenses; and (II) is actively making commercially reasonable efforts to promptly obtain such Licenses.

(b)          Payment of Taxes, Etc. Pay and discharge, and cause each Intervening Entity to pay and discharge, before the same shall become delinquent, (i) all Taxes imposed upon it or upon its property and (ii) all lawful claims that, if unpaid, might by law become a Lien upon its property; provided, however, that neither the Loan Parties nor any Intervening Entity shall be required to pay or discharge any such Tax or claim that is the subject of a Good Faith Contest, unless and until any Lien resulting therefrom attaches to its property and becomes enforceable against its other creditors.

(c)          Compliance with Environmental Laws. Comply, and cause each Intervening Entity and use commercially reasonable efforts to cause all lessees and other Persons operating or occupying its properties to comply, in all material respects, with all applicable Environmental Laws and Environmental Permits; obtain and renew and cause each Intervening Entity to obtain and renew all Environmental Permits necessary for its operations and properties; and conduct, and cause each Intervening Entity to conduct, any investigation, study, sampling and testing, and, if required by any Governmental Authority or under any Environmental Laws, undertake any cleanup, removal, remedial or other action necessary to remove and clean up all Hazardous Materials from any of its properties in material compliance with the requirements of all Environmental Laws; provided, however, that neither the Loan Parties nor any Intervening Entity shall be required to undertake any such cleanup, removal, remedial or other action to the extent that its obligation to do so is the subject of a Good Faith Contest.

(d)          Maintenance of Insurance. Maintain, and cause each Intervening Entity to maintain, insurance (including, with respect to the Collateral Assets, the insurance required by the terms of the Mortgages) with responsible and reputable insurance companies or associations in such amounts and covering such risks as is usually carried by companies engaged in similar businesses and owning similar properties in the same general areas in which the applicable Borrower or Intervening Entity operates, but in no event shall such amounts be lower or coverages be less comprehensive than the respective insurance amounts and coverages maintained by the Borrowers and the Intervening Entities on the Closing Date approved by the Administrative Agent.

(e)          Preservation of Partnership or Corporate Existence, Etc. Preserve and maintain, and cause each Intervening Entity to preserve and maintain, its existence (corporate or otherwise), legal structure, legal name, rights (charter and statutory), approvals, privileges and franchises, except, in the case of the Intervening Entities only, if in the reasonable business judgment of such Intervening Entity it is in its best economic interest not to preserve and maintain such existence, legal structure, legal name, rights, approvals, privileges and franchises and such failure is not reasonably likely to result in a Material Adverse Effect (it being understood that the foregoing shall not prohibit, or be violated as a result of any transaction by or involving any Loan Party or Intervening Entity otherwise permitted under Section 5.02(d) or (e) below); and cause the direct or indirect Equity Interests (including, without limitation, the indirect Equity Interests held by the Operating Partnership and the Parent Guarantor) in any Borrower or any TRS Lessee to at all times not be subject to any Lien (other than Permitted Liens and Liens created under the Collateral Documents) or any Negative Pledge.

(f)          Visitation Rights. At any reasonable time and from time to time, permit any of the Administrative Agent or Lenders, or any agent or representatives thereof, to examine and make copies of and abstracts from the records and books of account of, and visit the properties of, any Loan Party and any Intervening Entity (but, in each case not more frequently than one time per year unless an Event of Default shall have occurred and be continuing), and to discuss the affairs, finances and accounts of any Loan Party and any Intervening Entity with any of their general partners, managing members, officers or directors and with their independent certified public accountants.

(g)          Keeping of Books. Keep, and cause each Intervening Entity to keep, proper books of record and account, in which full and correct entries shall be made of all financial transactions and the assets and business of each Loan Party and each Intervening Entity in accordance with GAAP.

(h)          Maintenance of Properties, Etc. Maintain and preserve all of its properties that are used or useful in the conduct of its business in good working order and condition, in all material respects, ordinary wear and tear excepted and will from time to time make or cause to be made all appropriate repairs, renewals and replacement thereof, and Borrowers shall not remove, demolish or alter any Improvements or Equipment (except for alterations performed in accordance with Section 5.01(j) below).

(i)          Transactions with Affiliates. Conduct all transactions otherwise not prohibited under the Loan Documents with any of its Affiliates (other than transactions exclusively among or between the Borrowers and/or one or more of the Guarantors) on terms that are fair and reasonable and no less favorable to the applicable Borrower than it would obtain in a comparable arm’s-length transaction with a Person not an Affiliate; provided, however, that all transactions pursuant to any operating leases that are in the standard form of operating lease used by the Borrowers, shall be deemed fair and reasonable.

(j)          Alterations. Be permitted, without the Administrative Agent’s consent, to perform alterations to the Improvements and Equipment which (i) do not constitute a Material Alteration and (ii) do not materially adversely affect any Borrower’s financial condition or the value or net operating income of any Collateral Asset.

(k)          Control Agreements. In the event of a resignation by a depository bank from its obligations under any Control Agreement, cause each applicable TRS Lessee to appoint a successor bank which assumes the obligations of such depository bank under such Control Agreement (substantially in accordance with the Administrative Agent’s then customary form of agreement) on or before the effective date of such depository bank’s resignation from its obligations thereunder. Provided an Event of Default is not then continuing, the Administrative Agent shall reasonably cooperate with each TRS Lessee in connection with the appointment of a successor bank necessitated on account of the termination of any Control Agreement.

(l)          Further Assurances. (i) Promptly upon request by the Administrative Agent, or any Lender through the Administrative Agent, correct, and cause each Loan Party to promptly correct, any material defect or error that may be discovered in any Loan Document or in the execution, acknowledgment, filing or recordation thereof.

(ii)         Promptly upon request by the Administrative Agent, or any Lender through the Administrative Agent, do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, conveyances, pledge agreements, account control agreements, mortgages, deeds of trust, trust deeds, assignments of leases and rents, assignments, financing statements and continuations thereof, termination statements, notices of assignment, transfers, certificates, assurances and other instruments as the Administrative Agent, or any Lender through the Administrative Agent, may reasonably require from time to time in order (A) to carry out more effectively the purposes of the Loan Documents, (B) to the fullest extent permitted by applicable law, to subject any Loan Party’s or any of its Subsidiaries’ properties, assets, rights or interests to the Liens now or hereafter intended to be covered by any of the Collateral Documents, (C) to perfect and maintain the validity, effectiveness and priority of any of the Collateral Documents and any of the Liens intended to be created thereunder and (D) to assure, convey, grant, assign, transfer, preserve, protect and confirm more effectively unto the Secured Parties the rights granted or now or hereafter intended to be granted to the Secured Parties under any Loan Document or under any other instrument executed in connection with any Loan Document to which any Loan Party or any of its Subsidiaries is or is to be a party, and cause each of its Subsidiaries to do so.

(m)        Performance of Material Contracts. Perform and observe all the material terms and provisions of each Material Contract to be performed or observed by it, maintain each such Material Contract in full force and effect, enforce each such Material Contract in accordance with its terms, take all such action to such end as may be from time to time reasonably requested by the Administrative Agent, and, upon the reasonable request of the Administrative Agent, make to each other party to each such Material Contract such demands and requests for information and reports or for action as any Borrower is entitled to make under such Material Contract. Notwithstanding the above, nothing in this subsection (m) shall prohibit or reduce the rights of any Borrower to enter into, terminate, modify, amend, renew or otherwise deal with any Material Contract to the extent the same does not constitute a violation of the terms and provisions of Section 5.02(l) hereof.

(n)          Compliance with Leases. Make all payments and otherwise perform all material obligations in respect of all leases of real property to which any Borrower is a party, keep such leases in full force and effect and not allow such leases to lapse or be terminated or any rights to renew such leases to be forfeited or cancelled (except if in the reasonable business judgment of such Person it is in its best economic interest not to maintain such lease or prevent such lapse, termination, forfeiture or cancellation and such failure to maintain such lease or prevent such lapse, termination, forfeiture or cancellation is not in respect of a Collateral Asset Operating Lease and could not otherwise reasonably be expected to result in a Material Adverse Effect), notify the Administrative Agent of any material default by any party with respect to such leases and cooperate in all reasonable respects with the Administrative Agent in all respects to cure any such default.

(o)          Interest Rate Hedging. Maintain at all times Interest Rate Cap Agreements required by Section 2.18.

(p)          Management Agreements. At all times cause each Collateral Asset to be managed and operated by an Approved Manager pursuant to an Approved Management Agreement.

(q)          Franchise Agreements. At all times cause each Collateral Asset to be licensed or franchised pursuant to, and operated in compliance with, an Approved Franchise Agreement. Within five (5) Business Days after the date of each Acquisition Advance, Borrowers shall cause to be delivered to the Administrative Agent (i) a Franchisor Comfort Letter relating to the applicable Collateral Assets that were the subject of such Acquisition Advance (to the extent not previously delivered to the Administrative Agent), executed and delivered by the Approved Franchisor of such Collateral Assets, and (ii) the Approved Franchise Agreement relating to such Collateral Assets and all amendments thereto (to the extent not previously delivered to the Administrative Agent), executed and delivered by such Approved Franchisor and the applicable TRS Lessee.

(r)           Maintenance of REIT Status. In the case of the Parent Guarantor, be organized in conformity with the requirements for qualification as a REIT under the Internal Revenue Code, and at all times continue to qualify as a REIT and elect to be treated as a REIT under all applicable laws, rules and regulations.

(s)          Reciprocal Easement Agreements. Perform and observe, or cause the applicable TRS Lessee to perform and observe, in all material respects, the terms and provisions of all reciprocal easement agreements or other similar agreements relating to any of the Collateral Assets to be performed or observed by it, enforce, or cause the applicable TRS Lessee to enforce, in all material respects, its rights under each such reciprocal easement agreement or other similar agreement in accordance with its terms, take, or cause the applicable TRS Lessee to take, all such action to such end as may be from time to time reasonably requested by the Administrative Agent, and, upon reasonable request of the Administrative Agent, make, or cause the applicable TRS Lessee or Subsidiary of any Borrower to make, to each other party to each such reciprocal easement agreement or other similar agreement such demands and requests for information and reports or for action as any Borrower or any of its Subsidiaries or any applicable TRS Lessee is entitled to make under such reciprocal easement agreement or other similar agreement.

(t)          Sarbanes-Oxley. In the case of Parent Guarantor, comply at all times with all applicable provisions of Section 402(a) of Sarbanes-Oxley.

(u)          Cash Management. Comply at all times with the terms and provisions of the Cash Management Agreement for so long as the same is in effect pursuant to the terms thereof.

(v)          Borrower SPE Requirements. In the case of each Borrower, (i) maintain in its constitutive documents the provisions referred to in the definition of Borrower SPE Requirements and (ii) comply with such provisions at all times.

(w)          Collateral Asset Operating Leases. Promptly (i) perform and observe, in all material respects, all of the covenants and agreements required to be performed and observed by the applicable Borrower under the Collateral Asset Operating Leases and do all things necessary to preserve and to keep unimpaired the Borrowers’ rights thereunder; (ii) notify the Administrative Agent of any material default under the Collateral Asset Operating Leases of which any Borrower is aware; (iii) deliver to the Administrative Agent a copy of any notice of default, notice of termination, extension notice or other material notice received by any Borrower under the Collateral Asset Operating Leases; and (iv) enforce in all material respects the performance and observance of all of the covenants and agreements required to be performed or observed by the applicable lessor under each Collateral Asset Operating Lease.

(x)          Insurance Proceeds and Condemnation Awards. With respect to each Collateral Asset, comply with the requirements of Schedule I to the Mortgage encumbering such Collateral Asset.

(y)          OFAC. Provide to the Administrative Agent and the Lenders any information that the Administrative Agent or such Lender deems reasonably necessary from time to time in order to ensure compliance with all applicable Sanctions and Anti-Corruption Laws.

(z)          Permitted Transfers. Pay all out-of-pocket, reasonable costs and expenses of the Administrative Agent in connection with any Equity Transfer, whether or not such Equity Transfer is deemed to be a Permitted Transfer, including, without limitation, all reasonable fees and expenses of the Administrative Agent’s counsel. The Borrowers shall, within five (5) Business Days after a request by the Administrative Agent, provide the Administrative Agent with copies of all organizational documents relating to any Permitted Transfer. In connection with any Permitted Transfer, to the extent a transferee shall own ten percent (10%) or more of the direct or indirect Equity Interests in any Borrower immediately following such Permitted Transfer (provided that such transferee owned less than ten percent (10%) of the direct or indirect Equity Interests in such Borrower as of the Closing Date), the Borrowers shall deliver (and the Borrowers shall be responsible for any out-of-pocket costs and expenses in connection therewith), customary searches reasonably requested by the Administrative Agent in writing (including credit, judgment, lien, litigation, bankruptcy, criminal and watch list) reasonably acceptable to the Administrative Agent with respect to such transferee.

(aa)         PIP. (i) Each Borrower shall take all necessary action to diligently complete in a manner acceptable to the applicable Approved Franchisor the PIP Work applicable to such Borrower’s Asset as contemplated under the applicable PIP and in accordance with the applicable PIP Budget on or before the PIP Completion Date, as any of the same may have been modified or amended in accordance with Section 5.02(v); provided, however, that in the case of any PIP having a budget in excess of $15,000 per room, the Administrative Agent, the Lenders and their respective agents and representatives (including the Administrative Agent’s engineer, architect or inspector) shall be entitled to enter onto any Borrower’s Asset during normal business hours upon reasonable notice (subject to the rights of guests or invitees of such Asset) to inspect the progress of any PIP Work and all materials being used in connection therewith and to examine all plans and shop drawings relating to such PIP Work. Such Borrower shall deliver to the Administrative Agent as soon as practicable following the completion of the applicable PIP Work evidence reasonably satisfactory to the Administrative Agent that the applicable Approved Franchisor has accepted the applicable PIP Work as complete.

(ii)         Not less than thirty (30) days prior to any Borrower’s commencement of any PIP Work related to a PIP, the applicable Borrower shall deliver to the Administrative Agent a detailed PIP Budget showing line-item detail reasonably acceptable to Administrative Agent in respect of such PIP.

(iii)        If the Administrative Agent receives notice from an Approved Franchisor or a Borrower that a Borrower has failed to complete the required PIP Work applicable to such Borrower’s Asset by the applicable PIP Completion Date (subject to any force majeure event and/or cure period provided for under the applicable PIP or Approved Franchise Agreement), the Administrative Agent (with the approval of the Required Lenders) may (after notice and a reasonable cure period not to exceed sixty (60) days unless the Administrative Agent reasonably determines that a shorter period is necessary to avoid any default or termination of the Approved Franchise Agreement) elect to complete such PIP Work, and the Borrowers shall reimburse the Administrative Agent and the Lenders upon demand for all sums expended by the Administrative Agent in connection with such completion of the PIP Work. Any amount expended by the Administrative Agent or the Lenders to complete any PIP Work shall be a Protective Advance and shall be secured by the Collateral Documents.

(iv)        The Borrowers shall give the Administrative Agent prompt written notice of any demand from an Approved Franchisor for an amendment to a PIP, and any demand from an Approved Franchisor for any repairs, maintenance, alterations, or improvements required to comply with an Approved Franchise Agreement.

(v)         (A) The Borrowers shall deposit or cause to be deposited with or on behalf of the Administrative Agent the PIP Reserve Funds (as defined below) at the times and in the amounts specified in this Section 5.01(aa)(v); and (B) the Borrowers shall deposit or cause to be deposited with or on behalf of the Administrative Agent such additional amounts as the Administrative Agent from time to time reasonably determines is necessary to cover any increases in a PIP Budget by more than ten percent (10%) in the aggregate, any additional PIP Work required by an Approved Franchisor under a PIP or any modification to a PIP or to cover PIP Work contemplated by any new property improvement plan imposed by an Approved Franchisor, and the cost of any repairs, maintenance, alterations, or improvements demanded by a Franchisor pursuant to an Approved Franchise Agreement. All such amounts shall be deposited directly by or at the direction of the Administrative Agent, into an account established to hold such funds (the “PIP Reserve Account”). Amounts deposited from time to time in the PIP Reserve Account pursuant to this Section 5.01(aa)(v) are referred to herein as the “PIP Reserve Funds” and shall be disbursed to fund PIP Work at the Assets from time to time in accordance with and subject to the PIP and the terms and provisions of Section 5.01(aa)(vi). The applicable Borrower shall deposit into the PIP Reserve Account (x) at least fifty percent (50%) of the aggregate projected cost of the PIP Work for each Asset (in respect of each Asset, the first fifty percent (50%) of such projected cost being the “First 50% of PIP Reserve Funds”) no later than ninety (90) days prior to the commencement date for the applicable PIP Work set forth in Schedule X and (y) the balance of the aggregate projected cost of the PIP Work in respect of such Asset on or prior to the commencement date for the applicable PIP Work set forth in Schedule X. If any PIP Budget increases by less than ten percent (10%) such that the applicable Borrower is not obligated to deposit additional funds into the PIP Reserve Account, the applicable Borrower shall fund from equity any amounts required to complete the applicable PIP Work to the extent that the PIP Reserve Funds are not sufficient to pay for the same and the applicable Borrower shall use any such equity to pay costs of the applicable PIP Work prior to requesting or using any PIP Reserve Funds.

(vi)        The Administrative Agent shall disburse the PIP Reserve Funds to Borrowers out of the PIP Reserve Account, provided that (A) such disbursement is for PIP Work contemplated by the applicable PIP; (B) the applicable Borrower for whom such disbursement is made shall have submitted to the Administrative Agent a request for payment at least ten (10) days prior to the date on which such Borrower has requested such payment be made, which request specifies the applicable PIP Work to be paid, (C) on the date such request is received by the Administrative Agent and on the date such payment is to be made, no Event of Default shall have occurred and be continuing, (D) the Administrative Agent shall have received an Officer’s Certificate from such Borrower (1) stating that all PIP Work to be funded by the requested disbursement have been completed in a good and workmanlike manner and in accordance with all applicable Legal Requirements, (2) stating that such disbursement is for PIP Work contemplated by the applicable PIP and has been completed in accordance therewith, (3) identifying each Person that supplied materials or labor in connection with the PIP Work to be funded by the requested disbursement, (4) stating that each such Person has been paid in full or will be paid in full upon such disbursement, (5) stating that the PIP Work to be funded has not been the subject of a previous disbursement of PIP Reserve Funds, (6) stating that all previous disbursements of PIP Reserve Funds have been used to pay the previously identified PIP Work, and (7) stating that all outstanding trade payables (other than those to be paid from the requested disbursement or those constituting Indebtedness permitted pursuant to Section 5.02(a)) have been paid in full, (E) the Administrative Agent shall have received a copy of any license, permit or other approval by any Governmental Authority required in connection with the PIP Work, and not previously delivered to the Administrative Agent, (F) the Administrative Agent shall have received conditional lien waivers or other evidence of payment satisfactory to the Administrative Agent, (G) the Administrative Agent shall have received, at the Administrative Agent’s option, a title search for the Asset indicating that the Asset is free from all Liens, claims and other encumbrances not previously approved by the Administrative Agent, (H) the Administrative Agent shall have received, at the Administrative Agent’s option, if the cost of the PIP Work exceeds $25,000, a report satisfactory to the Administrative Agent in its reasonable discretion from an architect or engineer approved by the Administrative Agent in respect of such architect or engineer’s inspection of the PIP Work, (I) the Administrative Agent shall have received such other evidence as the Administrative Agent shall reasonably request to demonstrate that the PIP Work to be funded by the requested disbursement has been completed and are paid for or will be paid upon such disbursement to Borrower, (J) the Administrative Agent shall not be required to disburse PIP Reserve Funds more frequently than once each calendar month; (K) each disbursement of PIP Reserve Funds must be in an amount not less than $25,000 (or a lesser amount if the total amount of PIP Reserve Funds is less than $25,000, in which case only one disbursement of the amount remaining in the PIP Reserve Account shall be made); and (L) each request for PIP Reserve Funds to be disbursed to Borrowers shall include a statement as to which PIP Budget line items are to be funded and what portion of the applicable PIP Budget remains unfunded.

(vii)       Nothing in this Section 5.01(aa) shall (A) make the Administrative Agent or the Lenders responsible for performing or completing any PIP Work; (B) require the Administrative Agent or the Lenders to expend funds in addition to the PIP Reserve Funds to complete any PIP Work; (C) obligate the Administrative Agent or the Lenders to proceed with any PIP Work; or (D) obligate the Administrative Agent or the Lenders to demand from the Borrowers additional sums to complete any PIP Work. Each Borrower shall cause all applicable contractors and subcontractors to cooperate with the Administrative Agent, each Lender or the Administrative Agent’s or any Lender’s agents or representatives described above in connection with inspections described in this Section 5.01(aa)(vi).

(viii)      In addition to any insurance required under the Loan Documents, each Borrower shall provide or cause to be provided workmen’s compensation insurance, builder’s risk insurance, public liability insurance and other insurance to the extent required under applicable law in connection with the PIP Work to such Borrower’s Asset. All such policies shall be in form and amount satisfactory to the Administrative Agent.

SECTION 5.02. Negative Covenants. So long as any Advance or any other Obligation of any Loan Party under any Loan Document shall remain unpaid or any Lender shall have any Commitment hereunder, at any time:

(a)           Liens, Etc. No Borrower will create, incur, assume or suffer to exist any Lien on or with respect to any of its assets of any character (including, without limitation, accounts) whether now owned or hereafter acquired, or sign or authorize or file or suffer to exist under the Uniform Commercial Code of any jurisdiction, a financing statement that names such Borrower as debtor, or sign or authorize or suffer to exist any security agreement authorizing any secured party thereunder to file such financing statement, or assign any accounts or other right to receive income, except, in each case:

(i)          Liens created under the Loan Documents;

(ii)         Permitted Liens; and

(iii)        Liens described on Schedule 4.01(o) hereto;

(b)          Indebtedness. No Borrower will create, incur, assume or suffer to exist any Indebtedness, except:

(i)          Indebtedness under the Loan Documents; and

(ii)         Unsecured trade payables incurred in the ordinary course of any Borrower’s business, not secured by Liens on the Collateral Assets, payable by or on behalf of such Borrower for or in respect of the operation of the Collateral Asset, provided that (A) each such amount shall be paid within ninety (90) days following the date on which each such amount is invoiced or otherwise becomes due and payable and (B) the aggregate outstanding trade payables in respect of a Collateral Asset shall not at any time exceed two percent (2%) of the Allocated Loan Amount related to such Collateral Asset.

(c)          Change in Nature of Business. No Guarantor will make any material change in the nature of its business as carried at the Closing Date (after giving effect to the transactions contemplated by the Loan Documents); or engage in any business other than as described in the Registration Statement and the requirements of the Loan Documents, and other business activities incidental thereto (including, without limitation, investment in Cash Equivalents).

(d)          Mergers, Etc. No Borrower will (i) dissolve, terminate or wind-up, (ii) merge or consolidate with or into any Person, (iii) convey, transfer (except as permitted by Section 5.02(e)), lease (but not including entry into Operating Leases between any Borrower and TRS Lessees) or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to, any Person.

(e)          Sales of Assets. No Borrower will sell, lease (other than by entering into Tenancy Leases permitted hereunder), transfer or otherwise dispose of, or grant any option or other right to purchase, lease (other than any option or other right to enter into Tenancy Leases) or otherwise acquire (each action described herein, including, without limitation, any Sale and Leaseback Transaction, being a “Transfer”), any Asset or Assets (or any direct or indirect Equity Interests in the owner thereof except as otherwise permitted pursuant to Section 5.02(k), in each case other than the following Transfers, which shall be permitted hereunder only so long as no Default or Event of Default shall exist or would result therefrom:

(i)          the Transfer of any Collateral Asset or Collateral Assets to any Person, in each case with the intention that such Collateral Asset or Collateral Assets, upon consummation of such Transfer shall no longer constitute a Collateral Asset or Collateral Assets, provided that:

(A)         the Debt Yield (calculated on a pro forma basis immediately after giving effect to such Transfer and any repayment of the Loan made at the time thereof as required by Section 2.06(b)), shall be no less than it was prior to such Transfer, together with supporting information in detail reasonably satisfactory to the Administrative Agent, and

(B)         on or prior to the date of such Transfer, as the case may be, (A) the Borrowers shall have delivered to the Administrative Agent a certificate signed by a Responsible Officer of the Borrowers, stating that before and after giving effect to such Transfer, the Loan Parties shall be in compliance with the covenants contained in Section 5.04, together with supporting information in form satisfactory to the Administrative Agent showing the computations used in determining compliance with such covenants, and (B) a certificate of the Chief Financial Officer (or other Responsible Officer performing similar functions) of the Borrowers demonstrating compliance with the foregoing clauses (1) through (2) and confirming that no (x) Default or (y) Event of Default shall exist on the date of such Transfer or will result therefrom, together with supporting information in detail reasonably satisfactory to the Administrative Agent, and

(ii)          the Transfer of (1) obsolete or worn out FF&E in the ordinary course of business or (2) inventory in the ordinary course of business, which FF&E or inventory, as the case may be, is used or held in connection with a Collateral Asset,

(iii)         the Transfer of any Collateral located at or used solely in connection with any Asset or Collateral Asset (1) in connection with any Transfer of such Asset or Collateral Asset permitted under this Section 5.02(e) or (2) as is otherwise expressly permitted under the Collateral Documents, or

(iv)         the Transfer of Cash Equivalents.

A Transfer within the meaning of this Section 5.02(e) shall be deemed to include (i) an installment sales agreement wherein any Borrower agrees to sell any Asset or any part thereof for a price to be paid in installments; and (ii) an agreement by any Borrower for the leasing of all or a substantial part of any Asset for any purpose other than the actual occupancy by a space tenant thereunder or a sale, assignment or other transfer of, or the grant of a security interest in, any Borrower’s right, title and interest in and to any Tenancy Leases or any rents or other amounts payable under any Tenancy Lease.

Following a Transfer of one or more Collateral Assets owned or leased by a Borrower in accordance with Section 5.02(e)(i), the Administrative Agent shall, upon the request of any Borrower and at the Borrowers’ expense, promptly release any Mortgages, security agreements, and UCC financing statements from such transferred Collateral Asset. Further, following a Transfer of one or more Collateral Asset owned by a Borrower in accordance with Section 5.02(e)(i), the Administrative Agent shall, upon the request of a Borrower and at the Borrowers’ expense, promptly release the Borrower that owned such Collateral Asset or Collateral Assets from each of the applicable Loan Documents.

(f)           Investments. No Borrower will make or hold any Investment other than:

(i)           Investments in Cash Equivalents;

(ii)          Investments in Collateral Assets; and

(iii)         Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss.

(g)          Restricted Payments. During the occurrence and continuation of a Lockbox Period (as defined in the Cash Management Agreement), the Borrowers, without the prior consent of the Required Lenders, will not declare or pay any dividends, purchase, redeem, retire, defease or otherwise acquire for value any of its Equity Interests now or hereafter outstanding, return any capital to its stockholders, partners or members (or the equivalent Persons thereof) as such, make any distribution of assets, Equity Interests, obligations or securities to its stockholders, partners or members (or the equivalent Persons thereof) as such.

(h)         Amendments of Constitutive Documents. No Borrower will amend, in each case in any material respect, its limited liability company agreement, partnership agreement, certificate of incorporation or bylaws or other constitutive documents, provided that (1) any amendment to any such constitutive document that would be adverse to any of the Secured Parties shall be deemed “material” for purposes of this Section; and (2) any amendment to any such constitutive document that would designate a Borrower as a “special purpose entity” or otherwise confirm such Borrower’s status as a “special purpose entity” shall be deemed “not material” for purposes of this Section.

(i)          Accounting Changes. No Loan Party will make or permit any change in (i) accounting policies or reporting practices, except as required or permitted by generally accepted accounting principles, or (ii) Fiscal Year.

(j)          Speculative Transactions. No Loan Party will engage in any transaction involving commodity options or futures contracts or any similar speculative transactions other than the Interest Rate Cap Agreements that the Borrowers are required to obtain and maintain pursuant to Section 5.01(o).

(k)          Transfers. No Borrower nor any other Person having a direct or indirect ownership or beneficial interest in any Borrower shall sell, convey, mortgage, grant, bargain, encumber, pledge, assign or transfer any Equity Interest, direct or indirect, in any Borrower, whether voluntarily or involuntarily (an “Equity Transfer”) other than pursuant to a Permitted Transfer. An Equity Transfer within the meaning of this Section 5.02(k) shall be deemed to include (i) if any Borrower, any Guarantor or any general partner, managing member or controlling shareholder of any Borrower or any Guarantor is a corporation, the voluntary or involuntary sale, conveyance or transfer of such corporation’s Equity Interests (or the Equity Interests of any corporation directly or indirectly controlling such corporation by operation of law or otherwise) or the creation or issuance of new stock; (ii) if any Borrower, any Guarantor or any general partner, managing member or controlling shareholder of Borrower or any Guarantor is a limited or general partnership, joint venture or limited liability company, the change, removal, resignation or addition of a general partner, managing partner, limited partner, joint venturer or member or the transfer of the partnership interest of any general partner, managing partner or limited partner or the transfer of the interest of any joint venturer or member; and (iii) any pledge, hypothecation, assignment, transfer or other encumbrance of any direct or indirect Equity Interest in any Borrower.

(l)          Amendment, Etc. of Material Contracts. No Borrower will enter into, cancel or terminate any Material Contract or consent to or accept any cancellation or termination thereof, amend or otherwise modify any Material Contract or give any consent, waiver or approval thereunder, waive any default under or breach of any Material Contract, agree in any manner to any other amendment, modification or change of any term or condition of any Material Contract in each case without the prior approval of the Administrative Agent.

(m)         Negative Pledge. No Borrower will enter into or suffer to exist any agreement prohibiting or conditioning the creation or assumption of any Lien upon any of its property or assets (including, without limitation, any Collateral Assets), except pursuant to the Loan Documents.

(n)          Zoning; Partition. Without the prior written consent of the Administrative Agent, which shall not be unreasonably withheld, delayed or conditioned, no Borrower shall (a) initiate or consent to any zoning reclassification of any portion of any Collateral Asset, (b) seek any variance under any existing zoning ordinance that would result in the use of any Collateral Asset becoming a non-conforming use under any zoning ordinance or any other applicable land use Legal Requirement, or (c) allow any portion of any Collateral Asset to be used in any manner that could result in the use of any Collateral Asset becoming a non-conforming use under any zoning ordinance or any other applicable land use Legal Requirement. No Borrower shall permit the partition of any Collateral Asset.

(o)         Accounts. No Borrower will, without the approval of the Administrative Agent, open or permit the opening of any account for the deposit of revenues of any Borrower, other than (i) the Lockbox Account (as defined in the Cash Management Agreement), (ii) the Property Accounts (as defined in the Cash Management Agreement), and (iii) any account for amounts required by law to be segregated by any Borrower. For the avoidance of doubt, the foregoing shall not restrict or be deemed to restrict the Borrowers or any Approved Manager from depositing, holding and/or disbursing amounts released to the Borrowers, such Approved Manager or their respective affiliates in accordance with the terms and provisions of the Cash Management Agreement in one or more accounts.

(p)         Borrower SPE Requirements. No Loan Party will amend or otherwise modify any provisions in the constitutive documents of any Borrower that incorporate the terms of the Borrower SPE Requirements or give any consent, waiver or approval to such amendments or modifications, waive any default under or breach of the Borrower SPE Requirements incorporated into such constitutive documents, agree in any manner to any other amendment, modification or change of any term or condition of the Borrower SPE Requirements incorporated into such constitutive documents or take any other action in connection with the Borrower SPE Requirements that would impair in any material respect the value of the interest or rights of any Loan Party thereunder or that would impair or otherwise adversely affect in any material respect the interest or rights, if any, of the Administrative Agent or any Lender.

(q)         Multiemployer Plans. Except as would not reasonably be expected to result in a liability to a Loan Party of an amount equal to or greater than $5,000,000.00, neither any Loan Party nor any ERISA Affiliate will contribute to or be required to contribute to any Multiemployer Plan.

(r)          OFAC. No Loan Party shall knowingly engage in any dealings or transactions with any Person, or in any country or territory, that at the time of the dealing or transaction is, or whose government is, the subject of Sanctions.

(s)          Operating Leases; Control Agreements. (i) Without the prior written consent of the Administrative Agent, no Borrower shall surrender, terminate or modify any Operating Lease, provided, however, notwithstanding the foregoing, so long as the applicable Operating Lease remains fully subordinate to the Lien of the applicable Mortgage, the Borrower and TRS Lessee party thereto shall be permitted to amend such Operating Lease to (i) extend the term of such Operating Lease, (ii) increase the rent payable thereunder or (iii) reduce the rent payable thereunder, provided that any such amendment could not reasonably be expected to have a Material Adverse Effect. So long as the Loan is outstanding, the Borrowers and TRS Lessees shall extend the Operating Leases on or before the then applicable expiration date.

(ii)          No TRS Lessee may terminate any Control Agreement without the Administrative Agent’s prior consent.

(t)          Tenancy Leases. (i) No Borrower shall (and shall not permit any TRS Lessee) to enter into any Tenancy Lease (x) other than in good faith or (y) for a use that detracts in any material respect from the principal use of the Collateral Asset as a hotel. Except as otherwise provided in this Section 5.02(t), no Borrower shall and shall not permit any TRS Lessee to (A) enter into any Tenancy Lease on other than “market” rental rates (in the Borrowers’ good faith judgment), (B) enter into any Material Lease (a “New Lease”), (C) consent to the assignment of any Material Lease (unless required to do so by the terms of such Material Lease) that releases the original tenant from its obligations under the Material Lease, or (D) modify or terminate any Material Lease (including, without limitation, accept a surrender of any portion of the Collateral Asset subject to a Material Lease (unless otherwise permitted or required by law), allow a reduction in the term of any Material Lease or a reduction in the rent payable under any Material Lease, change any renewal provisions of any Material Lease, materially increase the obligations of the landlord or materially decrease the obligations of any Tenant) or terminate any Material Lease) (any such action referred to in clauses (C) and (D) being referred to herein as a “Lease Modification”) without the prior written consent of the Administrative Agent in each case which consent, so long as no Event of Default is then continuing, shall not be unreasonably withheld, delayed or conditioned. Any New Lease or Lease Modification that requires the Administrative Agent’s consent shall be delivered to the Administrative Agent for approval not less than ten (10) Business Days prior to the effective date of such New Lease or Lease Modification. If the Administrative Agent shall have not have responded within ten (10) Business Days after notice from the applicable Borrower requesting consent, which request shall include a copy of the proposed Lease Modification, such Borrower may send a second notice to the Administrative Agent requesting consent and if the Administrative Agent shall not respond within five (5) Business Days after its receipt of such second notice, its approval shall be deemed given. Any such second notice shall be in an envelope marked “PRIORITY” containing a bold-faced, conspicuous in a font size that is not less than fourteen (14)) legend at the top of the first page thereof stating that “SECOND AND FINAL NOTICE: THIS IS A REQUEST FOR CONSENT UNDER THE LOAN BY DEUTSCHE BANK AG NEW YORK BRANCH AND CERTAIN OTHER LENDERS TO AFFILIATES OF AMERICAN REALTY CAPITAL HOSPITALITY TRUST, INC. IF YOU FAIL TO PROVIDE A SUBSTANTIVE RESPONSE (E.G., APPROVAL, DENIAL OR REQUEST FOR CLARIFICATION OR MORE INFORMATION) TO THIS REQUEST FOR APPROVAL IN WRITING WITHIN FIVE (5) BUSINESS DAYS, YOUR APPROVAL SHALL BE DEEMED GIVEN.”

(iii)         Subject to terms of this Section 5.02(t), provided no Event of Default shall have occurred and be continuing, the Borrowers may or may cause the TRS Lessees to enter into a New Lease or Lease Modification, without the Administrative Agent’s prior written consent, that satisfies each of the following conditions: (A) with respect to a New Lease or Lease Modification, the premises demised thereunder is not more than 5,000 net rentable square feet of the applicable Collateral Asset; (B) the term of such New Lease or Lease Modification, as applicable, does not exceed 60 months, plus up to two (2) 60-month option terms (or equivalent combination of renewals); (C) the New Lease or Lease Modification provides for “market” rental rates and does not contain any terms which would adversely affect the Administrative Agent’s or any Lender’s rights under the Loan Documents or that would have a Material Adverse Effect; (D) the New Lease or Lease Modification, as applicable, provides that the premises demised thereby cannot be used for any of the following uses: any pornographic or obscene purposes, any commercial sex establishment, any pornographic, obscene, nude or semi-nude performances, modeling, materials, activities or sexual conduct or any other use that has or could reasonably be expected to have a Material Adverse Effect; (E) the tenant under such New Lease or Lease Modification, as applicable, is not an Affiliate of Borrower; (F) the New Lease or Lease Modification, as applicable, does not prevent insurance proceeds or condemnation awards from being held and disbursed by the Administrative Agent in accordance with the terms hereof and does not entitle any tenant to receive and retain insurance proceeds or condemnation awards, except those that may be specifically awarded to it in condemnation proceedings because of the condemnation of its trade fixtures and its leasehold improvements which have not become part of the Collateral Asset and such business loss as tenant may specifically and separately establish; and (G) the New Lease or Lease Modification, as applicable satisfies the requirements of Section 5.02(t)(vii) and (viii).

(iv)        Upon the execution of any New Lease or Lease Modification, as applicable, the Borrowers shall deliver to the Administrative Agent an executed copy of the Lease.

(v)         The Borrower agree that no Borrower or TRS Lessee shall have the right or power, as against the Administrative Agent without its consent, to cancel, abridge, or otherwise modify any Tenancy Lease unless such modification complies with this Section 5.02(t).

(vi)        All security or other deposits of tenants of the Collateral Assets shall be treated as trust funds and shall, if required by law or the applicable Tenancy Lease not be commingled with any other funds of Borrowers, and such deposits shall be deposited, upon receipt of the same by the Borrowers in a separate trust account maintained by the Borrowers expressly for such purpose. Within ten (10) Business Days after written request by the Administrative Agent, the Borrowers shall furnish to Administrative Agent reasonably satisfactory evidence of compliance with this Section 5.02(t)(v), together with a statement of all lease securities deposited with the Borrowers by the tenants and the location and account number of the account in which such security deposits are held.

(vii)       The Borrowers shall and shall cause each TRS Lessee to (i) promptly perform and observe all of the material terms, covenants and conditions required to be performed and observed by the Borrowers under the Tenancy Leases, if the failure to perform or observe the same would have a Material Adverse Effect; (ii) exercise, within ten (10) Business Days after a written request by the Administrative Agent, any right to request from the tenants under any Tenancy Lease a certificate with respect to the status thereof and (iii) not collect any of the rents, more than one (1) month in advance (except that the Borrowers may collect such security deposits and last month’s rents as are permitted by Legal Requirements and are commercially reasonable in the prevailing market and collect other charges in accordance with the terms of each Tenancy Lease).

(viii)      All Lease Modifications and New Leases entered into by the Borrowers or a TRS Lessee after the Closing Date shall by their express terms be subject and subordinate to the Loan Documents (through a subordination provision contained in such Lease or otherwise).

(ix)         Each Lease Modification and New Lease entered into from and after the Closing Date shall provide (through an attornment provision contained in such Lease or otherwise) that in the event of the enforcement by the Administrative Agent of any remedy under the Loan Documents, the tenant under such Tenancy Lease shall, at the option of the Administrative Agent or of any other Person succeeding to the interest of the Administrative Agent as a result of such enforcement, attorn to the Administrative Agent or to such Person and shall recognize the Administrative Agent or such successor in the interest as lessor under such Lease without change in the provisions thereof; provided, however, the Administrative Agent or such successor in interest shall not be liable for or bound by (i) any payment of an installment of rent or additional rent made more than thirty (30) days before the due date of such installment, (ii) any act or omission of or default by the applicable Borrower under any such Tenancy Lease (but the Administrative Agent, or such successor, shall be subject to the continuing obligations of the landlord to the extent arising from and after such succession to the extent of the Administrative Agent’s, or such successor’s, interest in the applicable Collateral Asset), (iii) any credits, claims, setoffs or defenses which any tenant may have against such Borrower, (iv) any obligation on such Borrower’s part, pursuant to such Tenancy Lease, to perform any tenant improvement work or (v) any obligation on such Borrower’s part, pursuant to such Lease, to pay any sum of money to any tenant. Each such Lease Modification or New Lease shall also provide that, upon the reasonable request by the Administrative Agent or such successor in interest, the tenant shall execute and deliver an instrument or instruments confirming such attornment.

(u)          Alterations. No Borrower shall perform any Material Alteration without the Administrative Agent’s prior written consent. The Administrative Agent may, as a condition to giving its consent to a Material Alteration, require that the Borrowers deliver to the Administrative Agent security for payment of the cost of such Material Alteration and as additional security for the Borrowers’ Obligations under the Loan Documents that is reasonably acceptable to the Administrative Agent. Such security shall be in an amount equal to the excess of the total unpaid amounts incurred and to be incurred with respect to such alterations to the Improvements (other than such amounts to be paid or reimbursed by tenants under the Tenancy Leases) over the Alteration Threshold, and the Administrative Agent may apply such security from time to time at the option of the Borrowers to pay for such alterations so long as the amount of any remaining security after each such payment is sufficient in the reasonable judgment of the Administrative Agent to pay for any remaining cost to complete such alterations. Upon substantial completion of any Material Alteration, the Borrowers shall provide evidence satisfactory to the Administrative Agent that (i) the Material Alteration was constructed in accordance with applicable laws and regulations, (ii) all contractors, subcontractors, materialmen and professionals who provided work, materials or services in connection with the Material Alteration have been paid in full and have delivered unconditional releases of liens, and (iii) all material licenses and permits necessary for the use, operation and occupancy of the Material Alteration (other than those which depend on the performance of any tenant improvement work) have been issued. If the Borrowers have provided cash security, as provided above, such cash shall be released by the Administrative Agent to fund the cost of such Material Alterations as such costs are incurred as provided above with any balance thereof being released to the Borrowers upon the Borrowers’ satisfaction of the requirements of the preceding sentence, and if the Borrowers have provided non-cash security, except to the extent applied by the Administrative Agent to fund such Material Alterations, the Administrative Agent shall release and return such security upon the Borrowers’ satisfaction of the requirements of the preceding sentence.

(v)          PIP. Subject to Section 3.02(b), the Administrative Agent hereby approves each PIP and each PIP Budget set forth on Schedules IX and XI, respectively. No Borrower shall, without the prior written approval of the Administrative Agent, modify or amend in any material respect any PIP or any PIP Budget; provided, however, that any modification or amendment to any PIP or any PIP Budget accepted by the applicable Approved Franchisor shall be deemed approved by the Administrative Agent so long as (i) no Event of Default shall have occurred and be continuing, (ii) such modification or amendment shall not serve to increase any PIP Budget by more than ten percent (10%) in the aggregate or accelerate any PIP Completion Date by more than ninety (90) days without the Administrative Agent’s approval; provided further that (x) if ,following any such acceleration to any PIP Completion Date, such PIP Completion Date is not at least ninety (90) days after the proposed commencement date for the applicable PIP Work set forth in Schedule X, the applicable Borrower shall accelerate such commencement date by the same number of days by which the applicable PIP Completion Date was accelerated and (y) after taking into account any changes to any such completion date, the applicable Borrower shall be in compliance with the funding requirements for the PIP Reserve Funds set forth in Section 5.01(aa)(v), and (C) in all cases, the Borrowers shall provide prompt written notice of all such modifications or amendments.

SECTION 5.03. Reporting Requirements. So long as any Advance or any other Obligation of any Loan Party under any Loan Document shall remain unpaid or any Lender shall have any Commitment hereunder, the Borrowers will furnish to the Administrative Agent and the Lenders in accordance with Section 9.02(b):

(a)          Default Notice. As soon as possible and in any event within five (5) Business Days after the occurrence of each Default or any event, development or occurrence reasonably expected to result in a Material Adverse Effect continuing on the date of such statement, a statement of the Chief Financial Officer (or other Responsible Officer) of the Borrowers setting forth details of such Default or such event, development or occurrence and the action that the Borrowers have taken and propose to take with respect thereto.

(b)          Annual Financials. As soon as available and in any event within ninety (90) days after the end of each Fiscal Year, a copy of the annual audit report for such year for the Parent Guarantor and its Consolidated Subsidiaries, including therein Consolidated and consolidating balance sheets of the Parent Guarantor and its Subsidiaries as of the end of such Fiscal Year and Consolidated and consolidating statements of income and a Consolidated and consolidating statement of cash flows of the Parent Guarantor and its Subsidiaries for such Fiscal Year (it being acknowledged that a copy of the annual audit report filed by the Parent Guarantor with the Securities and Exchange Commission shall satisfy the foregoing requirements), in each case accompanied by (x) an unqualified opinion acceptable to the Required Lenders of KPMG, LLP (or any other so-called “Big Four” accounting firm), Grant Thornton LLP or other independent public accountants of recognized standing reasonably acceptable to the Required Lenders, and (y) if applicable, a report of such independent public accountants as to the Parent Guarantor’s internal controls required under Section 404 of the Sarbanes-Oxley Act of 2002, in each case certified in a manner to which the Required Lenders have not objected, together with (i) a schedule in form satisfactory to the Administrative Agent of the computations used by the Borrowers in determining, as of the end of such Fiscal Year, compliance with the covenants contained in Section 5.04, provided that in the event of any change in GAAP used in the preparation of such financial statements, the Borrowers shall also provide, if necessary for the determination of compliance with Section 5.04, a statement of reconciliation conforming such financial statements to GAAP and (ii) a certificate of the Chief Financial Officer (or other Responsible Officer) of the Borrowers stating that (A) no Default has occurred and is continuing or, if a Default has occurred and is continuing, a statement as to the nature thereof and the action that the Borrowers have taken and propose to take with respect thereto and (B) the Debt Yield as of the last day of Fiscal Year (together with supporting evidence reasonably acceptable to the Administrative Agent).

(c)          Quarterly Financials. As soon as available and in any event within forty-five (45) days after the end of each of the first three quarters of each Fiscal Year, Consolidated and consolidating balance sheets of the Parent Guarantor and its Subsidiaries as of the end of such quarter and Consolidated and consolidating statements of income and a Consolidated and consolidating statement of cash flows of the Parent Guarantor and its Subsidiaries for the period commencing at the end of the previous fiscal quarter and ending with the end of such fiscal quarter and Consolidated and consolidating statements of income and a Consolidated and consolidating statement of cash flows of the Parent Guarantor and its Subsidiaries for the period commencing at the end of the previous Fiscal Year and ending with the end of such quarter, setting forth in each case in comparative form the corresponding figures for the corresponding date or period of the preceding Fiscal Year, all in reasonable detail and duly certified (subject to normal year-end audit adjustments) by the Chief Executive Officer, Chief Financial Officer or Treasurer (or other Responsible Officer performing similar functions) of the Borrowers as having been prepared in accordance with GAAP (it being acknowledged that a copy of the quarterly financials filed by the Parent Guarantor with the Securities and Exchange Commission shall satisfy the foregoing requirements), together with (i) a certificate of such officer stating (A) that no Default has occurred and is continuing or, if a Default has occurred and is continuing, a statement as to the nature thereof and the action that the Borrowers have taken and propose to take with respect thereto and (B) the Debt Yield as of the last day of such quarter (together with supporting evidence reasonably acceptable to the Administrative Agent), and (ii) a schedule in form satisfactory to the Administrative Agent of the computations used by the Borrowers in determining compliance with the covenants contained in Section 5.04, provided that in the event of any change in GAAP used in the preparation of such financial statements, the Borrowers shall also provide, if necessary for the determination of compliance with Section 5.04, a statement of reconciliation conforming such financial statements to GAAP.

(d)          [Intentionally Omitted].

(e)          Collateral Asset Financials. As soon as available and in any event within forty five (45) days after the end of each calendar quarter beginning on January 1, 2015, a statement of profits and losses in respect of each individual hotel comprising the Collateral Assets, which lists in Microsoft Excel format the following information for each Collateral Asset: (1) the city and state where each such Collateral Asset is located, (2) the number of rooms, (3) the Appraised Value, and (4) for the twelve (12) consecutive months most recently occurring, (A) the rate of occupancy, (B) the “ADR” or average daily rate, (C) the “RevPAR” or average revenue per available room, and (D) a detailed income statement showing all revenues and expenses on a line item basis.

(f)          Annual Budgets. As soon as available and in any event within than forty-five (45) days after the end of each Fiscal Year, forecasts prepared by management of the Parent Guarantor, in form reasonably satisfactory to the Administrative Agent, of income statements on a quarterly basis for the then current Fiscal Year and on an annual basis for each Fiscal Year thereafter.

(g)          Material Litigation. Promptly after the commencement thereof, notice of all actions, suits, investigations, litigation and proceedings before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, affecting any Loan Party or any Intervening Entity of the type described in Section 4.01(f), and promptly after the occurrence thereof, notice of any material adverse change in the status or the financial effect on any Loan Party or any Intervening Entity of the Material Litigation from that described on Schedule 4.01(f) hereto.

(h)          Securities Reports. Promptly after the sending or filing thereof, to the extent not publicly available electronically at www.sec.gov, copies of all proxy statements, Forms 10-K, 10-Q and 8-K (or their equivalents), and all registration statements (but only in the event they are not redundant of a prior filing already delivered to the Administrative Agent pursuant to this subsection), that any Loan Party or any Intervening Entity files with the Securities and Exchange Commission or any Governmental Authority that may be substituted therefor, or with any national securities exchange.

(i)          Environmental Conditions. Notice to the Administrative Agent (i) promptly upon obtaining knowledge of any material violation of any Environmental Law affecting any Collateral Asset or the operations thereof or the operations of any Borrower, (ii) promptly upon obtaining knowledge of any known release, discharge or disposal of any Hazardous Materials at, from, or into any Collateral Asset which it reports in writing or is legally required to report in writing to any Governmental Authority and which is material in amount or nature or which would reasonably be expected to materially adversely affect the value of such Collateral Asset, (iii) promptly upon its receipt of any written notice of material violation of any Environmental Laws or of any material release, discharge or disposal of Hazardous Materials in violation of any Environmental Laws or any matter that would reasonably be expected to result in an Environmental Action, including a notice or claim of liability or potential responsibility from any third party (including without limitation any federal, state or local governmental officials) and including notice of any formal inquiry, proceeding, demand, investigation or other action with regard to (A) such Borrower’s or any other Person’s operation of any Collateral Asset in compliance with Environmental Laws, (B) Hazardous Materials contamination on, from or into any Collateral Asset, or (C) investigation or remediation of off-site locations at which such Borrower or any of its predecessors are alleged to have directly or indirectly disposed of Hazardous Materials, or (iv) promptly upon such Borrower obtaining knowledge that any expense or loss has been incurred by such Governmental Authority in connection with the assessment, containment, removal or remediation of any Hazardous Materials with respect to which such Borrower would reasonably be expected to incur material liability or for which a Lien may be imposed on any Collateral Asset, provided that notice is required only for any of the events described in clauses (i) through (iv) above that would reasonably be expected to result in a Material Adverse Effect, would reasonably be expected to result in a material Environmental Action with respect to any Collateral Asset or would reasonably be expected to result in a Lien against any Collateral Asset.

(j)          Collateral Asset Value. Promptly after discovery of any setoff, claim, withholding or defense asserted or effected against any Borrower, or to which any Collateral Asset is subject, which would reasonably be expected to (i) have a material adverse effect on the value of a Collateral Asset, (ii) have a Material Adverse Effect or (iii) result in the imposition or assertion of a Lien against any Collateral Asset which is not a Permitted Lien, notice to the Administrative Agent thereof.

(k)          Appraisals. At the expense of the Borrowers, (i) during the continuance of an Event of Default, new Appraisals of all Collateral Assets if requested by the Administrative Agent, provided that the Administrative Agent shall not make any such request more frequently than once in a twelve (12) month period, and (ii) if the Borrowers shall elect to exercise the first one-year extension option set forth in Section 2.16(a), Appraisals of all Collateral Assets not later than ten (10) Business Days prior to the First Extension Date, which Appraisals shall be dated not more than ninety (90) days prior to the First Extension Date.

(l)          Reconciliation Statements. If, as a result of any change in accounting principles and policies from those used in the preparation of the audited financial statements referred to in Section 4.01(g), the Consolidated and consolidating financial statements of the Parent Guarantor and its Subsidiaries delivered pursuant to Section 5.03(b) or (c) will differ in any material respect from the Consolidated and consolidating financial statements that would have been delivered pursuant to such Section had no such change in accounting principles and policies been made, then (i) together with the first delivery of financial statements pursuant to Section 5.03(b) or (c) following such change, Consolidated and consolidating financial statements of the Parent Guarantor and its Subsidiaries for the fiscal quarter immediately preceding the fiscal quarter in which such change is made, prepared on a pro forma basis as if such change had been in effect during such fiscal quarter, and (ii) if requested by Administrative Agent, a written statement of the Chief Executive Officer, Chief Financial Officer or Treasurer (or other Responsible Officer performing similar functions) of the Parent Guarantor setting forth the differences (including any differences that would affect any calculations relating to the financial covenants set forth in Section 5.04) which would have resulted if such financial statements had been prepared without giving effect to such change.

(m)          Material Contract. As soon as available, a copy of any Material Contract entered into with respect to any Collateral Asset after the Closing Date.

(n)          Other Information. Promptly, such other information respecting the business, condition (financial or otherwise), operations, performance, properties or prospects (which information, in the case of prospects only, shall be related to the specific business activities and geographic locations of the Loan Parties and their respective Subsidiaries and their Assets and not on the general condition of the U.S. or relevant foreign economies or the capital markets generally) of any Loan Party or any of its Subsidiaries as the Administrative Agent, or any Lender through the Administrative Agent, may from time to time reasonably request.

SECTION 5.04. Financial Covenants. So long as any Advance or any other Obligation of any Loan Party under any Loan Document shall remain unpaid, or any Lender shall have any Commitment hereunder:

(a)          Minimum Debt Service Coverage Ratio. Borrowers will maintain at all times following the date of the initial Advance, a minimum Debt Service Coverage Ratio of not less than 1.10:1.

(b)          Minimum Consolidated Tangible Net Worth: Parent Guarantor will Maintain at all times a Consolidated Tangible Net Worth of not less than $400,000,000.

(c)          Minimum Liquidity: Parent Guarantor and the Operating Partnership will collectively maintain at all times aggregate Cash Equivalents (excluding any Cash Equivalents related to the Collateral Assets) of not less than (i) $10,000,000 for the period from the Closing Date through June 30, 2016, (ii) $15,000,000 for the period from July 1, 2016 through June 30, 2017 and (iii) $25,000,000 thereafter.

To the extent any calculations described in this Section 5.04 are required to be made on any date of determination other than the last day of a fiscal quarter of the Parent Guarantor, such calculations shall be made on a pro forma basis to account for any acquisitions or dispositions of Assets (including in respect of revenues generated by such acquired or disposed of Assets), and the incurrence or repayment of any Debt for Borrowed Money relating to such Assets, that have occurred since the last day of the fiscal quarter of the Parent Guarantor most recently ended. To the extent any calculations described in this Section 5.04 are required to be made on a Test Date relating to an Advance, a merger permitted under Section 5.02(d), or a Transfer permitted under Section 5.02(e)(i), such calculations shall be made on a pro forma basis after giving effect to such Advance, merger, Transfer or such other event, as applicable. All such calculations shall be reasonably acceptable to the Administrative Agent.

Article VI
EVENTS OF DEFAULT

SECTION 6.01. Events of Default. If any of the following events shall occur and be continuing, the Borrowers may take one of the following actions, as determined by the Borrowers in their sole and absolute discretion: (i) cure such Default within the number of days set forth below with respect to such Default (if any), (ii) other than with respect to a Default pursuant to Section 6.01(f), if the Default pertains solely to or is caused solely by one or more Collateral Assets and the release of such Collateral Asset or Collateral Assets in accordance with Sections 2.06(b) and 5.02(e)(i) would cure such Default and immediately after the Transfer of such Collateral Asset no Default or Event of Default would then exist, Transfer such Collateral Asset(s) in accordance and in compliance with such Sections, provided that the Transfer of such Asset and any required adjustments to the Advances outstanding shall be completed not later than five (5) Business Days after the date of the Default or (iii) other than with respect to a Default pursuant to Section 6.01(f), repay all Obligations under the Loan Documents by the later of (A) the last day of any applicable cure period set forth below with respect to such Default (if any) and (B) five (5) Business Days after the date of Default (items (i), (ii) and (iii) above, collectively the “Borrower Cure Rights”). If none of the Borrower Cure Rights are completed by the Loan Parties within the applicable time periods described above, or any event described in Section 6.01(f) below shall occur, an event of default (“Events of Default”) shall occur and be continuing:

(a)          Failure to Make Payments When Due. (i) Any Borrower shall fail to pay any principal of any Advance when the same shall become due and payable, (ii) any Borrower shall fail to pay any interest on any Advance when the same shall become due and payable, or (iii) any Loan Party shall fail to make any other payment under any Loan Document under this clause (iii) within three (3) Business Days after the earlier of the date on which (A) a Responsible Officer of any Loan Party obtains actual knowledge of such failure or (B) written notice thereof shall have been given to the Borrower by the Administrative Agent or any Lender; or

(b)          Breach of Representations and Warranties. Any representation or warranty made by any Loan Party (or any of its officers or the officers of its general partner or managing member, as applicable) under or in connection with any Loan Document shall prove to have been incorrect in any material respect when made; or

(c)          Breach of Certain Covenants. Any Loan Party shall fail to perform or observe any term, covenant or agreement contained in Section 2.14, 5.01(d) (only with respect to an Asset which is at such time a Collateral Asset), (e) (only with respect to a Loan Party), (i), (k), (n) (solely to the extent such failure would permit the lessor under the applicable Collateral Asset Operating Lease to terminate such lease), (r), (t) or (y), 5.02(a) – (o), (q), (r), 5.03(a), (g), (i), (j) or (k), 5.04(a), 5.04(c) (provided that in the case of Section 5.04(c), it shall not constitute a Default or an Event of Default until such non-compliance has continued for at least ten (10) Business Days) or 9.14; or

(d)          Other Defaults under Loan Documents. Any Loan Party shall fail to perform or observe any other term, covenant or agreement contained in any Loan Document on its part to be performed or observed if such failure shall remain unremedied for 30 days after the earlier of the date on which (i) a Responsible Officer of a Loan Party becomes aware of such failure or (ii) written notice thereof shall have been given to the Borrowers by the Administrative Agent or any Lender, provided that in the case of any such default which is susceptible to cure but cannot be cured within thirty (30) days through the exercise of reasonable diligence, if such Loan Party commences such cure within the initial thirty (30) day period and diligently prosecutes same to completion, such period of thirty (30) days shall be extended for such additional period of time as may be reasonably necessary to cure same, provided such additional period shall in no event exceed thirty (30) days; or

(e)          Intentionally Omitted.

(f)          Insolvency Events. Any Loan Party shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against any Loan Party seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it) that is being diligently contested by it in good faith, either such proceeding shall remain undismissed or unstayed for a period of sixty (60) days or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or any substantial part of its property) shall occur; or any Loan Party shall take any corporate action to authorize any of the actions set forth above in this subsection (f); or

(g)          Monetary Judgments. Any judgments or orders, either individually or in the aggregate, for the payment of money in excess of $500,000, shall be rendered against any Borrower or any Subsidiary thereof and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall be any period of thirty (30) consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; provided, however, that any such judgment or order shall not give rise to an Event of Default under this Section 6.01(g) if and so long as (A) the amount of such judgment or order which remains unsatisfied is covered by a valid and binding policy of insurance between the respective Borrower or Subsidiary and the insurer covering full payment (subject to any customary deductible) of such unsatisfied amount and (B) such insurer, which shall be rated at least “A” by A.M. Best Company, has been notified, and has not disputed the claim made for payment, of the amount of such judgment or order; or

(h)          Non-Monetary Judgments. (i) Any non-monetary judgment, order or writ shall be rendered against any Borrower or Subsidiary thereof or (ii) any seizure or attachment shall be issued or enforced against any Borrower or any of its Collateral Assets, in any such case that would reasonably be expected to result in a Material Adverse Effect, and there shall be any period of thirty (30) consecutive days during which a stay of enforcement of such judgment, order, writ, seize or attachment, by reason of a pending appeal or otherwise, shall not be in effect; or

(i)           Unenforceability of Loan Documents. (i) Any material provision of any Loan Document after delivery thereof pursuant to Section 3.01 or Section 3.02 shall for any reason (other than pursuant to the terms thereof) cease to be valid and binding on or enforceable against any Loan Party which is party to it, or (ii) any such Loan Party shall so state in writing; provided, however, that solely with respect to clause (i), any such failure shall not give rise to an Event of Default hereunder if such failure is unintentional on the part of the Loan Parties and reasonably susceptible of cure by the Loan Parties with the reasonable cooperation of the Administrative Agent and the Lenders and is cured within ten (10) days after the earlier of the date on which (A) a Responsible Officer of a Loan Party obtains actual knowledge of such failure or (B) written notice thereof shall have been given to the Borrowers by the Administrative Agent or any Lender; provided further that the Administrative Agent and the Lenders shall reasonably cooperate with the Loan Parties in effecting such cure; or

(j)           Security Failure. Any Collateral Document or financing statement after delivery thereof pursuant to Section 3.01 or Section 3.02 shall for any reason (other than pursuant to the terms thereof) cease to create a valid and perfected first priority lien on and security interest in the Collateral purported to be covered thereby; provided, however, that any such failure shall not give rise to an Event of Default hereunder if (i) such failure is unintentional on the part of the Loan Parties, (ii) no other Default or Event of Default has occurred and is then continuing, (iii) such failure is reasonably susceptible of cure by the Loan Parties (with the reasonable cooperation of the Administrative Agent and the Lenders, if necessary) and is cured within ten (10) days after the earlier of the date on which (A) a Responsible Officer of a Loan Party obtains actual knowledge of such failure or (B) written notice thereof has been given to the Borrowers by the Administrative Agent or any Lender; provided further that the Administrative Agent and the Lenders shall cooperate in all commercially reasonable respects with the Loan Parties in effecting such cure; or

(k)          Intentionally Omitted.

(l)           ERISA Events. Any ERISA Event shall have occurred with respect to a Plan and the liability of the Loan Parties related to such ERISA Event is reasonably expected to exceed $5,000,000; or

(m)         Defaults under the Borrower SPE Requirements. Any Borrower shall breach in any material respect the Borrower SPE Requirements; provided, however, that any such breach shall not give rise to an Event of Default hereunder if (i) such breach was unintentional, non-recurring and immaterial and (ii) such breach is susceptible of cure and is cured within ten (10) days after the earlier of the date on which (A) any Borrower or the Operating Partnership discovers such unintentional, non-recurring and immaterial breach or (B) written notice thereof shall have been given to the Borrowers by the Administrative Agent or any Lender; or

(n)          Interest Rate Cap Agreements. The Borrowers shall fail to obtain or maintain an Interest Rate Cap Agreement or a replacement thereof in accordance with Sections 2.16 and Section 2.18; provided, however, that any such failure shall not give rise to an Event of Default hereunder if such failure is unintentional on the part of the Loan Parties and reasonably susceptible of cure by the Loan Parties and is cured within ten (10) days after the earlier of the date on which (A) a Responsible Officer of a Loan Party obtains actual knowledge of such failure or (B) written notice thereof shall have been given to the Borrowers by the Administrative Agent or any Lender;

then, and in any such event, the Administrative Agent (i) shall at the request, or may with the consent, of the Required Lenders, by notice to the Borrowers, declare the Commitments of each Lender and the obligation of each Lender to make Advances to be terminated, whereupon the same shall forthwith terminate, (ii) shall at the request, or may with the consent, of the Required Lenders, by notice to the Borrowers, declare the Loan, all interest thereon and all other amounts payable under this Agreement and the other Loan Documents to be forthwith due and payable, whereupon the Loan, all such interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrowers; provided, however, that in the event of an actual or deemed entry of an order for relief with respect to any Loan Party under any Bankruptcy Law, (y) the Commitments of each Lender and the obligation of each Lender to make Advances shall automatically be terminated and (z) the Loan, all such interest and all such amounts shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Loan Parties, and (iii) shall at the request, or may with the consent of the Required Lenders, proceed to enforce its rights and remedies under the Loan Documents for the benefit of the Lenders by appropriate proceedings.

Article VII

GUARANTY

SECTION 7.01. Guaranty; Limitation of Liability. (a) Each Guarantor (which for avoidance of doubt includes each Borrower) hereby absolutely, unconditionally and irrevocably guarantees the punctual payment when due, whether at scheduled maturity or on any date of a required prepayment or by acceleration, demand or otherwise, of (i) all Obligations of the Borrowers for which the Borrowers are personally liable pursuant to Section 10.02 (including, without limitation, any extensions, modifications, substitutions, amendments or renewals of any or all of the foregoing Obligations), whether direct or indirect, absolute or contingent, and whether for principal, interest, premiums, fees, indemnities, contract causes of action, costs, expenses or otherwise, and (ii) the obligation of the Borrowers described in Section 5.01(aa)(v) to fund the First 50% of PIP Reserve Funds (the “PIP Guaranteed Obligations”) (such Obligations described in clauses (i) and (ii), being the “Guaranteed Obligations”), and agrees to pay any and all expenses (including, without limitation, fees and expenses of counsel) incurred by the Administrative Agent or any other Secured Party in enforcing the Guaranteed Obligations. Without limiting the generality of the foregoing, each Guarantor’s liability shall extend to all amounts that constitute part of the Guaranteed Obligations and would be owed by any other Loan Party to any Secured Party under or in respect of the Loan Documents but for the fact that they are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving such other Loan Party. This Guaranty is and constitutes a guaranty of payment and not merely of collection. In respect of the PIP Guaranteed Obligations, upon the funding in full by the Borrowers of the First 50% of PIP Reserve Funds in respect of an individual Asset pursuant to Section 5.01(aa)(v), the PIP Guaranteed Obligations in respect of such Asset shall be reduced automatically to zero.

(b)          Each Guarantor, the Administrative Agent and each other Lender and, by its acceptance of the benefits of this Guaranty, each other Secured Party, hereby confirms that it is the intention of all such Persons that this Guaranty and the Obligations of each Guarantor hereunder not constitute a fraudulent transfer or conveyance for purposes of Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar foreign, federal or state law to the extent applicable to this Guaranty and the Obligations of each Guarantor hereunder. To effectuate the foregoing intention, the Guarantors, the Administrative Agent, the other Lenders and, by their acceptance of the benefits of this Guaranty, the other Secured Parties hereby irrevocably agree that the Obligations of each Guarantor under this Guaranty at any time shall be limited to the maximum amount as will result in the Obligations of such Guarantor under this Guaranty not constituting a fraudulent transfer or conveyance.

(c)          Each Guarantor hereby unconditionally and irrevocably agrees that in the event any payment shall be required to be made to any Secured Party under this Guaranty or any other guaranty, such Guarantor will contribute, to the maximum extent permitted by law, such amounts to each other Guarantor and each other guarantor so as to maximize the aggregate amount paid to the Secured Parties under or in respect of the Loan Documents.

SECTION 7.02. Guaranty Absolute. Each Guarantor guarantees that the Guaranteed Obligations will be paid strictly in accordance with the terms of this Agreement and the other Loan Documents, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of the Administrative Agent or any other Secured Party with respect thereto. The Obligations of each Guarantor under or in respect of this Guaranty are independent of the Guaranteed Obligations or any other Obligations of any other Loan Party under or in respect of this Agreement or the other Loan Documents, and a separate action or actions may be brought and prosecuted against each Guarantor to enforce this Guaranty, irrespective of whether any action is brought against any Borrower or any other Loan Party or whether any Borrower or any other Loan Party is joined in any such action or actions. The liability of each Guarantor under this Guaranty shall be irrevocable, absolute and unconditional irrespective of, and each Guarantor hereby irrevocably waives any defenses it may now have or hereafter acquire in any way relating to, any or all of the following:

(a)          any lack of validity or enforceability of any Loan Document or any agreement or instrument relating thereto;

(b)          any change in the time, manner or place of payment of, or in any other term of, all or any of the Guaranteed Obligations or any other Obligations of any other Loan Party under or in respect of the Loan Documents, or any other amendment or waiver of or any consent to departure from any Loan Document, including, without limitation, any increase in the Guaranteed Obligations resulting from the extension of additional credit to the Borrowers, any other Loan Party or any of their Subsidiaries or otherwise;

(c)          any taking, exchange, release or non-perfection of any collateral, or any taking, release or amendment or waiver of, or consent to departure from, any other guaranty, for all or any of the Guaranteed Obligations;

(d)          any manner of application of collateral, or proceeds thereof, to all or any of the Guaranteed Obligations, or any manner of sale or other disposition of any collateral for all or any of the Guaranteed Obligations or any other Obligations of any Loan Party under the Loan Documents or any other assets of any Loan Party or any of its Subsidiaries;

(e)          any change, restructuring or termination of the corporate structure or existence of any Loan Party or any of its Subsidiaries;

(f)          any failure of the Administrative Agent or any other Secured Party to disclose to any Loan Party any information relating to the business, condition (financial or otherwise), operations, performance, properties or prospects of any other Loan Party now or hereafter known to the Administrative Agent or such other Secured Party (each Guarantor waiving any duty on the part of the Administrative Agent and each other Secured Party to disclose such information);

(g)          the failure of any other Person to execute or deliver this Agreement, any other Loan Document, any Borrower Accession Agreement or any other guaranty or agreement or the release or reduction of liability of any Guarantor or other guarantor or surety with respect to the Guaranteed Obligations; or

(h)          any other circumstance (including, without limitation, any statute of limitations) or any existence of or reliance on any representation by the Administrative Agent or any other Secured Party that might otherwise constitute a defense available to, or a discharge of, any Loan Party or any other guarantor or surety.

This Guaranty shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Guaranteed Obligations is rescinded or must otherwise be returned by any Secured Party or any other Person upon the insolvency, bankruptcy or reorganization of any Borrower or any other Loan Party or otherwise, all as though such payment had not been made.

SECTION 7.03. Waivers and Acknowledgments. (a) Each Guarantor hereby unconditionally and irrevocably waives promptness, diligence, notice of acceptance, presentment, demand for performance, notice of nonperformance, default, acceleration, protest or dishonor and any other notice with respect to any of the Guaranteed Obligations and this Guaranty and any requirement that the Administrative Agent or any other Secured Party protect, secure, perfect or insure any Lien or any property subject thereto or exhaust any right or take any action against any Loan Party or any other Person or any collateral.

(b)          Each Guarantor hereby unconditionally and irrevocably waives any right (including without limitation any such right arising under California Civil Code Section 2815) to revoke this Guaranty and acknowledges that this Guaranty is continuing in nature and applies to all Guaranteed Obligations, whether existing now or in the future.

(c)          Each Guarantor hereby unconditionally and irrevocably waives (i) any and all rights and defenses available to it by reason of Sections 2787 to 2855, inclusive, 2899 and 3433 of the California Civil Code, including without limitation any and all rights or defenses such Guarantor may have by reason of protection afforded to the principal with respect to any of the Guaranteed Obligations, or to any other guarantor of any of the Guaranteed Obligations with respect to any of such guarantor’s obligations under its guaranty, in either case pursuant to the antideficiency or other laws of the State of California limiting or discharging the principal’s indebtedness or such guarantor’s obligations, including without limitation Section 580a, 580b, 580d or 726 of the California Code of Civil Procedure, (ii) any defense arising by reason of any claim or defense based upon an election of remedies by the Administrative Agent or any other Secured Party that in any manner impairs, reduces, releases or otherwise adversely affects the subrogation, reimbursement, exoneration, contribution or indemnification rights of such Guarantor or other rights of such Guarantor to proceed against any of the other Loan Parties, any other guarantor or any other Person or any collateral and (iii) any defense based on any right of set-off or counterclaim against or in respect of the Obligations of such Guarantor hereunder. No other provision of this Guaranty shall be construed as limiting the generality of any of the covenants and waivers set forth in this Section 7.03(c). As provided below, this Guaranty shall be governed by, and shall be construed and enforced in accordance with, the laws of the State of New York. This Section 7.03(c) is included solely out of an abundance of caution, and shall not be construed to mean that any of the above-referenced provisions of California law are in any way applicable to this Guaranty or to any of the Guaranteed Obligations.

(d)          Each Guarantor waives any claim, right or remedy, direct or indirect, that such Guarantor now has or may hereafter have against any Loan Party or any of its assets in connection with this Guaranty or the performance by such Guarantor of its obligations hereunder, in each case whether such claim, right or remedy arises in equity, under contract, by statute (including without limitation under California Civil Code Section 2847, 2848 or 2849), under common law or otherwise and including without limitation (a) any right of subrogation, reimbursement or indemnification that such Guarantor now has or may hereafter have against any such Loan Party, (b) any right to enforce, or to participate in, any claim, right or remedy that any Secured Party now has or may hereafter have against any Loan Party, and (c) any benefit of, and any right to participate in, any collateral or security now or hereafter held by any Secured Party.

(e)          Each Guarantor acknowledges that the Administrative Agent may, without notice to or demand upon such Guarantor and without affecting the liability of such Guarantor under this Guaranty, foreclose under any mortgage by nonjudicial sale, and each Guarantor hereby waives any defense to the recovery by the Administrative Agent and the other Secured Parties against such Guarantor of any deficiency after such nonjudicial sale and any defense or benefits that may be afforded by applicable law (including, without limitation, Sections 580a and 580d of the California Code of Civil Procedure or any other law of any other jurisdiction having similar effect).

(f)          Each Guarantor hereby unconditionally and irrevocably waives any duty on the part of the Administrative Agent or any other Secured Party to disclose to such Guarantor any matter, fact or thing relating to the business, condition (financial or otherwise), operations, performance, properties or prospects of the Borrowers, any other Loan Party or any of their Subsidiaries now or hereafter known by the Administrative Agent or such other Secured Party.

(g)          Each Guarantor acknowledges that it will receive substantial direct and indirect benefits from the financing arrangements contemplated by this Agreement and the other Loan Documents and that the waivers set forth in Section 7.02 and this Section 7.03 are knowingly made in contemplation of such benefits.

SECTION 7.04. Subrogation. Each Guarantor hereby unconditionally and irrevocably agrees not to exercise any rights that it may now have or hereafter acquire against any Borrower, any other Loan Party or any other insider guarantor that arise from the existence, payment, performance or enforcement of such Guarantor’s Obligations under or in respect of this Guaranty, this Agreement or any other Loan Document, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of any Secured Party against any Borrower, any other Loan Party or any other insider guarantor or any collateral, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive from any Borrower, any other Loan Party or any other insider guarantor, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right, unless and until all of the Guaranteed Obligations and all other amounts payable under this Guaranty shall have been indefeasibly paid in full in cash and the Commitments shall have expired or been terminated. If any amount shall be paid to any Guarantor in violation of the immediately preceding sentence at any time prior to the latest of (a) the indefeasible payment in full in cash of the Guaranteed Obligations and all other amounts payable under this Guaranty and (b) the termination in whole of the Commitments, such amount shall be received and held in trust for the benefit of the Secured Parties, shall be segregated from other property and funds of such Guarantor and shall forthwith be paid or delivered to the Administrative Agent in the same form as so received (with any necessary endorsement or assignment) to be credited and applied to the Guaranteed Obligations and all other amounts payable under this Guaranty, whether matured or unmatured, in accordance with the terms of the Loan Documents. If (i) any Guarantor shall make payment to any Secured Party of all or any part of the Guaranteed Obligations, (ii) all of the Guaranteed Obligations and all other amounts payable under this Guaranty shall have been indefeasibly paid in full in cash, and (iii) the termination in whole of the Commitments shall have occurred, the Administrative Agent and the other Secured Parties will, at such Guarantor’s request and expense, execute and deliver to such Guarantor appropriate documents, without recourse and without representation or warranty, necessary to evidence the transfer by subrogation to such Guarantor of an interest in the Guaranteed Obligations resulting from such payment made by such Guarantor pursuant to this Guaranty.

SECTION 7.05. [Intentionally Omitted].

SECTION 7.06. Indemnification by Guarantors. (a) Without limitation on any other Obligations of any Guarantor or remedies of the Administrative Agent or the Secured Parties under this Agreement, this Guaranty or the other Loan Documents, each Guarantor shall, to the fullest extent permitted by law, indemnify, defend and save and hold harmless the Administrative Agent, the Arranger, each other Secured Party and each of their Affiliates and their respective officers, directors, employees, agents and advisors (each, an “Indemnified Party”) from and against, and shall pay on demand, any and all claims, damages, losses, liabilities and expenses (including, without limitation, reasonable fees and expenses of external counsel) that may be incurred by or asserted or awarded against any Indemnified Party in connection with or as a result of any failure of any Guaranteed Obligations to be the legal, valid and binding obligations of any Loan Party enforceable against such Loan Party in accordance with their terms.

(b)          Each Guarantor hereby also agrees that no Indemnified Party shall have any liability (whether direct or indirect, in contract, tort or otherwise) to any of the Guarantors or any of their respective Affiliates or any of their respective officers, directors, employees, agents and advisors, and each Guarantor hereby agrees not to assert any claim against any Indemnified Party on any theory of liability, for special, indirect, consequential or punitive damages arising out of or otherwise relating to the Loan, the actual or proposed use of the proceeds of the Loan, the Loan Documents or any of the transactions contemplated by the Loan Documents.

SECTION 7.07. Subordination. (a) Each Guarantor hereby subordinates any and all debts, liabilities and other Obligations owed to such Guarantor by each other Loan Party (the “Subordinated Obligations”) to the Guaranteed Obligations to the extent and in the manner hereinafter set forth in this Section 7.07.

(b)          Prohibited Payments, Etc. Except during the continuance of an Event of Default (including the commencement and continuation of any proceeding under any Bankruptcy Law relating to any other Loan Party), each Guarantor may receive regularly scheduled payments or payments made in the ordinary course of business from any other Loan Party on account of the Subordinated Obligations. After the occurrence and during the continuance of any Event of Default (including the commencement and continuation of any proceeding under any Bankruptcy Law relating to any other Loan Party), however, unless required pursuant to Section 7.07(d), no Guarantor shall demand, accept or take any action to collect any payment on account of the Subordinated Obligations.

(c)          Prior Payment of Guaranteed Obligations. In any proceeding under any Bankruptcy Law relating to any other Loan Party, each Guarantor agrees that the Secured Parties shall be entitled to receive payment in full in cash of all Guaranteed Obligations (including all interest and expenses accruing after the commencement of a proceeding under any Bankruptcy Law, whether or not constituting an allowed claim in such proceeding (“Post Petition Interest”)) before such Guarantor receives payment of any Subordinated Obligations.

(d)          Turn-Over. After the occurrence and during the continuance of any Event of Default (including the commencement and continuation of any proceeding under any Bankruptcy Law relating to any other Loan Party), each Guarantor shall, if the Administrative Agent so requests, collect, enforce and receive payments on account of the Subordinated Obligations as trustee for the Secured Parties and deliver such payments to the Administrative Agent on account of the Guaranteed Obligations (including all Post Petition Interest), together with any necessary endorsements or other instruments of transfer, but without reducing or affecting in any manner the liability of such Guarantor under the other provisions of this Guaranty.

(e)          Administrative Agent Authorization. After the occurrence and during the continuance of any Event of Default (including the commencement and continuation of any proceeding under any Bankruptcy Law relating to any other Loan Party), the Administrative Agent is authorized and empowered (but without any obligation to so do), in its discretion, (i) in the name of each Guarantor, to collect and enforce, and to submit claims in respect of, Subordinated Obligations and to apply any amounts received thereon to the Guaranteed Obligations (including any and all Post Petition Interest), and (ii) to require each Guarantor (A) to collect and enforce, and to submit claims in respect of, Subordinated Obligations and (B) to pay any amounts received on such obligations to the Administrative Agent for application to the Guaranteed Obligations (including any and all Post Petition Interest).

SECTION 7.08. Continuing Guaranty. This Guaranty is a continuing guaranty and shall (a) remain in full force and effect until the latest of (i) the indefeasible payment in full in cash of the Guaranteed Obligations and all other amounts payable under this Guaranty and (ii) the termination in whole of the Commitments, (b) be binding upon the Guarantors, their successors and assigns and (c) inure to the benefit of and be enforceable by the Administrative Agent and the other Secured Parties and their successors, transferees and assigns.

Article VIII
THE ADMINISTRATIVE AGENT

SECTION 8.01. Authorization and Action; Appointment of Supplemental Agents. (a) Each Lender hereby appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers and discretion under this Agreement and the other Loan Documents as are delegated to the Administrative Agent by the terms hereof and thereof, together with such powers and discretion as are reasonably incidental thereto. In that connection, the Lenders hereby delegate to the Administrative Agent the power to manager and administer the Advances, the Loan Documents and the Collateral Assets, and the Administrative Agent may, without the consent of any Lender, take any and all actions necessary or required to be taken by the Administrative Agent under the Loan Documents, except to the extent that the consent of all Lenders or the Required Lenders is expressly required pursuant to any Loan Document. As to any matters not expressly provided for by the Loan Documents (including, without limitation, enforcement or collection of the Notes), the Administrative Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Required Lenders, and such instructions shall be binding upon all Lenders and all holders of Notes; provided, however, that the Administrative Agent shall not be required to take any action that exposes the Administrative Agent to personal liability or that is contrary to this Agreement or applicable law, including without limitation, for the avoidance of doubt, any action that may be in violation of the automatic stay under any Debtor Relief Law. The Administrative Agent agrees to give to each Lender prompt notice of each notice given to it by the Operating Partnership (on behalf of any Borrower) or any Borrower pursuant to the terms of this Agreement. Notwithstanding anything to the contrary in any Loan Document, no Person identified as a syndication agent, documentation agent, senior manager, lead arranger or book-running manager, in such Person’s capacity as such, shall have any obligations or duties to any Loan Party, the Administrative Agent or any other Secured Party under any of such Loan Documents. In its capacity as the Lenders’ contractual representative, the Administrative Agent is a “representative” of the Lenders as used within the meaning of “Secured Party” under Section 9-102 of the Uniform Commercial Code.

(b)          Anything contained herein or in the Collateral Documents to the contrary notwithstanding, the Administrative Agent may from time to time, when the Administrative Agent deems it to be necessary, appoint one or more trustees, co-trustees, collateral co-agents or collateral subagents (each, a “Supplemental Agents”) with respect to all or any part of the Collateral. In the event that the Administrative Agent so appoints any Supplemental Agent with respect to any Collateral, (i) such Supplemental Agent shall automatically be vested, in addition to the Administrative Agent, with all rights, powers, privileges, interests and remedies of the Administrative Agent under the Collateral Documents with respect to such Collateral; (ii) such Supplemental Agent shall be deemed to be an “Agent” for purposes of this Agreement and the other Loan Documents, and the provisions of Section 22 of the Security Agreement, this Article and Section 9.04 hereof that refer to the Administrative Agent shall inure to the benefit of such Supplemental Agent, and all references therein and in the other Loan Documents to the Administrative Agent shall be deemed to be references to the Administrative Agent and/or such Supplemental Agent, as the context may require; and (iii) the term “Administrative Agent”, when used herein or in any applicable Collateral Document in relation to the Liens on or security interests in such Collateral granted in favor of the Administrative Agent, and any rights, powers, privileges, interests and remedies of the Administrative Agent with respect to such Collateral, shall be deemed to include such Supplemental Agent; provided, however, that no such Supplemental Agent shall be authorized to take any action with respect to any such Collateral unless and except to the extent expressly authorized in writing by the Administrative Agent. Should any instrument in writing from the Borrowers or any other Loan Party be required by any Supplemental Agent so appointed by the Administrative Agent to more fully or certainly vest in and confirming to such Supplemental Agent such rights, powers, privileges and duties, the Borrowers shall, or shall cause such Loan Party to, execute, acknowledge and deliver any and all such instruments promptly upon request by the Administrative Agent. If any Supplemental Agent, or successor thereto, shall die, become incapable of acting, resign or be removed, all the rights, powers, privileges and duties of such Supplemental Agent, to the extent permitted by law, shall automatically vest in and be exercised by the Administrative Agent until the appointment of a new Supplemental Agent.

SECTION 8.02. The Administrative Agent’s Reliance, Etc. Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them under or in connection with the Loan Documents, except for its or their own gross negligence or willful misconduct. Without limitation of the generality of the foregoing, the Administrative Agent: (a) may treat the payee of any Note as the holder thereof until the Administrative Agent receives and accepts an Accession Agreement entered into by an Acceding Lender as provided an Assignment and Acceptance entered into by the Lender that is the payee of such Note, as assignor, and an Eligible Assignee, as assignee, as provided in Section 9.07; (b) may consult with legal counsel (including counsel for any Loan Party), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (c) makes no warranty or representation to any Lender and shall not be responsible to any Lender for any statements, warranties or representations (whether written or oral) made in or in connection with the Loan Documents; (d) shall not have any duty to ascertain or to inquire as to the performance, observance or satisfaction of any of the terms, covenants or conditions of any Loan Document on the part of any Loan Party or the existence at any time of any Default under the Loan Documents or to inspect the property (including the books and records) of any Loan Party; (e) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of, or the perfection or priority of any lien or security interest created or purported to be created under or in connection with, any Loan Document or any other instrument or document furnished pursuant thereto; (f) shall incur no liability under or in respect of any Loan Document by acting upon any notice, consent, certificate or other instrument or writing (which may be by telegram, telecopy or telex or other electronic communication) believed by it to be genuine and signed or sent by the proper party or parties; and (g) shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law, including for the avoidance of doubt, any action that may be in violation of the automatic stay under any Bankruptcy Law.

SECTION 8.03. DBNY and Affiliates. With respect to its Commitments, the Advances made by it and the Notes issued to it, DBNY shall have the same rights and powers under the Loan Documents as any other Lender and may exercise the same as though it were not an Agent; and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated, include DBNY in its individual capacity. DBNY and its Affiliates may accept deposits from, lend money to, act as trustee under indentures of, accept investment banking engagements from and generally engage in any kind of business with, any Loan Party, any Subsidiary of any Loan Party and any Person that may do business with or own securities of any Loan Party or any such Subsidiary, all as if DBNY were not the Administrative Agent or the Administrative Agent and without any duty to account therefor to the Lenders.

SECTION 8.04. Lender Credit Decision. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on the financial statements referred to in Section 4.01 and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement. Nothing in this Agreement or any other Loan Document shall require the Administrative Agent or any of its respective directors, officers, agents or employees to carry out any “know your customer” or other checks in relation to any Person on behalf of any Lender and each Lender confirms to the Administrative Agent that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Administrative Agent or any of its respective directors, officers, agents or employees.

SECTION 8.05. Indemnification by Lenders. (a) Each Lender severally agrees to indemnify the Administrative Agent (to the extent not promptly reimbursed by the Borrowers) from and against such Lender’s ratable share (determined as provided below) of any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against the Administrative Agent in any way relating to or arising out of the Loan Documents or any action taken or omitted by the Administrative Agent under the Loan Documents (collectively, the “Indemnified Costs”); provided, however, that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Administrative Agent’s gross negligence or willful misconduct as found in a final, non-appealable judgment by a court of competent jurisdiction. Without limitation of the foregoing, each Lender agrees to reimburse the Administrative Agent promptly upon demand for its ratable share of any costs and expenses (including, without limitation, fees and expenses of counsel) payable by the Borrowers under Section 9.04, to the extent that the Administrative Agent is not promptly reimbursed for such costs and expenses by the Borrowers. In the case of any investigation, litigation or proceeding giving rise to any Indemnified Costs, this Section 8.05 applies whether any such investigation, litigation or proceeding is brought by any Lender or any other Person.

(b)          For purposes of this Section 8.05, the Lenders’ respective ratable shares of any amount shall be determined, at any time, according to their respective Commitments at such time. The failure of any Lender to reimburse the Administrative Agent promptly upon demand for its ratable share of any amount required to be paid by the Lender to the Administrative Agent as provided herein shall not relieve any other Lender of its obligation hereunder to reimburse the Administrative Agent for its ratable share of such amount, but no Lender shall be responsible for the failure of any other Lender to reimburse the Administrative Agent for such other Lender’s ratable share of such amount. The term “Administrative Agent” shall be deemed to include the employees, directors, officers and affiliates of the Administrative Agent for purposes of this Section 8.05. Without prejudice to the survival of any other agreement of any Lender hereunder, the agreement and obligations of each Lender contained in this Section 8.05 shall survive the payment in full of principal, interest and all other amounts payable hereunder and under the other Loan Documents.

SECTION 8.06. Successor Agents. The Administrative Agent may resign at any time by giving thirty (30) days’ prior written notice thereof to the Lenders and the Operating Partnership (on behalf of the Borrowers) and may be removed at any time with or without cause by the Required Lenders. Upon any such resignation or removal, the Required Lenders shall have the right to appoint a successor Administrative Agent. If no successor Administrative Agent shall have been so appointed by the Required Lenders, and shall have accepted such appointment, within thirty (30) days after the retiring Administrative Agent’s giving of notice of resignation or the Required Lenders’ removal of the retiring Administrative Agent, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent, which shall be a commercial bank organized under the laws of the United States or of any State thereof and having a combined capital and surplus of at least $250,000,000. Upon the acceptance of any appointment as the Administrative Agent hereunder by a successor Administrative Agent, and upon the execution and filing or recording of such financing statements, or amendments thereto, and such amendments or supplements to the Mortgages and Assignments of Leases, and such other instruments or notices, as may be necessary or desirable, or as the Required Lenders may request, in order to continue the perfection of the Liens granted or purported to be granted by the Collateral Documents, such successor Administrative Agent shall succeed to and become vested with all the rights, powers, discretion, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations under the Loan Documents. If within forty-five (45) days after written notice is given of the retiring Administrative Agent’s resignation or removal under this Section 8.06 no successor Administrative Agent shall have been appointed and shall have accepted such appointment, then on such forty-fifth (45th) day (i) the retiring Administrative Agent’s resignation or removal shall become effective, (ii) the retiring Administrative Agent shall thereupon be discharged from its duties and obligations under the Loan Documents and (iii) the Required Lenders shall thereafter perform all duties of the retiring Administrative Agent under the Loan Documents until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided above. After any retiring Administrative Agent’s resignation or removal hereunder as the Administrative Agent shall have become effective, the provisions of this Article VIII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Administrative Agent under this Agreement.

SECTION 8.07. Relationship of Agent and Lenders. The relationship between the Administrative Agent and the Lenders, and the relationship among the Lenders, is not intended by the parties to create, and shall not create, any trust, joint venture or partnership relation between them.

Article IX

MISCELLANEOUS

SECTION 9.01. Amendments, Etc. (a) No amendment or waiver of any provision of this Agreement or the Notes or any other Loan Document, nor consent to any departure by any Loan Party therefrom, shall in any event be effective unless the same shall be in writing and signed (or, in the case of the Collateral Documents, consented to) by the Required Lenders, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no amendment, waiver or consent shall, unless in writing and signed by all of the Lenders, do any of the following at any time: (i) modify the definition of Required Lenders or otherwise change the percentage vote of the Lenders required to take any action under this Agreement or any other Loan Document, (ii) except to the extent expressly permitted under this Agreement (including, without limitation, as contemplated by Section 9.13(c)), release the Borrowers with respect to the Obligations of the Borrowers hereunder or, reduce or limit the obligations of any Guarantor under Article VII or release such Guarantor or otherwise limit such Guarantor’s liability with respect to the Guaranteed Obligations, (iii) release any of the Collateral (other than pursuant to Section 5.02(e) or 9.13) or permit the Loan Parties to encumber the Collateral Assets or any other Collateral, except as expressly permitted in the Loan Documents, (iv) amend Section 5.02(e)(i) or this Section 9.01, (v) increase the Commitments of the Lenders or subject the Lenders to any additional obligations, (vi) forgive or reduce the principal of, or interest on, the Obligations of the Loan Parties under the Loan Documents or any fees or other amounts payable thereunder, (vii) postpone or extend any date fixed for any payment of principal of, or interest on, the Notes or any fees or other amounts payable hereunder, (viii) modify the Allocated Loan Amounts (other than the adjustments contemplated to be made thereto by the Administrative Agent in connection with each Acquisition Advance), or (xiv) extend the Maturity Date, other than as provided by Section 2.16; provided further that (A) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above to take such action, affect the rights or duties of the Administrative Agent under this Agreement or the other Loan Documents; (B) no amendment, waiver or consent shall, unless in writing and signed by the Required Lenders affect the definitions of “Closing Asset Deliverables”, “Collateral Assets”, “Collateral Deliverables”, Section 5.04, the definitions of the terms used or incorporated in Section 5.04, or waive any default under any of the financial covenants set forth in Section 5.04; and (C) no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that (x) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than other affected Lenders shall require the consent of such Defaulting Lender.

(b)          In the event that any Lender (a “Non-Consenting Lender”) shall fail to consent to a waiver or amendment to, or a departure from, the provisions of this Agreement which requires the consent of all Lenders and that has been consented to by the Administrative Agent and the Required Lenders, then the Borrowers shall have the right, upon written demand to such Non-Consenting Lender and the Administrative Agent given within thirty (30) days after the first date on which such consent was solicited in writing from the Lenders by the Administrative Agent (a “Consent Request Date”), to cause such Non-Consenting Lender to assign its rights and obligations under this Agreement (including, without limitation, its Commitment or Commitments, the Advances owing to it and the Note or Notes, if any, held by it) to an Eligible Assignee designated by the Operating Partnership and approved by the Administrative Agent (such approval not to be unreasonably withheld) (a “Replacement Lender”), provided that (i) as of such Consent Request Date, no Default or Event of Default shall have occurred and be continuing, (ii) as of the date of the Operating Partnership’s written demand to replace such Non-Consenting Lender, no Default or Event of Default shall have occurred and be continuing other than a Default or Event of Default that resulted solely from the subject matter of the waiver or amendment for which such consent was being solicited from the Lenders by the Administrative Agent, and (iii) the replacement of any Non-Consenting Lender shall be consummated in accordance with and subject to the provisions of Section 2.19. The Replacement Lender shall purchase such interests of the Non-Consenting Lender and shall assume the rights and obligations of the Non-Consenting Lender under this Agreement upon execution by the Replacement Lender of an Assignment and Acceptance delivered pursuant to Section 9.07.

SECTION 9.02. Notices, Etc. (a) All notices and other communications provided for hereunder shall be either (x) in writing (including telecopier communication) and mailed, telecopied or delivered by hand or by overnight courier service, (y) as and to the extent set forth in Section 9.02(b) and in the proviso to this Section 9.02(a), in an electronic medium and delivered as set forth in Section 9.02(b) or (z) as and to the extent not prohibited by this Agreement, transmitted by e-mail, provided that such e-mail shall in all cases include an attachment (in PDF format or similar format) containing a legible signature of the person providing such notice, if to any Loan Party, in the case of the Operating Partnership at its address at 405 Park Avenue, New York, New York 10022, Attention: Chief Executive Officer and 405 Park Avenue, New York, New York 10022, Attention: General Counsel (and in the case of transmission by e-mail not prohibited to be made by e-mail, to JMehlman@arlcap.com and PHughes@arlcap.com, with a copy by U.S. mail to the Operating Partnership at its address set forth above, provided that no notices of Default shall be sent to any Loan Party solely by e-mail transmission); if to any Initial Lender, at its Domestic Lending Office or, if applicable, at the telecopy number or e-mail address specified opposite its name on Schedule I hereto (and in the case of a transmission by e-mail, with a copy by U.S. mail to its Domestic Lending Office); if to any other Lender, at its Domestic Lending Office or, if applicable, at the telecopy number or e-mail address specified in the Assignment and Acceptance pursuant to which it became a Lender (and in the case of a transmission by e-mail, with a copy by U.S. mail to its Domestic Lending Office); if to the Administrative Agent, at its address at c/o Hanover Street Capital, LLC, 48 Wall Street, 14th floor, New York, New York 10005, Attention: Amy Sinensky, telecopier number (212) 380-9396 and at its address at c/o DB Services New Jersey, Inc., Global Business Services, 60 Wall Street, New York, New York 10005, Attention: Mark Kellam II, telecopier number (904) 271-2469 and its address at c/o Deutsche Bank Securities Inc., Commercial Real Estate, 200 Crescent Court, Suite 550, Dallas, Texas 75201, Attention: Linda Davis, telecopier number (214) 432-1105, or, if applicable, at amy.sinensky@hanoverstcap.com, agency.transaction@db.com and linda.davis@db.com (and in the case of a transmission by e-mail, with a copy by U.S. mail to the addresses for the Administrative Agent listed above) or, as to any Loan Party or the Administrative Agent, at such other address as shall be designated by such party in a written notice to the other parties and, as to each other party, at such other address as shall be designated by such party in a written notice to the Borrowers and the Administrative Agent. All notices, demands, requests, consents and other communications described in this clause (a) shall be effective (i) if delivered by hand, including any overnight courier service, upon personal delivery (or refusal to accept delivery), (ii) if delivered by mail, upon delivery thereof (or refusal to accept delivery), (iii) if delivered by posting to an Approved Electronic Platform, an Internet website or a similar telecommunication device requiring that a user have prior access to such Approved Electronic Platform, website or other device (to the extent permitted by Section 9.02(b) to be delivered thereunder), when such notice, demand, request, consent and other communication shall have been made generally available on such Approved Electronic Platform, Internet website or similar device to the class of Person being notified (regardless of whether any such Person must accomplish, and whether or not any such Person shall have accomplished, any action prior to obtaining access to such items, including registration, disclosure of contact information, compliance with a standard user agreement or undertaking a duty of confidentiality) and such Person has been notified in respect of such posting that a communication has been posted to the Approved Electronic Platform, provided that if requested by any Lender, the Administrative Agent shall deliver a copy of the Communications to such Lender by e-mail or telecopier and (iv) if delivered by electronic mail or any other telecommunications device, when receipt is confirmed by electronic mail as provided in this clause (a); provided, however, that notices and communications to the Administrative Agent pursuant to Article II, III or VIII shall not be effective until received by the Administrative Agent. Delivery by telecopier of an executed counterpart of a signature page to any amendment or waiver of any provision of this Agreement or the Notes or of any Exhibit hereto to be executed and delivered hereunder shall be effective as delivery of an original executed counterpart thereof. Each Lender agrees (i) to notify the Administrative Agent in writing of such Lender’s e-mail address to which a notice may be sent by electronic transmission (including by electronic communication) on or before the date such Lender becomes a party to this Agreement (and from time to time thereafter to ensure that the Administrative Agent has on record an effective e-mail address for such Lender) and (ii) that any notice may be sent to such e-mail address.

(b)          Notwithstanding clause (a) (unless the Administrative Agent requests that the provisions of clause (a) be followed) and any other provision in this Agreement or any other Loan Document providing for the delivery of any Approved Electronic Communication by any other means, the Loan Parties shall deliver all Approved Electronic Communications to the Administrative Agent by properly transmitting such Approved Electronic Communications in an electronic/soft medium in a format acceptable to the Administrative Agent to patrick.allen@db.com or such other electronic mail address (or similar means of electronic delivery) as the Administrative Agent may notify to the Borrowers. Nothing in this clause (b) shall prejudice the right of the Administrative Agent or any Lender to deliver any Approved Electronic Communication to any Loan Party in any manner authorized in this Agreement or to request that the Borrowers effect delivery in such manner.

(c)          Each of the Lenders and each Loan Party agrees that the Administrative Agent may, but shall not be obligated to, make the Approved Electronic Communications available to the Lenders by posting such Approved Electronic Communications on IntraLinks™ or a substantially similar electronic platform chosen by the Administrative Agent to be its electronic transmission system (the “Approved Electronic Platform”). Although the Approved Electronic Platform and its primary web portal are secured with generally-applicable security procedures and policies implemented or modified by the Administrative Agent from time to time (including, as of the Closing Date, a dual firewall and a User ID/Password Authorization System) and the Approved Electronic Platform is secured through a single-user-per-deal authorization method whereby each user may access the Approved Electronic Platform only on a deal-by-deal basis, each of the Lenders and each Loan Party acknowledges and agrees that the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution. In consideration for the convenience and other benefits afforded by such distribution and for the other consideration provided hereunder, the receipt and sufficiency of which is hereby acknowledged, each of the Lenders and each Loan Party hereby approves distribution of the Approved Electronic Communications through the Approved Electronic Platform and understands and assumes the risks of such distribution.

(d)          THE APPROVED ELECTRONIC PLATFORM AND THE APPROVED ELECTRONIC COMMUNICATIONS ARE PROVIDED “AS IS” AND “AS AVAILABLE”. NONE OF THE ADMINISTRATIVE AGENT NOR ANY OF ITS DIRECTORS, OFFICERS, AGENTS OR EMPLOYEES WARRANT THE ACCURACY, ADEQUACY OR COMPLETENESS OF THE APPROVED ELECTRONIC COMMUNICATIONS OR THE APPROVED ELECTRONIC PLATFORM AND EACH EXPRESSLY DISCLAIMS ANY LIABILITY FOR ERRORS OR OMISSIONS IN THE APPROVED ELECTRONIC COMMUNICATIONS OR THE APPROVED ELECTRONIC PLATFORM. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE ADMINISTRATIVE AGENT OR ANY OF ITS DIRECTORS, OFFICERS, AGENTS OR EMPLOYEES IN CONNECTION WITH THE APPROVED ELECTRONIC COMMUNICATIONS OR THE APPROVED ELECTRONIC PLATFORM.

(e)          Each of the Lenders and each Loan Party agrees that the Administrative Agent may, but (except as may be required by applicable law) shall not be obligated to, store the Approved Electronic Communications on the Approved Electronic Platform in accordance with the Administrative Agent’s generally-applicable document retention procedures and policies.

SECTION 9.03. No Waiver; Remedies. No failure on the part of any Lender or the Administrative Agent to exercise, and no delay in exercising, any right hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

SECTION 9.04. Costs and Expenses. (a) Each Borrower agrees jointly and severally to pay on demand (i) all reasonable and documented out-of-pocket costs and expenses of the Administrative Agent and the Arranger in connection with the preparation, execution, delivery, administration, modification and amendment of the Loan Documents (subject to the proviso in Section 3.01(f)) (including, without limitation, (A) all due diligence, collateral review, syndication, transportation, computer, duplication, appraisal, audit, insurance, consultant, search, filing and recording fees and expenses, (B) the reasonable and documented fees and expenses of counsel for the Administrative Agent with respect thereto (including, without limitation, with respect to reviewing and advising on any matters required to be completed by the Loan Parties on a post-closing basis), with respect to advising the Administrative Agent or Arranger as to their rights and responsibilities, or the perfection, protection or preservation of rights or interests, under the Loan Documents, with respect to negotiations with any Loan Party or with other creditors of any Loan Party or any of its Subsidiaries arising out of any Default or any events or circumstances that may give rise to a Default and with respect to presenting claims in or otherwise participating in or monitoring any bankruptcy, insolvency or other similar proceeding involving creditors’ rights generally and any proceeding ancillary thereto and (C) the reasonable and documented fees and expenses of counsel for the Administrative Agent with respect to the preparation, execution, delivery and review of any documents and instruments at any time delivered pursuant to Sections 3.01 or 3.02 and (ii) all reasonable out-of-pocket costs and expenses of the Administrative Agent, the Arranger and each Lender in connection with any work-out or the enforcement (whether through negotiations, legal proceedings or otherwise) of the Loan Documents, whether in any action, suit or litigation, or any bankruptcy, insolvency or other similar proceeding affecting creditors’ rights generally (including, without limitation, the reasonable fees and expenses of counsel for the Administrative Agent and each Lender with respect thereto).

(b)          Each Borrower agrees to indemnify, defend and save and hold harmless each Indemnified Party from and against, and shall pay on demand, any and all claims, damages, losses, liabilities and expenses (including, without limitation, reasonable fees and expenses of external counsel) that may be actually incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of (including, without limitation, in connection with any investigation, litigation or proceeding or preparation of a defense in connection therewith) (i) the Loan, the actual or proposed use of the proceeds of the Loan, the Loan Documents or any of the transactions contemplated thereby or (ii) the actual or alleged presence of Hazardous Materials on any property of any Loan Party or any of its Subsidiaries or any Environmental Action relating in any way to any Loan Party or any of its Subsidiaries, except to the extent such claim, damage, loss, liability or expense is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence or willful misconduct. In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 9.04(b) applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by any Loan Party, its directors, shareholders or creditors or an Indemnified Party, whether or not any Indemnified Party is otherwise a party thereto and whether or not the transactions contemplated by the Loan Documents are consummated. Each Loan Party also agrees not to assert any claim against the Administrative Agent, any Lender or any of their Affiliates, or any of their respective officers, directors, employees, agents and advisors, on any theory of liability, for special, indirect, incidental, consequential or punitive damages arising out of or otherwise relating to the Loan, the actual or proposed use of the proceeds of the Loan, the Loan Documents or any of the transactions contemplated by the Loan Documents.

(c)          If any payment of principal of, or Conversion of, any Eurodollar Rate Advance is made by the Borrowers to or for the account of a Lender other than on the last day of the Interest Period for such Advance, as a result of a payment or Conversion pursuant to Section 2.06, 2.09, or 2.10(d), acceleration of the maturity of the Notes pursuant to Section 6.01 or for any other reason, or if the Borrowers fail to make any payment or prepayment of an Advance for which a notice of prepayment has been given or that is otherwise required to be made, whether pursuant to Section 2.04, 2.06 or 6.01 or otherwise, the Borrowers shall, upon demand by such Lender (with a copy of such demand to the Administrative Agent), pay to the Administrative Agent for the account of such Lender any amounts required to compensate such Lender for any additional losses, costs or expenses that it may reasonably and actually incur as a result of such payment or Conversion or such failure to pay or prepay, as the case may be, including, without limitation, any loss, cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Lender to fund or maintain such Advance.

(d)          If any Loan Party fails to pay when due any costs, expenses or other amounts payable by it under any Loan Document, including, without limitation, fees and expenses of counsel and indemnities, such amount may be paid on behalf of such Loan Party by the Administrative Agent or any Lender, in its sole discretion.

(e)          Without prejudice to the survival of any other agreement of any Loan Party hereunder or under any other Loan Document, the agreements and obligations of the Borrowers and the other Loan Parties contained in Sections 2.10 and 2.12, Section 7.06 and this Section 9.04 shall survive the payment in full of principal, interest and all other amounts payable hereunder and under any of the other Loan Documents. The obligations and liabilities of each Loan Party under this Section 9.04 shall fully survive indefinitely notwithstanding the exercise of any of Indemnified Party’s rights pursuant to Section 726.5 of the California Code of Civil Procedure. This Section 9.04 is intended by the parties to constitute an “environmental provision” as defined in Section 736 of the California Code of Civil Procedure, and the Indemnified Parties shall have all rights and remedies in such section.

(f)          No Indemnified Party referred to in Section 9.04(b) shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

SECTION 9.05. Right of Set-off. Upon (a) the occurrence and during the continuance of any Event of Default and (b) the making of the request or the granting of the consent specified by Section 6.01 to authorize the Administrative Agent to declare the Notes due and payable pursuant to the provisions of Section 6.01, the Administrative Agent and each Lender and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and otherwise apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by the Administrative Agent, such Lender or such Affiliate to or for the credit or the account of any Borrower or any other party to a Loan Document against any and all of the Obligations of any such Borrower or such other party now or hereafter existing under the Loan Documents, irrespective of whether the Administrative Agent or such Lender shall have made any demand under this Agreement or any Note or Notes and although such obligations may be unmatured. If such deposits are not pledged pursuant to a valid security agreement, the prior written consent of the Administrative Agent shall be obtained before any right of set-off shall be exercised. The Administrative Agent and each Lender agrees promptly to notify the Borrowers or such other party after any such set-off and application; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application. The rights of the Administrative Agent and each Lender and their respective Affiliates under this Section 9.05 are in addition to other rights and remedies (including, without limitation, other rights of set-off) that the Administrative Agent, such Lender and their respective Affiliates may have. Notwithstanding the foregoing, the Administrative Agent and the Lenders shall have no set off rights against deposits which are subject to a security interest or rights in favor of another lender, or which are held for the benefit of any other Person, in each case to the extent that such lender or other Person is not an Affiliate of the Operating Partnership.

SECTION 9.06. Binding Effect. This Agreement shall become effective when it shall have been executed by each Borrower and each Guarantor named on the signature pages hereto and the Administrative Agent shall have been notified by each Initial Lender that such Initial Lender has executed it and thereafter shall be binding upon and inure to the benefit of the Borrowers and the Guarantors named on the signature pages hereto and the Administrative Agent and each Lender and their respective successors and assigns, except that none of the Borrowers nor any other Loan Party shall have the right to assign its rights hereunder or any interest herein without the prior written consent of the Lenders.

SECTION 9.07. Assignments and Participations; Replacement Notes. (a) Each Lender may (and, if demanded by the Borrowers in accordance with Section 2.19 or Section 9.01(b) will) assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including, without limitation, the Loan owing to it and the Note or Notes held by it); provided, however, that (i) except in the case of an assignment to a Person that, immediately prior to such assignment, was a Lender, an Affiliate of any Lender or a Fund Affiliate of any Lender or an assignment of all of a Lender’s rights and obligations under this Agreement, the aggregate amount of the Loan being assigned to such Eligible Assignee pursuant to such assignment (determined as of the date of the Assignment and Acceptance with respect to such assignment) shall in no event be less than $5,000,000 or an integral multiple of $1,000,000 in excess thereof (or such lesser amount as shall be approved by the Administrative Agent and, so long as no Event of Default shall have occurred and be continuing at the time of effectiveness of such assignment, the Operating Partnership on behalf of the Borrowers), (ii) each such assignment shall be to an Eligible Assignee, (iii) each such assignment made as a result of a demand by the Borrowers pursuant to Section 2.19 or Section 9.01(b) shall be an assignment of all rights and obligations of the assigning Lender under this Agreement, (iv) except in the case of an assignment to a Person that, immediately prior to such assignment, was a Lender, a Lender Affiliate or a Fund Affiliate of any Lender in which case notice of such assignment shall be provided to the Administrative Agent and the Borrowers, no such assignments shall be permitted (A) until the Administrative Agent shall have notified the Lenders that syndication of the Loan hereunder has been completed, without the consent of the Administrative Agent, and (B) at any other time without the consent of the Administrative Agent and, unless an Event of Default has occurred and is continuing at the time any assignment is effected, the Operating Partnership on behalf of the Borrowers (which consent, in each case, shall not be unreasonably withheld (and such consent shall be deemed given if not denied in writing within ten (10) Business Days following a written request therefor given in accordance with Section 9.02(a)), and (v) the parties to each such assignment shall execute and deliver to the Administrative Agent, for its acceptance and recording in the Register, an Assignment and Acceptance, together with any Note or Notes subject to such assignment and, except if such assignment is being made by a Lender to an Affiliate or Fund Affiliate of such Lender, a processing and recordation fee of $3,500; provided, however, that for each such assignment made as a result of a demand by the Borrowers pursuant to Section 2.19 or Section 9.01(b), the Borrowers shall pay to the Administrative Agent the applicable processing and recordation fee.

(b)          Upon such execution, delivery, acceptance and recording, from and after the effective date specified in such Assignment and Acceptance, (i) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, have the rights and obligations of a Lender hereunder and (ii) the Lender assignor thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights (other than its rights under Sections 2.10, 2.12, 7.06, 8.05 and 9.04 to the extent any claim thereunder relates to an event arising prior to such assignment) and be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto).

(c)          By executing and delivering an Assignment and Acceptance, each Lender assignor thereunder and each assignee thereunder confirm to and agree with each other and the other parties thereto and hereto as follows: (i) other than as provided in such Assignment and Acceptance, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with any Loan Document or the execution, legality, validity, enforceability, genuineness, sufficiency or value of, or the perfection or priority of any lien or security interest created or purported to be created under or in connection with, any Loan Document or any other instrument or document furnished pursuant thereto; (ii) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Loan Party or the performance or observance by any Loan Party of any of its obligations under any Loan Document or any other instrument or document furnished pursuant thereto; (iii) such assignee confirms that it has received a copy of this Agreement, together with copies of the financial statements referred to in Section 4.01 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iv) such assignee will, independently and without reliance upon the Administrative Agent, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (v) such assignee confirms that it is an Eligible Assignee; (vi) such assignee appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers and discretion under the Loan Documents as are delegated to the Administrative Agent by the terms hereof and thereof, together with such powers and discretion as are reasonably incidental thereto; and (vii) such assignee agrees that it will perform in accordance with their terms all of the obligations that by the terms of this Agreement are required to be performed by it as a Lender.

(d)          The Administrative Agent shall maintain at its address referred to in Section 9.02 a copy of each Assignment and Acceptance delivered to and accepted by it and a register for the recordation of the names and addresses of the Lenders and the Commitments, and principal amount of the Advances owing with respect to the Loan to, each Lender from time to time (the “Register”). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrowers, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Operating Partnership (on behalf of the Borrowers), the Borrowers or the Administrative Agent or any Lender at any reasonable time and from time to time upon reasonable prior notice.

(e)          Upon its receipt of an Assignment and Acceptance executed by an assigning Lender and an assignee, together with any Note or Notes subject to such assignment, the Administrative Agent shall, if such Assignment and Acceptance has been completed and is in substantially the form of Exhibit D hereto, (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the Borrowers and each other Agent. In the case of any assignment by a Lender, within five (5) Business Days after its receipt of such notice, each Borrower, at its own expense, shall, if requested by the applicable Lender, execute and deliver to the Administrative Agent in exchange for the surrendered Note or Notes a substitute Note to the order of such Eligible Assignee in an amount equal to the portion of the Loan purchased by it pursuant to such Assignment and Acceptance and, if any assigning Lender has retained any portion of the Loan, a substitute Note to the order of such assigning Lender in an amount equal to the portion of the Loan retained by it hereunder. Such substitute Note or Notes, if any, shall be in an aggregate principal amount equal to the aggregate principal amount of such surrendered Note or Notes, shall be dated the effective date of such Assignment and Acceptance and shall otherwise be in substantially the form of Exhibit A hereto.

(f)          [Intentionally Omitted].

(g)          Each Lender may sell participations to one or more Persons (other than any Loan Party or any of its Affiliates) in or to all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of the Loan owing to it and the Note or Notes (if any) held by it) in a minimum gross amount of $5,000,000; provided, however, that (i) such Lender’s obligations under this Agreement (including, without limitation, its Commitments) shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) such Lender shall remain the holder of any such Note for all purposes of this Agreement, (iv) the Borrowers, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement, (v) no participant under any such participation shall have any right to approve any amendment or waiver of any provision of any Loan Document, or any consent to any departure by any Loan Party therefrom, except to the extent that such amendment, waiver or consent would reduce the principal of, or interest on, the Notes or any fees or other amounts payable hereunder, in each case to the extent subject to such participation, or postpone any date fixed for any payment of principal of, or interest on, the Notes or any fees or other amounts payable hereunder, in each case to the extent subject to such participation, or release all or substantially all of the Collateral and (vi) if, at the time of such sale, such Lender was entitled to payments under Section 2.12(a) in respect of United States withholding tax with respect to interest paid at such date, then, to such extent, the term Taxes shall include (in addition to withholding taxes that may be imposed in the future or other amounts otherwise includable in Taxes) United States withholding tax, if any, applicable with respect to such participant on such date. Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrowers, maintain a register on which it enters the name and address of each participant and the principal amounts (and stated interest) of each participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”), provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any participant or any information relating to a participant's interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(h)          Any Lender may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 9.07, disclose to the assignee or participant or proposed assignee or participant any information relating to the Loan Parties (or any of them) furnished to such Lender by or on behalf of any Loan Party; provided, however, that prior to any such disclosure, the assignee or participant or proposed assignee or participant shall agree to preserve the confidentiality of any Information received by it from such Lender on the same terms as provided in Section 9.12.

(i)          Notwithstanding any other provision set forth in this Agreement, any Lender may at any time create a security interest in all or any portion of its rights under this Agreement (including, without limitation, the Advances owing to it and the Note or Notes held by it), including in favor of any Federal Reserve Bank in accordance with Regulation A of the Board of Governors of the Federal Reserve System or any central bank of any other applicable jurisdiction.

(j)          Upon notice to the Borrowers from the Administrative Agent or any Lender of the loss, theft, destruction or mutilation of any Lender’s Note, each Borrower will execute and deliver, in lieu of such original Note, a replacement promissory note, identical in form and substance to, and dated as of the same date as, the Note so lost, stolen or mutilated, subject to delivery by such Lender to the Borrowers of an affidavit of lost note and indemnity in customary form. Upon the execution and delivery of the replacement Note, all references herein or in any of the other Loan Documents to the lost, stolen or mutilated Note shall be deemed references to the replacement Note.

SECTION 9.08. Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by telecopier or by email with a pdf or similar attachment shall be effective as delivery of an original executed counterpart of this Agreement.

SECTION 9.09. Severability. In case one or more provisions of this Agreement or the other Loan Documents shall be invalid, illegal or unenforceable in any respect under any applicable law, the validity, legality and enforceability of the remaining provisions contained herein or therein shall not be affected or impaired thereby.

SECTION 9.10. Survival of Representations. All representations and warranties contained in this Agreement and in any other Loan Document or made in writing by or on behalf of any Loan Party in connection herewith or therewith shall survive the execution and delivery of this Agreement and the Loan Documents, the making of the Advances and any investigation made by or on behalf of the any Lender, none of which investigations shall diminish any Lender’s right to rely on such representations and warranties.

SECTION 9.11. Usury Not Intended. It is the intent of the Borrowers and each Lender in the execution and performance of this Agreement and the other Loan Documents to contract in strict compliance with applicable usury laws, including conflicts of law concepts, governing the Advances of each Lender including such applicable laws of the State of New York and the United States of America from time to time in effect. In furtherance thereof, the Lenders and the Borrowers stipulate and agree that none of the terms and provisions contained in this Agreement or the other Loan Documents shall ever be construed to create a contract to pay, as consideration for the use forbearance or detention of money, interest at a rate in excess of the maximum rate permitted by applicable law and that for purposes hereof “interest” shall include the aggregate of all charges which constitute interest under such laws that are contracted for, taken, charged, received, reserved or paid under this Agreement; and in the event that, notwithstanding the foregoing, under any circumstances the aggregate amounts contracted for, taken, charged, received, reserved or paid on the Advances, include amounts which, by applicable law, are deemed interest which would exceed the maximum rate permitted by applicable law, then such excess shall be deemed to be a mistake and, each Lender receiving the same shall credit the same on the principal of the Obligations of the Borrowers under the Loan Documents (or if such Obligations shall have been paid in full, refund said excess to the Borrowers). In the event that the Obligations of the Borrowers under the Loan Documents are accelerated by reason of any Event of Default under this Agreement or otherwise, or in the event of any required or permitted prepayment, then such consideration that constitutes interest may never include more than the maximum rate permitted by applicable law and excess interest, if any, provided for in this Agreement or otherwise shall be canceled automatically as of the date of such acceleration or prepayment and, if theretofore paid, shall be credited on the principal of the Obligations of the Borrowers under the Loan Documents (or, if such Obligations shall have been paid in full, refunded to the Borrowers). In determining whether or not the interest paid or payable under any specific contingencies exceeds the maximum rate permitted by applicable law, the Borrowers and the Lenders shall to the maximum extent permitted under applicable law amortize, prorate, allocate and spread in equal parts during the period of the full stated term of the Loan all amounts considered to be interest under applicable law at any time contracted for, taken, charged, received, reserved or paid in connection with the Obligations of the Loan Parties under the Loan Documents. The provisions of this Section shall control over all other provisions of this Agreement or the other Loan Documents which may be in apparent conflict herewith.

SECTION 9.12. Confidentiality. (a) Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (i) to its Affiliates and to its and its Affiliates’ Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (ii) to the extent requested by any regulatory authority purporting to have jurisdiction over such Person or any such Related Party (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (iii) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (iv) to any other party hereto, (v) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (vi) subject to an agreement containing provisions at least as restrictive as those of this Section, to (A) any assignee of or participant in, or any prospective assignee of or participant in, any of its rights or obligations under this Agreement, or (B) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to the Borrowers and its obligations, this Agreement or payments hereunder, (vii) to (A) any rating agency in connection with rating the Operating Partnership or its Subsidiaries or the Loan, (B) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the Loan or (C) external auditors as may be required by a Lender’s policies or policies of any governmental or quasi-governmental entity affecting a Lender, (viii) with the consent of the Operating Partnership or (ix) to the extent such Information (A) becomes publicly available other than as a result of a breach of this Section 9.12 or (B) becomes available to the Administrative Agent, such Lender or any of their respective Affiliates on a non-confidential basis from a source other than the Parent or any of its Subsidiaries without the Administrative Agent, such Lender or any of their respective Affiliates having knowledge that a duty of confidentiality to the Parent or any of its Subsidiaries has been breached. For purposes of this Section, “Information” means all information received from or on behalf of any Loan Party relating to the Loan Parties, their Subsidiaries or Affiliates or their respective businesses, but does not include any such information that is or becomes generally available to the public other than by way of a breach of the confidentiality provisions of this Section 9.12 or that is or becomes available to the Administrative Agent or such Lender from a source other than the Loan Parties prior to disclosure by the Loan Parties, provided that, in the case of information received from or on behalf of the Loan Parties after the Closing Date, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

(b)          Certain of the Lenders may enter into this Agreement and take or not take action hereunder or under the other Loan Documents on the basis of information that does not contain material non-public information with respect to the Parent Guarantor, any or its Subsidiaries or their respective securities (“Restricting Information”). Other Lenders may enter into this Agreement and take or not take action hereunder or under the other Loan Documents on the basis of information that may contain Restricting Information. Each Lender acknowledges that United States federal and state securities laws prohibit any person from purchasing or selling securities on the basis of material, non-public information concerning the issuer of such securities or, subject to certain limited exceptions, from communicating such information to any other Person. None of the Administrative Agent or any of its respective directors, officers, agents or employees shall, by making any Communications (including Restricting Information) available to a Lender, by participating in any conversations or other interactions with a Lender or otherwise, make or be deemed to make any statement with regard to or otherwise warrant that any such information or Communication does or does not contain Restricting Information nor shall the Administrative Agent or any of its respective directors, officers, agents or employees be responsible or liable in any way for any decision a Lender may make to limit or to not limit its access to Restricting Information. In particular, none of the Administrative Agent or any of its respective directors, officers, agents or employees (i) shall have, and the Administrative Agent, on behalf of itself and each of its directors, officers, agents and employees, hereby disclaims, any duty to ascertain or inquire as to whether or not a Lender has or has not limited its access to Restricting Information, such Lender’s policies or procedures regarding the safeguarding of material, nonpublic information or such Lender’s compliance with applicable laws related thereto or (ii) shall have, or incur, any liability to any Loan Party, any Lender or any of their respective Affiliates, directors, officers, agents or employees arising out of or relating to the Administrative Agent or any of its respective directors, officers, agents or employees providing or not providing Restricting Information to any Lender, other than as found by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the Administrative Agent or any of its respective directors, officers, agents or employees.

(c)          [Intentionally Omitted].

(d)          Each Lender acknowledges that circumstances may arise that require it to refer to Communications that might contain Restricting Information. Accordingly, each Lender agrees that it will nominate at least one designee to receive Communications (including Restricting Information) on its behalf and identify such designee (including such designee’s contact information) in writing to the Administrative Agent. Each Lender agrees to notify the Administrative Agent from time to time of such Lender’s designee’s e-mail address to which notice of the availability of Restricting Information may be sent by electronic transmission.

(e)          Each Lender acknowledges that Communications delivered hereunder and under the other Loan Documents may contain Restricting Information and that such Communications are available to all Lenders generally. Each Lender that elects not to take access to Restricting Information does so voluntarily and, by such election, acknowledges and agrees that the Administrative Agent and other Lenders may have access to Restricting Information that is not available to such electing Lender. Each such electing Lender acknowledges the possibility that, due to its election not to take access to Restricting Information, it may not have access to any Communications (including, without being limited to, the items required to be made available to the Administrative Agent in Section 5.03 unless or until such Communications (if any) have been filed or incorporated into documents which have been filed with the Securities and Exchange Commission by the Parent). None of the Loan Parties, the Administrative Agent or any Lender with access to Restricting Information shall have any duty to disclose such Restricting Information to such electing Lender or to use such Restricting Information on behalf of such electing Lender, and shall not be liable for the failure to so disclose or use, such Restricting Information.

(f)          Sections 9.12(b), (d) and (e) are designed to assist the Administrative Agent, the Lenders and the Loan Parties, in complying with their respective contractual obligations and applicable law in circumstances where certain Lenders express a desire not to receive Restricting Information notwithstanding that certain Communications hereunder or under the other Loan Documents or other information provided to the Lenders hereunder or thereunder may contain Restricting Information. None of the Administrative Agent or any of its respective directors, officers, agents or employees warrants or makes any other statement with respect to the adequacy of such provisions to achieve such purpose nor does the Administrative Agent or any of its respective directors, officers, agents or employees warrant or make any other statement to the effect that a Loan Party’s or Lender’s adherence to such provisions will be sufficient to ensure compliance by such Loan Party or Lender with its contractual obligations or its duties under applicable law in respect of Restricting Information and each of the Lenders and each Loan Party assumes the risks associated therewith.

SECTION 9.13. Release of Collateral and Certain Initial Borrowers. (a) Upon the sale, lease, transfer or other disposition of any item of Collateral of any Loan Party (including, without limitation, (x) as a result of a sale of the Equity Interests in the Loan Party that owns such Collateral, and (y) any Transfer pursuant to Section 5.02(e)(i)) that is permitted by the terms of the Loan Documents, then the Administrative Agent will, at the Borrowers’ expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Collateral Documents in accordance with the terms of the Loan Documents.

(b)          Upon the latest to occur of (i) the payment in full in cash of the Secured Obligations and (ii) the termination in whole of the Commitments, the Liens granted by the Collateral Documents shall terminate and all rights to the Collateral shall revert to the applicable Loan Party. Upon any such termination, the Administrative Agent will, at the Borrowers’ expense, execute and deliver to the applicable Loan Parties such documents as such Loan Parties shall reasonably request to evidence such termination.

(c)          Notwithstanding anything to the contrary in Section 9.01(a), upon the making of any Acquisition Advance after the initial Borrowing in accordance with Section 3.02 and so long as no Default or Event of Default has occurred and is then continuing, any initial Borrower hereunder that has no Advances to it outstanding at the time, is not the direct owner of a Collateral Asset and which is a parent company of a Person then being added as a Borrower hereunder (such initial Borrower, a “Released Borrower”) shall be deemed removed as a Borrower hereunder to the extent such Released Borrower has not been previously removed in connection with any Acquisition Advance. Upon such removal, the Administrative Agent shall promptly give the Lenders notice thereof and shall, upon the request of a Borrower and at the Borrowers’ expense, promptly release such Released Borrower from each of the applicable Loan Documents. Once removed pursuant to this Section 9.13(c), such Released Borrower shall have no right to borrow, or any liability or obligation to perform, hereunder.

SECTION 9.14. Patriot Act Notification. Each Lender and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Loan Parties that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of such Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify such Loan Party in accordance with the Patriot Act. The Parent Guarantor and the Operating Partnership shall, and shall cause each of their Subsidiaries to, provide, to the extent commercially reasonable, such information and take such actions as are reasonably requested by the Administrative Agent or any Lender in order to assist the Administrative Agent and the Lenders in maintaining compliance with the Patriot Act.

SECTION 9.15. Jurisdiction, Etc. (a) Each of the parties hereto hereby irrevocably and unconditionally agrees that it will not commence any action, litigation or other proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, arising out of or relating to this Agreement or any of the other Loan Documents to which it is a party, against any of the other parties hereto in any forum other than the courts of the State of New York sitting in New York County, and of the United States District Court of the Southern District of New York, and any appellate court from any thereof and each of the parties hereto irrevocably and unconditionally submits to the jurisdiction of such courts, and each of the Loan Parties hereby irrevocably and unconditionally agrees that all claims in respect of any such action, litigation or proceeding may be heard and determined in any such New York State court or, to the extent permitted or required by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this agreement shall affect any right that any party may otherwise have to bring any action or proceeding relating to this Agreement or any of the other Loan Documents to which it is a party in the courts of any jurisdiction.

(b)          Each of the Loan Parties hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any litigation, action or proceeding arising out of or relating to this Agreement or any of the other Loan Documents to which it is a party in any New York State or Federal court. Each of the Loan Parties hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

SECTION 9.16. Governing Law. This Agreement and the Notes shall be governed by, and construed in accordance with, the law of the State of New York.

SECTION 9.17. WAIVER OF JURY TRIAL. EACH OF THE BORROWERS, THE OTHER LOAN PARTIES, THE ADMINISTRATIVE AGENT AND THE LENDERS IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO ANY OF THE LOAN DOCUMENTS, THE ADVANCES, OR THE ACTIONS OF THE ADMINISTRATIVE AGENT OR ANY LENDER IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT THEREOF.

SECTION 9.18. No Fiduciary Duties. Each Loan Party agrees that nothing in the Loan Documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between the Administrative Agent, any Lender or any Affiliate thereof, on the one hand, and such Loan Party, its stockholders or its Affiliates, on the other. The Loan Parties agree that the transactions contemplated by the Loan Documents (including the exercise of rights and remedies hereunder and thereunder) are arm’s-length commercial transactions. Each Loan Party agrees that it has consulted its own legal and financial advisors to the extent it deemed appropriate and that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto. Each of the Loan Parties acknowledges that the Administrative Agent, the Lenders and their respective Affiliates may have interests in, or may be providing or may in the future provide financial or other services to other parties with interests which a Loan Party may regard as conflicting with its interests and may possess information (whether or not material to the Loan Parties) other than as a result of (x) the Administrative Agent acting as administrative agent hereunder, or (y) the Lenders acting in their respective capacities as such hereunder, that the Administrative Agent, or any such Lender may not be entitled to share with any Loan Party. Without prejudice to the foregoing, each of the Loan Parties agrees that the Administrative Agent, the Lenders and their respective Affiliates may (a) deal (whether for its own or its customers’ account) in, or advise on, securities of any Person, and (b) accept deposits from, lend money to, act as trustee under indentures of, accept investment banking engagements from and generally engage in any kind of business with other Persons in each case, as if the Administrative Agent were not the Administrative Agent and as if the Lenders were not Lenders, and without any duty to account therefor to the Loan Parties. Each of the Loan Parties hereby irrevocably waives, in favor of the Administrative Agent, the Lenders and the Arranger, any conflict of interest which may arise by virtue of the Administrative Agent, the Arranger and/or the Lenders acting in various capacities under the Loan Documents or for other customers of the Administrative Agent, the Arranger or any Lender as described in this Section 9.18.

SECTION 9.19. Liability of Borrowers. The liability of each Person constituting a Borrower under the Loan Documents shall be joint and several with all other Persons that constitute a Borrower under the Loan Documents.

Article X
RECOURSE

SECTION 10.01. Exculpation. Notwithstanding any provision of this Agreement or any Loan Document to the contrary, but subject to the further provisions of this Article X, the Secured Parties shall not enforce the liability and obligation of the Borrowers to perform and observe the obligations contained in the Loan Documents by any action or proceeding wherein a money judgment shall be sought against any Transaction Party or any of their respective officers, directors, managers, shareholders or employees (collectively, the “Exculpated Parties”), except that the Administrative Agent may bring a foreclosure action, action for specific performance or other appropriate action or proceeding to enable the Administrative Agent to enforce and realize upon this Agreement, the other Loan Documents, and the interest in the Collateral; provided, however, that any judgment in any such action or proceeding shall be enforceable only to the extent of the Borrowers’ interests in the Collateral. The Secured Parties agree that they shall not, except as otherwise provided herein or in the Mortgages, sue for, seek or demand any deficiency judgment against any of the Exculpated Parties in any such action or proceeding, under or by reason of or under or in connection with the Loan Documents. The provisions of this Section 10.01 shall not, however, (i) constitute a waiver, release or impairment of any obligation evidenced or secured by the Loan Documents; (ii) impair the right of the Administrative Agent to name any Transaction Party as a party defendant in any action or suit for judicial foreclosure and sale under any Mortgage; (iii) affect the validity or enforceability of any indemnity, guaranty (including the Guaranty), master lease or similar instrument made in connection with the Loan Documents; (iv) impair the right of the Administrative Agent to obtain the appointment of a receiver; (v) impair the enforcement of any Assignment of Leases; (vi) impair the right of the Secured Parties to enforce the provisions of the Mortgages; (vii) exercise of any other remedy set forth in this Agreement or in any other Loan Document which is not inconsistent with the terms of this Section 10.01; or (viii) impair the right of the Secured Parties to obtain a deficiency judgment or other judgment on the Notes against Borrowers if necessary to (A) preserve or enforce its rights and remedies against the Collateral or (B) obtain any insurance proceeds or condemnation awards to which the Secured Parties would otherwise be entitled under the terms of the Loan Documents; provided, however, the Secured Parties shall only enforce such judgment to the extent of the insurance proceeds and/or condemnation awards.

SECTION 10.02. Personal Liability of Borrowers. (a) Each Borrower shall be personally liable to the Secured Parties for the actual Losses it incurs due to: (i) fraud or intentional misrepresentation by any Transaction Party in connection with the Loan; (ii) any Borrower’s or TRS Lessee’s misappropriation or misapplication in violation of the Loan Documents of Gross Hotel Revenues or capital proceeds received by any Borrower or TRS Lessee; (iii) any Borrower’s or TRS Lessee’s misapplication or misappropriation of (A) tenant security deposits, (B) insurance proceeds, (C) condemnation awards or (D) rents collected more than thirty (30) days in advance; (iv) any Borrower’s failure to pay insurance premiums except to the extent that (A) the Collateral Assets did not generate sufficient cash flow after the payment of Debt Service, operating expenses and reserves as required by the Loan Documents to pay the same, or (B) such failure first occurred after the appointment of a receiver or the date that the Administrative Agent or the Lenders acquired control of or fee simple title to the applicable Collateral Asset (a “Lender Control Event”); (v) any Borrower’s failure to pay real estate taxes, Other Charges, charges for labor or materials or other charges to the extent in each case that such failure can create Liens on any Collateral Asset, except to the extent that (A) the Collateral Assets did not generate sufficient cash flow after the payment of Debt Service, operating expenses and reserves as required by the Loan Documents to pay the same or (B) such failure first occurred after a Lender Control Event; (vi) any Borrower’s failure to return or to reimburse the Administrative Agent (for the benefit of the Secured Parties) for all personal property taken from any Collateral Asset by or on behalf of any Borrower or TRS Lessee and not replaced with personal property of the same utility and of the same or greater value, except to the extent that such failure does not constitute a breach of such Borrower’s obligations under this Agreement or such removal is required pursuant to the terms and conditions of the applicable Approved Franchise Agreement; (vii) any act of intentional physical waste or arson or any intentional omission causing physical waste by any Transaction Party; (viii) any fees, commissions, distributions, dividends or other amounts paid by any Transaction Party to another Transaction Party thereof in each case in violation of the terms of the Loan Documents; (ix) Borrowers’ failure to comply with Section 5.02(a); (x) if any Transaction Party or any officer, director or representative of any of the foregoing contests or materially hinders any foreclosure action, UCC sale and/or assignment in lieu of foreclosure transaction commenced by the Secured Parties (other than any defense, claim or counterclaim raised by Borrowers in good faith and not for the purpose of delay or interference); provided, however, if any Borrower is the prevailing party in such legal proceeding then Borrowers shall have no liability under this clause (x), (xi) after the occurrence and during the continuance of an Event of Default, any rents, issues, profits and/or income collected by any Transaction Party (other than rents and credit card receivables sent to the Property Account (as defined in the Cash Management Agreement) or paid directly to the Administrative Agent pursuant to any notice of direction delivered to tenants of any Collateral Asset or credit card companies) which are not applied to payment of the Obligations or used to pay normal and verifiable operating expenses of the Collateral Assets or otherwise applied in a manner permitted under the Loan Documents, in each case, as a result of the acts of any Transaction Party, (xii) any Borrower’s failure to comply with the provisions of Sections 4.01(q), Section 5.01(c) or Section 5.02(b), or (xiii) reasonable out-of-pocket attorneys’ fees and expenses incurred by the Administrative Agent or any of the Lenders in connection with any successful suit filed on account of any of the foregoing clauses.

(b)          Notwithstanding the foregoing, the agreement of the Secured Parties not to pursue recourse liability as set forth in Section 10.01 SHALL BECOME NULL AND VOID and shall be of no further force and effect if (i) any Borrower shall be in default under the provisions of Section 5.01(v) or Section 5.02(p), and in each case the assets or liabilities of any Borrower or TRS Lessee become substantively consolidated with the assets or liabilities of any other Person in a bankruptcy or insolvency proceeding, (ii) any Borrower or TRS Lessee defaults under Sections 5.02(e) or Section 5.02(k) (other than as provided in clause (ix) of Section 10.02(a)), (iii) any Borrower, TRS Lessee, Guarantor or any Collateral Asset or any part thereof shall become subject to or an asset in (A) a voluntary bankruptcy or insolvency proceeding or (B) an involuntary bankruptcy or insolvency proceeding commenced by any Person (other than the Secured Parties) in which any Transaction Party consents to or colludes with or otherwise assists such Person, or solicits or causes to be solicited petitioning creditors for any involuntary petition against any Borrower, TRS Lessee or Guarantor from any Person, (iv) any Borrower, Guarantor or any other Transaction Party consents to or joins in an application for the appointment of a custodian, receiver, trustee, or examiner for any of any Borrower, any Guarantor or any other Transaction Party or any portion of the Collateral Assets, (v) any of any Borrower, any Guarantor or any other Transaction Party makes an assignment for the benefit of creditors, or (vi) any Transaction Party seeks to substantively consolidate any Person other than any Borrower or any TRS Lessee with any Borrower or TRS Lessee in connection with an action under the Bankruptcy Law involving any Borrower or any TRS Lessee.

(c)          Nothing herein shall be deemed to be a waiver of any right which the Secured Parties may have under Section 506(a), 506(b), 1111(b) or any other provision of the Bankruptcy Law to file a claim for the full amount of the indebtedness secured by the Mortgages or to require that all Collateral shall continue to secure all of the Indebtedness owing to the Secured Parties in accordance with the Loan Documents.

[Balance of page intentionally left blank]

IN WITNESS WHEREOF, each party hereto has caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

AMERICAN REALTY CAPITAL HOSPITALITY PORTFOLIO NBL, LLC,
a Delaware limited liability company

By:	/s/ Paul C. Hughes
Name: Paul C. Hughes
Title: Authorized Signatory

AMERICAN REALTY CAPITAL HOSPITALITY PORTFOLIO SMT, LLC,
a Delaware limited liability company

By:	/s/ Paul C. Hughes
Name: Paul C. Hughes
Title: Authorized Signatory

AMERICAN REALTY CAPITAL HOSPITALITY PORTFOLIO WSC, LLC,
a Delaware limited liability company

By:	/s/ Paul C. Hughes
Name: Paul C. Hughes
Title: Authorized Signatory

AMERICAN REALTY CAPITAL HOSPITALITY OPERATING PARTNERSHIP, L.P.,
a Delaware limited partnership

By: AMERICAN REALTY CAPITAL HOSPITALITY TRUST, INC., a Maryland corporation, its general partner

By:	/s/ Paul C. Hughes
Name: Paul C. Hughes
Title: Authorized Signatory

[Signature Page to Amended & Restated Term Loan Agreement]

AMERICAN REALTY CAPITAL HOSPITALITY TRUST, INC.,
a Maryland corporation

By:	/s/ Paul C. Hughes
Name: Paul C. Hughes
Title: Authorized Signatory

DEUTSCHE BANK AG NEW YORK BRANCH,
As Administrative Agent and initial Lender

By:	/s/ James Rolison
Name: James Rolison
Title: Managing Director

By:	/s/ Murray Mackinnon
Name: Murray Mackinnon
Title: Vice President

[Signature Page to Amended & Restated Term Loan Agreement]

SCHEDULE V

APPROVED FRANCHISORS

1.	Hilton Hotels & Resorts

2.	Marriott International, Inc.

3.	Starwood Hotels & Resorts

4.	InterContinental Hotel Group PLC

5.	Hyatt Hotels and Resorts

6.	Choice Hotels

7.	Carlson Rezidor Hotel Group (solely with respect to the Radisson hotel brand)

8.	Wyndham Hotels and Resorts

9.	LQ Management LLC (solely with respect to the La Quinta hotel brand)

Sch. V - 1

SCHEDULE VI

APPROVED MANAGERS

1.	American Realty Capital Hospitality Properties, LLC (solely to the extent such entity has engaged any of the other entities listed on this schedule as a sub-manager of the relevant Hotel Asset)

2.	Aimbridge Hospitality

3.	Crestline Hotels & Resorts, LLC

4.	Concord Hospitality

5.	Crescent Hotels & Resorts

6.	First Hospitality

7.	Hersha Hospitality Management

8.	Highgate Hotels, L.P.

9.	Hilton Hotels & Resorts

10.	InterContinental Hotel Group PLC

11.	Interstate Hotels & Resorts

12.	McKibbon Hotel Management, Inc.

13.	Noble House Hotels & Resorts

14.	Pyramid Hotel Group

15.	Pillar Hotels & Resorts

16.	Sage Hospitality

17.	Westmont Hospitality Group

18.	White Lodging Services, Corporation

19.	Island Hospitality Management

20.	InnVentures, Inc.

21.	Huntington Hospitality Management

22.	Lin Gate Hospitality

23.	Musselman Hotels LLC

24.	Marriot International, Inc.

25.	Hyatt Hotels and Resorts

26.	Northwood Hospitality

27.	HEI Hotels & Resorts

Sch. VI - 1

EXHIBIT O

FORM OF PRINCIPAL GUARANTY

THIS LIMITED PRINCIPAL GUARANTY (this “Guaranty”) is executed as of ________, 2015, by AMERICAN REALTY CAPITAL HOSPITALITY TRUST, INC., a Maryland corporation, and AMERICAN REALTY CAPITAL HOSPITALITY OPERATING PARTNERSHIP, L.P., a Delaware limited partnership (collectively and jointly and severally, the “Guarantors”) in favor of and for the benefit of DEUTSCHE BANK AG NEW YORK BRANCH, as administrative agent (together with any successor administrative agent appointed pursuant to Article VIII of the Loan Agreement referenced below, the “Administrative Agent”) for the Lenders (as defined in the Loan Agreement) and the Secured Parties (as defined in the Loan Agreement) .

RECITALS:

A.           Reference is made to that certain Amended and Restated Term Loan Agreement dated as of [__________], 2015 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Loan Agreement”; capitalized terms not otherwise defined herein shall have their respective meanings set forth in the Loan Agreement), among the borrowers party thereto, the Guarantors, certain other parties party thereto, the Lenders party thereto, the Administrative Agent, and the Arrangers party thereto.

B.           Guarantors are the owners, directly or indirectly, of the majority of the equity interests in the Borrowers and will benefit from the extensions of credit to the Borrowers contemplated by the Loan Agreement.

C.           This Guaranty is integral to the transactions contemplated by the Loan Documents, and the execution and delivery hereof is a condition precedent to the Lenders’ obligations to extend credit to the Borrowers under the Loan Documents.

NOW, THEREFORE, as an inducement to the Lenders to make Advances to the Borrowers thereunder, and for other good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged, Guarantors hereby guarantee payment of the Guaranteed Obligations (hereinafter defined) and hereby agrees as follows:

Section 1.          Guaranty. (a) Each Guarantor hereby absolutely, unconditionally and irrevocably guarantees the punctual payment when due, whether at scheduled maturity or on any date of a required prepayment or by acceleration, demand or otherwise, of a principal portion of the Loan equal to $25,000,000 (which shall represent the “last dollars” outstanding with respect to the principal amount of the Loan) (the “Guaranteed Obligations”), and in addition to the Guaranteed Obligations agrees to pay any and all expenses (including, without limitation, fees and expenses of counsel) incurred by the Administrative Agent or any other Secured Party in enforcing the Guaranteed Obligations. Without limiting the generality of the foregoing, each Guarantor’s liability shall extend to all amounts that constitute part of the Guaranteed Obligations and would be owed by any other Loan Party to any Secured Party under or in respect of the Loan Documents but for the fact that they are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving such other Loan Party. This Guaranty is and constitutes a guaranty of payment and not merely of collection.

(b)          Each Guarantor, the Administrative Agent and each other Lender and, by its acceptance of the benefits of this Guaranty, each other Secured Party, hereby confirms that it is the intention of all such Persons that this Guaranty and the Obligations of each Guarantor hereunder not constitute a fraudulent transfer or conveyance for purposes of Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar foreign, federal or state law to the extent applicable to this Guaranty and the Obligations of each Guarantor hereunder. To effectuate the foregoing intention, the Guarantors, the Administrative Agent, the other Lenders and, by their acceptance of the benefits of this Guaranty, the other Secured Parties hereby irrevocably agree that the Obligations of each Guarantor under this Guaranty at any time shall be limited to the maximum amount as will result in the Obligations of such Guarantor under this Guaranty not constituting a fraudulent transfer or conveyance.

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(c)          Each Guarantor hereby unconditionally and irrevocably agrees that in the event any payment shall be required to be made to any Secured Party under this Guaranty or any other guaranty, such Guarantor will contribute, to the maximum extent permitted by law, such amounts to each other Guarantor and each other guarantor so as to maximize the aggregate amount paid to the Secured Parties under or in respect of the Loan Documents.

Section 2.          Guaranty Absolute. Each Guarantor guarantees that the Guaranteed Obligations will be paid strictly in accordance with the terms of this Guaranty and the other Loan Documents, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of the Administrative Agent or any other Secured Party with respect thereto. The Obligations of each Guarantor under or in respect of this Guaranty are independent of the Guaranteed Obligations or any other Obligations of any other Loan Party under or in respect of this Guaranty or the other Loan Documents, and a separate action or actions may be brought and prosecuted against each Guarantor to enforce this Guaranty, irrespective of whether any action is brought against any Borrower or any other Loan Party or whether any Borrower or any other Loan Party is joined in any such action or actions. The liability of each Guarantor under this Guaranty shall be irrevocable, absolute and unconditional irrespective of, and each Guarantor hereby irrevocably waives any defenses it may now have or hereafter acquire in any way relating to, any or all of the following:

(a)          any lack of validity or enforceability of any Loan Document or any agreement or instrument relating thereto;

(b)          any change in the time, manner or place of payment of, or in any other term of, all or any of the Guaranteed Obligations or any other Obligations of any other Loan Party under or in respect of the Loan Documents, or any other amendment or waiver of or any consent to departure from any Loan Document, including, without limitation, any increase in the Guaranteed Obligations resulting from the extension of additional credit to the Borrowers, any other Loan Party or any of their Subsidiaries or otherwise;

(c)          any taking, exchange, release or non-perfection of any collateral, or any taking, release or amendment or waiver of, or consent to departure from, any other guaranty, for all or any of the Guaranteed Obligations;

(d)          any manner of application of collateral, or proceeds thereof, to all or any of the Guaranteed Obligations, or any manner of sale or other disposition of any collateral for all or any of the Guaranteed Obligations or any other Obligations of any Loan Party under the Loan Documents or any other assets of any Loan Party or any of its Subsidiaries;

(e)          any change, restructuring or termination of the corporate structure or existence of any Loan Party or any of its Subsidiaries;

(f)          any failure of the Administrative Agent or any other Secured Party to disclose to any Loan Party any information relating to the business, condition (financial or otherwise), operations, performance, properties or prospects of any other Loan Party now or hereafter known to the Administrative Agent or such other Secured Party (each Guarantor waiving any duty on the part of the Administrative Agent and each other Secured Party to disclose such information);

(g)          the failure of any other Person to execute or deliver this Agreement, any other Loan Document, any Borrower Accession Agreement or any other guaranty or agreement or the release or reduction of liability of any Guarantor or other guarantor or surety with respect to the Guaranteed Obligations; or

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(h)          any other circumstance (including, without limitation, any statute of limitations) or any existence of or reliance on any representation by the Administrative Agent or any other Secured Party that might otherwise constitute a defense available to, or a discharge of, any Loan Party or any other guarantor or surety.

This Guaranty shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Guaranteed Obligations is rescinded or must otherwise be returned by any Secured Party or any other Person upon the insolvency, bankruptcy or reorganization of any Borrower or any other Loan Party or otherwise, all as though such payment had not been made.

Section 3.          waivers and acknowledgements. (a) Each Guarantor hereby unconditionally and irrevocably waives promptness, diligence, notice of acceptance, presentment, demand for performance, notice of nonperformance, default, acceleration, protest or dishonor and any other notice with respect to any of the Guaranteed Obligations and this Guaranty and any requirement that the Administrative Agent or any other Secured Party protect, secure, perfect or insure any Lien or any property subject thereto or exhaust any right or take any action against any Loan Party or any other Person or any collateral.

(b)          Each Guarantor hereby unconditionally and irrevocably waives any right (including without limitation any such right arising under California Civil Code Section 2815) to revoke this Guaranty and acknowledges that this Guaranty is continuing in nature and applies to all Guaranteed Obligations, whether existing now or in the future.

(c)          Each Guarantor hereby unconditionally and irrevocably waives (i) any and all rights and defenses available to it by reason of Sections 2787 to 2855, inclusive, 2899 and 3433 of the California Civil Code, including without limitation any and all rights or defenses such Guarantor may have by reason of protection afforded to the principal with respect to any of the Guaranteed Obligations, or to any other guarantor of any of the Guaranteed Obligations with respect to any of such guarantor’s obligations under its guaranty, in either case pursuant to the antideficiency or other laws of the State of California limiting or discharging the principal’s indebtedness or such guarantor’s obligations, including without limitation Section 580a, 580b, 580d or 726 of the California Code of Civil Procedure, (ii) any defense arising by reason of any claim or defense based upon an election of remedies by the Administrative Agent or any other Secured Party that in any manner impairs, reduces, releases or otherwise adversely affects the subrogation, reimbursement, exoneration, contribution or indemnification rights of such Guarantor or other rights of such Guarantor to proceed against any of the other Loan Parties, any other guarantor or any other Person or any collateral and (iii) any defense based on any right of set-off or counterclaim against or in respect of the Obligations of such Guarantor hereunder. No other provision of this Guaranty shall be construed as limiting the generality of any of the covenants and waivers set forth in this Section 3(c). As provided below, this Guaranty shall be governed by, and shall be construed and enforced in accordance with, the laws of the State of New York. This Section 3(c) is included solely out of an abundance of caution, and shall not be construed to mean that any of the above-referenced provisions of California law are in any way applicable to this Guaranty or to any of the Guaranteed Obligations.

(d)          Each Guarantor waives any claim, right or remedy, direct or indirect, that such Guarantor now has or may hereafter have against any Loan Party or any of its assets in connection with this Guaranty or the performance by such Guarantor of its obligations hereunder, in each case whether such claim, right or remedy arises in equity, under contract, by statute (including without limitation under California Civil Code Section 2847, 2848 or 2849), under common law or otherwise and including without limitation (i) any right of subrogation, reimbursement or indemnification that such Guarantor now has or may hereafter have against any such Loan Party, (ii) any right to enforce, or to participate in, any claim, right or remedy that any Secured Party now has or may hereafter have against any Loan Party, and (iii) any benefit of, and any right to participate in, any collateral or security now or hereafter held by any Secured Party.

(e)          Each Guarantor acknowledges that the Administrative Agent may, without notice to or demand upon such Guarantor and without affecting the liability of such Guarantor under this Guaranty, foreclose under any mortgage by nonjudicial sale, and each Guarantor hereby waives any defense to the recovery by the Administrative Agent and the other Secured Parties against such Guarantor of any deficiency after such nonjudicial sale and any defense or benefits that may be afforded by applicable law (including, without limitation, Sections 580a and 580d of the California Code of Civil Procedure or any other law of any other jurisdiction having similar effect).

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(f)          Each Guarantor hereby unconditionally and irrevocably waives any duty on the part of the Administrative Agent or any other Secured Party to disclose to such Guarantor any matter, fact or thing relating to the business, condition (financial or otherwise), operations, performance, properties or prospects of the Borrowers, any other Loan Party or any of their Subsidiaries now or hereafter known by the Administrative Agent or such other Secured Party.

(g)          Each Guarantor acknowledges that it will receive substantial direct and indirect benefits from the financing arrangements contemplated by this Agreement and the other Loan Documents and that the waivers set forth in Section 2 and this Section 3 are knowingly made in contemplation of such benefits.

Section 4.          Subrogation. Each Guarantor hereby unconditionally and irrevocably agrees not to exercise any rights that it may now have or hereafter acquire against any Borrower, any other Loan Party or any other insider guarantor that arise from the existence, payment, performance or enforcement of such Guarantor’s Obligations under or in respect of this Guaranty, this Agreement or any other Loan Document, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of any Secured Party against any Borrower, any other Loan Party or any other insider guarantor or any collateral, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive from any Borrower, any other Loan Party or any other insider guarantor, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right, unless and until all of the Guaranteed Obligations and all other amounts payable under this Guaranty shall have been indefeasibly paid in full in cash and the Commitments shall have expired or been terminated. If any amount shall be paid to any Guarantor in violation of the immediately preceding sentence at any time prior to the latest of (a) the indefeasible payment in full in cash of the Guaranteed Obligations and all other amounts payable under this Guaranty and (b) the termination in whole of the Commitments, such amount shall be received and held in trust for the benefit of the Secured Parties, shall be segregated from other property and funds of such Guarantor and shall forthwith be paid or delivered to the Administrative Agent in the same form as so received (with any necessary endorsement or assignment) to be credited and applied to the Guaranteed Obligations and all other amounts payable under this Guaranty, whether matured or unmatured, in accordance with the terms of the Loan Documents. If (i) any Guarantor shall make payment to any Secured Party of all or any part of the Guaranteed Obligations, (ii) all of the Guaranteed Obligations and all other amounts payable under this Guaranty shall have been indefeasibly paid in full in cash, and (iii) the termination in whole of the Commitments shall have occurred, the Administrative Agent and the other Secured Parties will, at such Guarantor’s request and expense, execute and deliver to such Guarantor appropriate documents, without recourse and without representation or warranty, necessary to evidence the transfer by subrogation to such Guarantor of an interest in the Guaranteed Obligations resulting from such payment made by such Guarantor pursuant to this Guaranty.

Section 5.          INDEMNIFICATION. (a) Without limitation on any other Obligations of any Guarantor or remedies of the Administrative Agent or the Secured Parties under this Guaranty or the other Loan Documents, each Guarantor shall, to the fullest extent permitted by law, indemnify, defend and save and hold harmless the Administrative Agent, the Arrangers, each other Secured Party and each of their Affiliates and their respective officers, directors, employees, agents and advisors (each, an “Indemnified Party”) from and against, and shall pay on demand, any and all claims, damages, losses, liabilities and expenses (including, without limitation, reasonable fees and expenses of external counsel) that may be incurred by or asserted or awarded against any Indemnified Party in connection with or as a result of any failure of any Guaranteed Obligations to be the legal, valid and binding obligations of any Loan Party enforceable against such Loan Party in accordance with their terms.

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(b)          Each Guarantor hereby also agrees that no Indemnified Party shall have any liability (whether direct or indirect, in contract, tort or otherwise) to any of the Guarantors or any of their respective Affiliates or any of their respective officers, directors, employees, agents and advisors, and each Guarantor hereby agrees not to assert any claim against any Indemnified Party on any theory of liability, for special, indirect, consequential or punitive damages arising out of or otherwise relating to the Loan, the actual or proposed use of the proceeds of the Loan, the Loan Documents or any of the transactions contemplated by the Loan Documents.

Section 6.          subordination. (a) Each Guarantor hereby subordinates any and all debts, liabilities and other Obligations owed to such Guarantor by each other Loan Party (the “Subordinated Obligations”) to the Guaranteed Obligations to the extent and in the manner hereinafter set forth in this Section 6.

(b)          Except during the continuance of an Event of Default (including the commencement and continuation of any proceeding under any Bankruptcy Law relating to any other Loan Party), each Guarantor may receive regularly scheduled payments or payments made in the ordinary course of business from any other Loan Party on account of the Subordinated Obligations. After the occurrence and during the continuance of any Event of Default (including the commencement and continuation of any proceeding under any Bankruptcy Law relating to any other Loan Party), however, unless required pursuant to Section 6(d), no Guarantor shall demand, accept or take any action to collect any payment on account of the Subordinated Obligations.

(c)          In any proceeding under any Bankruptcy Law relating to any other Loan Party, each Guarantor agrees that the Secured Parties shall be entitled to receive payment in full in cash of all Guaranteed Obligations (including all interest and expenses accruing after the commencement of a proceeding under any Bankruptcy Law, whether or not constituting an allowed claim in such proceeding (“Post Petition Interest”)) before such Guarantor receives payment of any Subordinated Obligations.

(d)          After the occurrence and during the continuance of any Event of Default (including the commencement and continuation of any proceeding under any Bankruptcy Law relating to any other Loan Party), each Guarantor shall, if the Administrative Agent so requests, collect, enforce and receive payments on account of the Subordinated Obligations as trustee for the Secured Parties and deliver such payments to the Administrative Agent on account of the Guaranteed Obligations (including all Post Petition Interest), together with any necessary endorsements or other instruments of transfer, but without reducing or affecting in any manner the liability of such Guarantor under the other provisions of this Guaranty.

(e)          After the occurrence and during the continuance of any Event of Default (including the commencement and continuation of any proceeding under any Bankruptcy Law relating to any other Loan Party), the Administrative Agent is authorized and empowered (but without any obligation to so do), in its discretion, (i) in the name of each Guarantor, to collect and enforce, and to submit claims in respect of, Subordinated Obligations and to apply any amounts received thereon to the Guaranteed Obligations (including any and all Post Petition Interest), and (ii) to require each Guarantor (A) to collect and enforce, and to submit claims in respect of, Subordinated Obligations and (B) to pay any amounts received on such obligations to the Administrative Agent for application to the Guaranteed Obligations (including any and all Post Petition Interest).

Section 7.          CONTINUING GUARANTY. This Guaranty is a continuing guaranty and shall (a) remain in full force and effect until the latest of (i) the indefeasible payment in full in cash of the Guaranteed Obligations and all other amounts payable under this Guaranty and (ii) the termination in whole of the Commitments, (b) be binding upon the Guarantors, their successors and assigns and (c) inure to the benefit of and be enforceable by the Administrative Agent and the other Secured Parties and their successors, transferees and assigns.

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Section 8.          AMENDMENTS. No amendment, modification, termination, or waiver of any provision of this Guaranty, and no consent to any departure by Guarantor from the terms and conditions hereof, shall in any event be effective unless the same shall be in writing and signed by Administrative Agent and Guarantor. Any such waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given.

Section 9.          Notices. Any notice or other communication herein required or permitted to be given shall be in writing and shall be in accordance with the provisions of Section 9.02 of the Loan Agreement.

Section 10.         No Waiver; Enforceability. No failure by any Secured Party to exercise, and no delay in exercising, any right, remedy or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy or power hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law or in equity. The unenforceability or invalidity of any provision of this Guaranty shall not affect the enforceability or validity of any other provision herein.

Section 11.         Assignment. This Guaranty shall: (a) bind each Guarantor and its successors and assigns, provided that no Guarantor may assign its rights or obligations under this Guaranty without the prior written consent of Administrative Agent (and any attempted assignment without such consent shall be void); and (b) inure to the benefit of each of the Secured Parties and their respective successors and assigns and the Secured Parties may, without notice to any Guarantor and without affecting any Guarantor’s obligations hereunder, assign or sell participations in the Guaranteed Obligations and this Guaranty, in whole or in part to the extent permitted under, and in compliance with, the terms of the Loan Agreement. Each Guarantor agrees that the Secured Parties may disclose to any prospective purchaser and any purchaser of all or part of the Guaranteed Obligations any and all information in the Secured Parties’ possession concerning each Guarantor, this Guaranty to the extent permitted under, and in compliance with, the terms of the Loan Agreement.

Section 12.         Condition of THE BorrowerS. Each Guarantor acknowledges and agrees that it has the sole responsibility for, and has adequate means of, obtaining from each Borrower such information concerning the financial condition, business, and operations of the Borrowers as such Guarantor requires, and that no Secured Party shall have any duty, and no Guarantor is relying on any Secured Party at any time, to disclose to any Guarantor any information relating to the business, operations, or financial condition of any Borrower.

Section 13.         RIGHTS OF SETOFF. If and to the extent any payment is not made when due hereunder, then Administrative Agent and each other Secured Party (with the prior consent of Administrative Agent) may setoff and charge from time to time any amount so due against any or all of Guarantors’ accounts or deposits with Administrative Agent or such other Secured Party.

Section 14.         LOAN DOCUMENTS. Guarantor acknowledges and agrees that this Guaranty is subject to the setoff provisions as noted in Section 13 above in favor of the Secured Parties. In the event that any other Loan Document shall cease to remain in effect for any reason whatsoever during any period when any part of the Guaranteed Obligations remains unpaid, such terms, covenants, and agreements of the Loan Document incorporated herein by this reference and which are, by their terms, made applicable to Guarantor shall nevertheless continue in full force and effect as obligations of Guarantor under this Guaranty.

Section 15.         REPRESENTATIONS AND WARRANTIES. As of the date hereof, each Guarantor hereby makes to the Secured Parties the representations and warranties set forth in Sections 4.01(a), (c), (d) and (e) of the Loan Agreement.

Section 16.         INCORPORATED PROVISIONS. Sections 9.08, 9.09, 9.15 and 9.15 of the Loan Agreement are hereby incorporated into this Guaranty, mutatis mutandis, as if set forth herein in full.

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Section 17.         WAIVER OF JURY TRIAL. EACH OF THE GUARANTORS AND, BY THEIR ACCEPTANCE HEREOF, THE SECURED PARTIES IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS GUARANTY, THE ADVANCES, OR THE ACTIONS OF THE ADMINISTRATIVE AGENT OR ANY LENDER IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT THEREOF.

Section 18.         ELECTRONIC SIGNATURE. The words “execution,” “signed,” “signature,” and words of like import in any amendment or other modification hereof (including waivers and consents) shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

Section 19.         Final agreement. This Guaranty and the other Loan Documents constitute the ENTIRE CONTRACT among the parties RELATING TO THE SUBJECT MATTER HEREOF AND SUPERSEDE ANY AND ALL PREVIOUS AGREEMENTS AND UNDERSTANDINGS, ORAL OR WRITTEN, RELATING TO THE SUBJECT MATTER HEREOF. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES. THIS GUARANTY CONSTITUTES A LOAN DOCUMENT.

[Remainder of Page Intentionally Left Blank:

Signature Pages Follow]

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IN WITNESS WHEREOF, Guarantors have caused this Guaranty to be duly executed and delivered as of the date first written above.

GUARANTORS:

AMERICAN REALTY CAPITAL HOSPITALITY OPERATING PARTNERSHIP, L.P.

By: AMERICAN REALTY CAPITAL HOSPITALITY TRUST, INC., its general partner

By:
Name:
Title:

AMERICAN REALTY CAPITAL HOSPITALITY TRUST, INC.

By:
Name:
Title: